Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-261784
Prospectus Supplement No. 7
(To Prospectus dated December 30, 2021)
INNOVID CORP.
This prospectus supplement updates, amends and supplements the prospectus dated December 30, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261784). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 3, 2023, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Our shares of Common Stock are listed on the New York Stock Exchange under the symbol “CTV.” On March 2, 2023, the closing sale price of our Common Stock was $1.60 per share. Our Innovid Warrants are listed on the New York Stock Exchange under the symbol “CTV.WS.” On March 2, 2023, the closing sale price of our public warrants was $0.22 per warrant.
Investing in shares of our Common Stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 3, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K

☒	Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the fiscal year ended December 31, 2022

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _____ to _____
Commission file number 001-40048
Innovid Corp.
(Exact name of registrant as specified in its charter)
____________________________

Delaware	87-3769599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
30 Irving Place, 12th Floor New York, New York 10003
(Address of Principal Executive Offices, including Zip Code)
Registrant's telephone number, including area code: +1 (212) 966-7555
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CTV	New York Stock Exchange
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	CTVWS	New York Stock Exchange
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.Yes ☐ No ☒
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.Yes ☐ No ☒
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days.Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐¨
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 USC. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐
If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐
Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to § 240.10D-1(b). ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒
The aggregate market value of voting and non-voting stock held by non-affiliates of Innovid Corp. on June 30, 2022, based on the closing price of $1.66 for shares of common stock, was approximately $220 million. Shares of common stock beneficially owned by each executive officer, director, and holder of more than 10% of our common stock have been excluded in that such persons may be deemed to be affiliates.
The registrant had outstanding 136,281,196 shares of common stock as of March 1, 2023.
DOCUMENTS INCORPORATED BY REFERENCE
Portions of the registrant’s definitive Proxy Statement for its 2023 Annual Meeting of Stockholders are incorporated by reference into Part III of this Annual Report on Form 10-K.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Annual Report on Form 10-K contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for our business. These statements are based on the beliefs and assumptions of the management of Innovid. Although Innovid believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot assure you that it will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:
• our public securities’ potential liquidity and trading;
• our ability to raise financing in the future;
• our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
• changes in applicable laws or regulations;
• our ability to maintain and expand relationships with advertisers;
• decreases and/or changes in CTV audience viewership behavior;
• Innovid’s ability to make the right investment decisions and to innovate and develop new solutions;
• the accuracy of Innovid’s estimates of market opportunity, forecasts of market growth and projections of future financial performance;
• the extent of investment required in Innovid’s sales and marketing efforts;
• Innovid’s ability to effectively manage its growth;
• sustained overall demand for advertising;
• the impact of the COVID-19 pandemic;
• the continued acceptance of digital advertising by consumers and the impact of opt-in, opt-out or ad-blocking technologies;
• Innovid’s ability to scale its platform and infrastructure to support anticipated growth and transaction volume;
• the impact of increasing competition in the digital advertising space, including with competitors who have significantly more resources;
• other risks and uncertainties indicated in this prospectus, including those set forth under the section titled “Risk Factors.”
These forward-looking statements are based on information available as of the date of this Annual Report on Form 10-K and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY OF THE RISK FACTORS
Innovid’s business is subject to numerous risks and uncertainties, including those highlighted in the section titled Item 1A. “Risk Factors” below, that represent challenges that Innovid faces in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our common stock or warrants and result in a loss of all or a portion of your investment:
• Innovid has a history of net losses in the previous years, and it anticipates increasing operating expenses in the future, and it may not be able to achieve and, if achieved, maintain profitability;
• Decrease and/or changes in CTV audience viewership behavior may adversely affect Innovid’s business and growth potential;
• If Innovid fails to make the right investment decisions, or if it fails to innovate and develop new solutions that are adopted by advertisers, it may not attract advertisers, which could have an adverse effect on Innovid’s business, results of operations and financial condition;

• Innovid’s estimates of market opportunity, forecasts of market growth and projections of future financial performance may prove to be inaccurate;
• Innovid’s sales and marketing efforts may require significant investments and, in certain cases, involve long sales cycles, and may not yield the results Innovid seeks;
• If Innovid does not manage its growth effectively, the quality of its platform and solutions may suffer, and its business, results of operations, and financial condition may be adversely affected;

• Innovid’s revenue and results of operations are highly dependent on the overall demand for advertising;
• Innovid’s business depends on a limited number of advertising agencies and advertisers;
• If the use of digital advertising is rejected by consumers, through opt-in, opt-out or ad-blocking technologies or other means, it could have an adverse effect on Innovid’s business, results of operations, and financial condition;
• The extent to which the COVID-19 pandemic, including the resulting global economic uncertainty, and measures taken in response to the pandemic, may continue adversely to affect Innovid’s business. results of operations, and financial condition remains uncertain and difficult to predict;
• If the ability to collect, use, and disclose data is limited by consumer tools, regulatory restrictions or technology limitations, certain advertising offerings could be impacted and Innovid’s business may be adversely affected;
• Market pressure may reduce Innovid’s revenue per impression;
• Innovid must scale its platform infrastructure to support anticipated growth and transaction volume and it may fail to do so;
• If advertisers, publishers and data providers do not obtain necessary and requisite consents from consumers for Innovid to process their personal data, Innovid could be subject to fines and liability;
• Innovid faces intense and increasing competition for employee talent, and if it does not retain and continue to attract highly skilled talent or retain its senior management team and other key employees, it may not be able to sustain its growth or achieve its business objectives;
• Seasonal fluctuations in advertising activity could have a negative impact on Innovid’s revenue, cash flow and operating results;
• Innovid is subject to payment-related risks, and if its ability to accurately and timely collect payments is impaired, it’s business, financial condition and results of operations may be adversely affected;
• Any interruptions or delays in services from third parties, including data center hosting facilities, cloud computing platform providers and other hardware and software vendors, or disruptions from Innovid’s inability to adequately plan for and manage service failures or infrastructure capacity requirements, could impair the delivery of Innovid’s services and harm its business;

• Innovid’s software platform could be susceptible to errors, defects, or unintended performance problems that could adversely affect its business, results of operations, and financial condition;
• If CTV, mobile devices or their operating systems and Internet browsers develop in ways that prevent advertisements from being delivered to consumers, Innovid’s business, results of operations, and financial condition generally, could be adversely affected;
• The market in which Innovid participates is intensely competitive, and Innovid may not be able to compete successfully with its current or future competitors;
• Innovid relies on advertisers and publishers to abide by contractual requirements and relevant laws, rules, and regulations when using its platform. Legal claims or enforcement actions resulting from their actions could expose Innovid to liabilities, damage its reputation, and be costly to defend. In addition, in certain instances Innovid’s campaigns are dependent upon the performance of third-parties hired by its clients. Any failure of such parties to meet expected performance benchmarks could have a negative impact on the success of Innovid’s services;
• Innovid’s platform relies on third-party open source software components, any failure to comply with the terms of underlying open source software licenses could negatively impact Innovid’s business;
• Innovid relies on integrations with demand- and supply-side advertising platforms, ad servers and social platform over which we exercise very limited control. A decrease in demand for advertising and public criticism of digital advertising technology in the US and internationally, could adversely affect the demand for and use of Innovid’s solutions;
• Changes in tax laws or tax rulings could materially affect Innovid’s effective tax rates, financial position and results of operations;
• Innovid Innovid experiences fluctuations in its results of operations due to a number of factors, which make Innovid’s future results difficult to predict and could cause its operating results to fall below expectations or guidance;
• If we fail to maintain an effective system of internal controls over financial reporting in the future we may not be able to accurately or timeously report our financial condition or results of operations;
• Innovid is subject to legislation related to data privacy and data protection in a variety of jurisdictions, failure to comply with such laws may adversely affect Innovid’s business;
• An assertion from a third party that Innovid is infringing its intellectual property rights, whether such assertion is valid or not, could subject it to costly and time-consuming litigation, expensive licenses or other impacts to its business;
• Innovid’s intellectual property rights may be difficult to enforce and protect, which could enable others to copy or use aspects of its technology without compensation, thereby eroding its competitive advantages and having an adverse effect on its business, results of operations, and financial condition;
• Any failure of Innovid’s platform to operate as expected, including as a result of system failures, security breaches or cyberattacks, may adversely affect Innovid’s business;
• In the future, Innovid may need to obtain additional financing that may not be available or may reduce its profitability or result in dilution to its stockholders;
• The price of our common stock and warrants was and may be volatile in the future; and
• We do not intend to pay cash dividends for the foreseeable future.

WHERE TO FIND MORE INFORMATION
Our website address is www.innovid.com. We may use our website as a means of disclosing material non-public information. Such disclosures will be included on our website in the “Investors” section or at investors.innovid.com. We may also use certain social media channels, such as LinkedIn, Facebook or Twitter, as a means of disclosing information about us and our business to our colleagues, customers, investors and the public. While not all of the information that the Company posts to the Innovid website or to social media accounts is of a material nature, some information could be deemed to be material. Accordingly, investors should monitor our website and certain of our social media channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. However, information contained on, or that can be accessed through, these communications channels do not constitute a part of this Annual Report and are not incorporated by reference herein. Our SEC filings are available to you on the SEC’s website at http://www.sec.gov. This site contains reports and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this Annual Report and is not incorporated by reference herein.

Part I
Item 1. Business
Innovid Corp. together with its consolidated subsidiaries ( the “Company,” “we,” “us,” “our,” and “Innovid”), is a leading independent software platform that provides ad serving, measurement and creative services for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments to advertisers, publishers and media agencies.
Vision
Innovid’s vision is to reimagine TV advertising. Our name stands for innovation in video, and originated from our desire to change how the world engages with TV and video advertisements. Our mission is to provide the infrastructure empowering advertisers to connect with consumers in a more personalized, data-driven and interactive manner and to measure the impact of advertising across linear and CTV and digital.
About Innovid
CTV is a large and growing industry with significant upside potential, but it also has its own set of challenges. Innovid’s solutions are designed to solve three core areas of disruption for large advertisers shifting investment to CTV; the streaming and delivery of creative, personalization of creative, and measurement. Our solutions starts with the workflow for personalizing and delivering ads, a process that allows us to receive signals to enable measurement of advertising. In the middle of this workflow loop is a complex ecosystem of providers that Innovid supports through collaboration and integration, but does not compete with. This includes Demand Side Platforms who enable programmatic ad buying.
Overview
We are a leading independent software platform that provides critical technology infrastructure for the creation, delivery, and measurement of TV/video ads across CTV, linear TV, mobile and desktop TV environments. As of December 31, 2022, over 50% of the top 200 advertisers by TV US advertising spend according to Kantar Media are utilizing our platform in their advertisement delivery infrastructure. Innovid’s revenue has grown alongside the growth of CTV advertising. We believe our open platform and purpose-built technology for CTV, combined with our position as a media-independent provider, has allowed us to win a large and growing market share, while the growth of CTV combined with our usage-based revenue model has further contributed to our rapid growth. CTV accounted for 51%, 46% and 40% of all video impressions served by Innovid during the years ended December 31, 2022, 2021 and 2020, respectively. During the year ended December 31, 2022, this represented a year-over-year increase of 28%. An impression is the metric used to quantify the number of views of an advertisement. Impressions are measured by cost per mille (“CPM”), where mille refers to 1,000 impressions (or cost per thousand). For example, a CTV ad might have a CPM of $25, meaning that the content owner receives $25 every time an ad is displayed 1,000 times within a designated program. Ad servers, such as Innovid, provide a pixel that is implemented within an ad. When an ad with that pixel loads, an impression is counted. Counting impressions is essential to how digital advertising is measured, accounted and paid for. We serve many of the top TV advertisers, including Anheuser-Busch InBev, CVS Pharmacy, Kellogg’s, Mercedes-Benz, Target, Sanofi, and many more, with such clients representing the key verticals we serve.

A key driver of CTV growth has been the evolving preferences of consumers. Consumers are increasingly cutting the cord and streaming TV content over-the-top (“OTT”) through internet-connected devices rather than traditional broadcast, satellite or cable TV. We believe OTT content, which is typically delivered on-demand, seeks to provide a better user experience, and often saves the consumer money over traditional paid TV services. Advertisers seeking to engage these audiences are rapidly shifting dollars away from traditional TV mediums towards increasing budgets for CTV. Advertisers can also benefit from the shift to CTV as the digitally delivered ads can be personalized and measured in real time, similar to other digital advertising mediums such as internet browser-based formats. As a result, TV advertisers have better transparency, control and ultimately potential return on investment from their CTV advertising.

Innovid’s purpose-built CTV infrastructure platform comprises three key offerings: Ad Serving Solutions, Creative Personalization Solutions and Measurement Solutions. Our software-based platform provides an open technology infrastructure that tightly integrates with the highly fragmented advertising technology and media ecosystem including Demand Side Platforms such as The Trade Desk and Amobee; supply side platforms such as Magnite and Verizon Media; publishers such as Hulu and Peacock; and end user devices such as Amazon Fire and Samsung Smart TV. Our offerings encompass independent global ad serving, data-driven personalization, and new forms of measurement designed to connect all channels in a clean, comparable, and privacy-compliant manner. Although we work closely with the vendors who buy and sell media, our platform only facilitates the creation, delivery and measurement of advertisements and campaigns and we do not make purchasing decisions of advertisement inventory. Because we do not make ad buying or selling decisions we are able to maintain our independence and remain free of potential buying conflicts.
Our target clients comprise the largest global TV advertisers. In addition, we work closely with top advertising agency holding companies such as WPP, Publicis Groupe, Omnicom, Interpublic Group of Cos. and Dentsu. Our clients are diversified across all major industry verticals, including consumer packaged goods, pharmaceutical and healthcare, retail, financial services, automotive and technology. We believe Innovid’s independence is critical to advertisers seeking an interoperable and open partner that is primarily focused on technology infrastructure. We define core clients as advertisers or publishers that generate at least $100,000 of annual revenue. Prior to our acquisition of TVS, our definition of a core client included only advertisers that generated at least $100,000 of annual revenue but publishers are now included as well due to their meaningful contribution to our client base we have a history of strong growth in our core client base, with 174 core clients as of December 31, 2022, including 41 core clients added from the acquisition of TVS. No individual core client represented more than 12% of 2022 revenue. In 2022 we had 174 core clients that generated approximately 88% of the total company revenue, which includes TVS core clients and the combination of advertisers and publishers. In the years ended December 31, 2021 and 2020 we had 109 and 95 core clients, respectively, (which did not include publishers) that generated 89% and 91% of total company revenue, respectively. Innovid serves customers globally, including the US, Germany, UK, Mexico, Argentina, Colombia, Israel, Singapore, Japan and Australia. In 2022 approximately 10% of Innovid’s revenue was generated by our customers outside of the US.

Our revenue model is based on impressions volume and the cost per impression for our various ad serving services. For our core ad serving platform, we generate revenue from our advertising customers based on the volume of advertising impressions delivered, enabling us to grow as our customers increase their digital ad spend and corresponding ad impressions. We also provides measurement services to brand and agencies, enterprise clients (networks) and publishers. The measurement service provide analysis on and track performance of advertisement campaigns. The measurement service provides insights into the effectiveness of TV and digital advertising. Revenues related to the measurement services platform are recognized over time, since the customer simultaneously receives and consumes the benefits provided by the Company’s performance. Revenues for these measurement services are recognized over the service period. Additionally, we generate revenue from creative services based on flat fee per projects. As we introduce new products such as advanced measurement and creative capabilities including personalization and interactivity, we expect to be able to charge higher prices per impression volume.
The Innovid Platform
Innovid powers many of the leading TV advertisers globally through its integrated solutions across CTV, linear TV, mobile TV, desktop TV, display and other channels. The Innovid platform consists of three core offerings: Ad Serving, Creative Personalization and Measurement. Together, these offerings allow brands and advertisers to effectively deliver personalized ads to audiences and measure effectiveness across all major TV mediums.
Ad Serving Solutions
Innovid’s ad serving platform consists of three primary offerings:
•Campaign Submission Form - Our CSF is a web-based portal used by clients to submit all advertising campaign information and creative assets. The CSF allows marketers to upload assets, which are then automatically validated and subjected to QA procedures to ensure compliance with approximately 55 different delivery format specifications. Validated assets are then automatically encoded to deliver multiple publisher-specific versions of a single base asset delivered by our customers. The CSF also allows advertisers to submit relevant vendor integrations (e.g., viewability and verification) and to set up creative ad rotation and swap strategies. We integrate with third-party APIs to seamlessly pass ad creative where third-party ad serving is not allowed.

•Campaign Management Tool - The CMT is our platform portal for campaign implementation and management. The CMT is our central hub for managing partner integrations, publisher tag generation, click-through and tracking management, as well as supporting QA. This workflow tool leverages multiple integrations and verification partners to streamline day-to-day operations, eliminate unnecessary work, expedite campaign launches and minimize reporting discrepancies.
•Analytics Dashboard - Our analytics dashboard provides a unified visualization of ad performance filterable by delivery, audience reach, device breakdown, viewability, verification and more. Within the UI, our custom report building feature allows users to customize and save their own templated reports, scheduling them for automatic delivery if desired. Our platform also provides several templates to guide users in their report building as well as integrating with third-party data visualization partners.
Creative Personalization Solutions
Our dynamic creative optimization (“DCO”) solution enables advertisers to generate millions of personalized ad versions from a single asset. Multiple tools within our creative optimization solution are proprietary to Innovid.
•Software Development Kit (“SDK”) - Our proprietary SDK allows CTV publishers to execute advanced video formats across all CTV devices and enables advanced measurement. The Innovid SDK is integrated with many of the leading CTV apps and devices, including a device-level integration in the Roku Ad Framework, a direct integration with Hulu and Paramount APAC, as well as integrations with a growing list of publishers and app developers, providing advanced video capabilities into more than 100 apps on all the leading devices.
•Creative Composer Suite: We provide flexibility for designers and developers to author ads through any combination of internal, external, and/or code-based tools. Our ad authoring solutions allow clients to handle the design and development of interactive and personalized templates in tandem, which saves time and allows focus on the creative. Our proprietary suite features CTV Composer, an intuitive tool that enables the design of custom or templated interactive and dynamic CTV ads. We also offer Adobe and Google Web Designer plug-ins to streamline ad creation and data feed mapping, in addition to an open creative API for a code-based solution.
•Decision Trees. Our decision trees provide flexibility to create and visualize strategies using boolean logic across multiple data sets. Users can combine and prioritize across first-and third-party data sets such as geo, weather, date/time, audience, frequency, sequencing, publisher data, retargeting, and ISP. Within each decision tree branch, creatives can be managed via ad rotation, sequencing, and optimization. We can also connect directly to client APIs to build a custom strategy.
•Dynamic Rendering Engine. Our proprietary dynamic rendering engine is robust, and uses automation to streamline workflows. It is designed to seamlessly pre-render dynamic static images, animations, and videos. These ads are assembled server-side (cloud) and in real-time upon ad request. Our proactive certification includes automated specifications compliance and video encoding, ensuring that ads are served at the highest possible quality across all publishers and devices, including 4K CTV.
Measurement Solutions
Our measurement solutions are designed to provide holistic and granular household-level analysis for the TV and digital ecosystem. In addition to standard measurement and reporting included within Innovid’s ad serving solutions, we provide converged TV measurement through InnovidXP. Innovid acquired TVSquared (“TVS”), an independent global measurement and attribution platform for converged TV, in Q1 2022, establishing a global, independent measurement platform for linear TV, CTV, and digital. InnovidXP measures across the TV universe, enabling accurate, always-on, identity-enabled measurement and attribution, at scale, for advertisers everywhere – driving brand growth and maximizing audience reach.
•Measure Reach and Frequency: Provides a holistic view of total TV media investment with cross-platform measurement, inclusive of incremental reach and ad delivery across linear and streaming campaigns.
•Impression measurement across channels and audiences;
◦Accurate reach and frequency metrics;
◦Optimal reach and frequency for the greatest efficiency;
◦Incremental reach beyond linear and across streaming platforms;

•Quantify TV Impact and Business Outcomes: Measures the immediate and longer-term business impact of converged TV campaigns with full-funnel analytics and rapid speed to insight.
◦Online and offline outcomes;
◦KPIs that matter – sales, registrations, app activities, web visits, in-store traffic and more;
◦Complete TV ROI, from total campaign to individual publishers and media channels;
•Inform Activation with Audience Analytics: Link authenticated household-level viewing data along the customer journey for advanced audience analytics that inform activation.
◦Audience reach and response across channels, platforms and screens;
◦Campaign optimization for audiences most likely to convert;
◦First- and third-party audience data tied to ad exposure for identity resolution.
Growth Strategy
We intend to continue penetrating the advertising market through the following key growth areas, which we believe will help us continue to gain market share in the markets we serve.
Growing with Our Current Customers
As TV investment continues to shift from linear to CTV, we expect to continue to benefit from the natural volume growth of CTV impressions. We have driven consistently positive net revenue retention of our core client base, those that spend $100,000 or more annually, largely through increased CTV advertising volume. As legacy TV budgets migrate from linear TV to CTV we anticipate there will be significant growth upside in the coming years.
Cross-Sell and Upsell Additional Products and Solutions to Our Existing Customers
We will continue to invest in cross-selling and upselling existing customers. We cross-sell our personalized creative solutions to primary ad serving customers, who, for example, launch with standard TV ads then introduce personalized formats over time. We cross-sell our advanced converged TV measurement solution to provide real-time metrics to inform optimization of cross-platform campaigns while in market, a departure from the traditional delayed post-campaign reporting widely available in market.
Expand to New Customer Groups
The acquisition of TVSquared, brought a portfolio of publisher and mid-market brand customers (such as Direct to Consumer brands). As TV investment and consumer behavior continues to shift from linear to CTV, we have identified the opportunity for our total addressable market to be larger than just Enterprise top TV advertising spenders and we intend to drive growth among these segments.
Expand Our International Presence
The majority of our clients are global advertisers and operate at a significant scale. We intend to continue to grow our footprint in international markets in order to meet the needs of our global customer base and accelerate new customer acquisition in key geographies outside of North America.
Win New Client Accounts
We intend to continue targeting new brand, media agency and digital publisher customers who are currently utilizing solutions provided by our competitors or point solutions. We see a significant opportunity to grow our customer base by introducing enhanced capabilities with an emphasis on data, identity resolution and cross-channel measurement.

Pursue M&A Opportunities
Our management team has a proven track record of identifying, evaluating, executing and integrating strategic acquisitions. Innovid completed the acquisition of TVSquared, a leading independent global measurement and attribution platform for converged TV, in 2022. Through this acquisition we expanded our technology and solutions offerings to encompass real-time, cross-platform analysis, including outcomes such as reach, frequency and unduplicated reach, as well as performance metrics. Additionally, the acquisition added approximately 145 employees with expertise in measurement and attribution while broadening our geographic footprint in Europe and expanding measurement capabilities to over 75 countries. We maintain an active pipeline of potential M&A targets and intend to continue evaluating add-on opportunities to bolster our current solutions suite and complement our organic growth initiatives.
Partnerships and Integrations
In a market that has been trending towards walled garden consolidation, we believe our independence allows us to work with any publisher or partner, without media bias or ad-buying conflicts of interest. Because of this open platform approach, we have been able to develop deep integrations with partners across the ad tech ecosystem.
Innovid’s integrations are designed to automate workflow and streamline the development and distribution of advertisements, all the while saving marketers time and money. Innovid integrations include:
•Campaign Workflow Integrations - Campaign management and trafficking integrations with DSPs like The Trade Desk, digital asset management vendors such as AdStream for example, streamline day-to-day workflow by eliminating unnecessary work, expediting campaign launches, and minimizing reporting discrepancies.
•Brand Safety and Ad Fraud Integrations - Innovid supports deep verification, viewability, and ad blocking capabilities with vendors such as Moat, IAS, DV, and Comscore.
•Media Providers and Walled Garden Integrations - Innovid’s independent third-party ad tags are accepted by media providers and content platforms globally. Innovid is a Google Preferred Measurement Partner and is fully integrated with Google’s Ads Data Hub. Innovid is also a Preferred Creative Partner of Facebook and Instagram.
•Data and Creative Personalization Integrations - Innovid maintains server-to-server integrations to enable ad decisioning from audience segments and/or IDs passed from partners. We integrate with leading Data Management Platforms (“DMP”) such as LiveRamp, Oracle, Neustar, Salesforce, and Adobe. Innovid also supports creative decision-making based on audience data passed directly from the brand’s choice of Demand Side Platform . Examples include, but are not limited to Adobe, Verizon Media and The Trade Desk.
•Creative Ad Authoring Integrations - Innovid provides full flexibility for designers and developers to curate ads through any combination of internal, external, and/or code-based tools. Integrations include Adobe Photoshop, After Effects, and Google Web Designer.
•Brand Research and Attribution Integrations - Brand study partners directly integrated with Innovid include Comscore, Nielsen DAR, and Kantar (Millward Brown). Innovid is also able to implement third-party pixels to support direct tracking or pursue deeper integrations with other third-party measurement providers.
•Data Visualization Integrations - Third-party data processing and analytics tools can tap into Innovid’s Data API or connect to a raw data feed to receive Innovid data for further analysis.
•Third Party Ad Server Integrations - Innovid enables brands to leverage the power of our omni-channel ad serving and analytics platform through 1x1 pixels, while continuing to use other ad servers to manage their search campaigns and multi-touch attribution goals.
Certifications and Accreditations
As an independent ad server, Innovid is deeply invested in ensuring the accuracy of our ad delivery and measurement on behalf of our clients. Proactive publisher certification prior to campaign launch can significantly reduce the number of data discrepancies and/or errors with the rendering of tags.

Innovid’s publisher certification process is supported via a dedicated certification team that maintains a database of thousands of publishers, networks, and exchanges. The process is made up of both a functional and discrepancy test to ensure all ads are rendered at their highest possible quality, all pixels are firing correctly, and reporting is as expected. Our team certifies publishers pre-campaign, verifying compliance with Interactive Advertising Bureau (“IAB”) and MRC standards. When ads are uploaded to our platform our system automatically references Innovid’s publisher certification database. Our automatic encoding engine then instantly resizes ads to individual publisher specs, from a single asset, to meet the requirements for each partner on a media plan.
Innovid also holds industry-leading MRC accreditations, a common standard for media transacting with leading advertisers, spanning CTV, video and display ad formats. The MRC establishes industry standards for valid, reliable and effective media measurement. Innovid has been accredited with the MRC since 2013 for impressions and viewable impressions on desktops, mobile webs, and mobile apps. In 2018, the MRC granted Innovid the first ever MRC accreditation for OTT video ad impression measurement, cementing an important milestone in the industry’s ongoing evolution in this space. As a result of this accreditation, Innovid’s accredited metrics and methodologies have been independently vetted by the MRC to confirm they are valid, reliable and effective.
Customers
During 2022 Innovid served as the ad delivery platform for over 50% of the top 200 TV advertisers in the US including Anheuser-Busch InBev, Kellogg’s, Mercedes-Benz, and many more, with such clients representing key verticals we serve and Anheuser-Busch InBev, and Kellogg’s, each a core client (brand/advertiser). Our clients are comprised of the largest TV advertisers, with the majority of our customers typically coming from large global enterprises. We define a customer as an entity that generates revenue during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is treated as a single customer, even though we may enter into commercial agreements with multiple parties within that organization.
We define a core client as an advertiser or publisher that generates at least $100,000 of annual revenue. Looking at our core clients on an annual basis and presenting related metrics only on an annual basis rather than also on an interim basis helps us avoid overstating or understating the importance of certain customers to our overall business based on their spending in any particular period. Together our core clients typically generated more than 84% of our annual revenue from 2020 through 2022, demonstrating our continued focus on large enterprise customers while we diversify our client base.
The number of clients that generated more than $100,000 of annual revenue has increased sequentially year-over-year, driven by our existing customers’ retention as a result of their continued success using our solutions and the growing adoption of our business platform by existing customers for additional use cases. Additionally, we experienced growth in the number of new clients customers that contributed more than $100,000 of revenue.
Our clients are diversified across all major industry verticals, including consumer packaged goods, pharmaceutical and healthcare, retail, financial services, automotive and technology. No single client accounted for more than 12% of our revenue in 2022, with such advertisers or publishers representing brands that contract with us directly, or through third party agencies and publishers, or some combination thereof.
Industry Overview
As consumers rapidly shift their viewing from traditional linear TV to streaming TV, marketers and agencies are recognizing the need to make CTV a strategic focus. We believe that our business benefits from many of the most significant trends in converged TV advertising.
Advertisers see the opportunity of CTV and are investing in it.
•Consumers Are “Cutting the Cord” and Adopting Streaming Services with Advertisers Quickly Following Suit. According to eMarketer, US CTV advertising spending is expected to reach $21.3B in 2022, which is 23.8% of total US TV ad spending, up from just 3.8% five years ago. The CTV ad market is projected to more than double by 2026, demonstrating significant upside.

•Rise of Advertising-Supported Content. According to eMarketer, more than half of all US internet users will be watching content via AVOD services in 2023. In addition, AVOD viewers seem to be using multiple AVOD services at a time rather than limiting themselves to a single offering; for example, The Roku Channel, Pluto TV and Tubi each have over 50 million viewers in 2022. Large streaming services have been adopting hybrid models, offering both ad-supported and ad-free, subscription tiers. For example, streaming services such as Netflix and Disney+ are adopting this hybrid approach, entering a market that includes Hulu, HBO Max, Paramount+ and Peacock. According to S&P Global Market Intelligence, 7 in 10 Peacock and Hulu users are on ad-supported plans, and a recent Kantar survey estimates about a quarter of existing subscribers would opt for the ad-supported tier of Disney+. As more streaming services adopt ads, this will increase the amount of available advertising inventory in the marketplace.
•Digitalization of TV Advertising. The advertising industry continues to see traditional mediums such as linear TV, radio, and out-of-home (“OOH”) transition to digital channels and platforms. This has created a new environment where the operational silos that existed historically between linear and digital are being removed with new open software and technology platforms enabling this evolution. In particular, according to Dentsu, TV advertising is gravitating toward CTV due to its ability to provide the reach, addressability, interactivity, and measurability most commonly associated with digital media.
But advertisers are challenged to be able to unify and optimize across linear TV, CTV and digital video.
•Fragmentation is increasing. As of December 2022, there were more than 200 streaming services in the market, according to Gazette, presenting a significant challenge for advertisers trying to reach a large audience at scale. The growing ecosystem of disparate partners, each with their own unique formats, infrastructure and operating procedures has fueled increased demand for open and independent technology platforms that are able to connect and simplify workflows across the various closed ecosystems, or walled gardens, that restrict access to applications, content and/or media and an increasing universe of other media providers.
•Cross-platform measurement for linear and CTV is still being defined. Television networks and advertisers have relied on traditional metrics such as age, gender and specific air times for linear TV measurement. As viewership continues to fragment and shift towards CTV, data and technology enables advertisers and publishers to capture ad exposures and measure content consumption and ad engagement in new ways. Almost nine in ten advertisers anticipate a converged linear TV/CTV marketplace in the coming years, according to the Interactive Advertising Bureau (“IAB”) May 2022 report “2021 Video Ad Spend & 2022 Outlook”.. However, the process of standardizing measurement across both linear and CTV ads is a key challenge. More than half of advertisers cited accuracy of cross-platform TV measurement and attribution as the top challenge, according to a 2021 TVSquared by Innovid survey. And more than half the marketers reported that inconsistent measurement was a challenge of CTV advertising, according to a May 2021 Innovid and Digiday survey. In addition, almost half of advertisers cite measuring incremental reach across platforms and publishers as the top CTV challenge, according to IAB.
•Ensuring a consistently good user experience across screens is complex. Untargeted ads served at a high frequency have lost favor to a new model focused on fewer, better ads. Marketers are adopting data-driven advertising strategies to improve creative relevance through personalized ads while at the same time optimizing ad delivery against key metrics such as reach and frequency in real-time. It was found that the second most prevalent challenge across 250+ brands and agencies was converged TV creative personalization at scale, according to an Innovid study across 250+ brands and agencies. To do this successfully, at scale, and across a fragmented landscape of publishers, all with different specs, is hard. Technology plays a critical role in empowering advertisers to leverage data to improve relevance and provide the infrastructure for real-time optimization of ad delivery based on accurate measures.
Competition
We operate in multiple competitive markets with different types of competitors. Our primary competition in ad serving and creative personalization solutions is Google. In addition, there are several vendors that provide point solutions addressing creative personalization solutions and DCO such as Jivox. Lastly, we compete with providers of audience and advertising measurement, which are evolving with the marketplace and advertising measurement startups such as iSpot.
To be competitive in our industry, we believe we must focus on:
•the ability to reach and engage with viewers in CTV environments enabled through unique premium publisher partnerships and proprietary SDK technology;

•the ability to holistically manage the personalization and delivery of ads dynamically across all addressable formats and channels;
•the ability to automate the ad delivery workflow to reduce rejection rates and decrease manual resources required to deliver TV and other digital ads into addressable environments;
•the ability to provide unified and consistent measurement of linear, CTV, and digital video ads across all available formats and channels;
•the ability to innovate and adapt product offerings to emerging addressable media technologies and offer products that meet changing customer needs;
•the ability to support large, global customers and develop and maintain complex integrations with key partners across the advertising ecosystem;
•the ability to achieve and maintain industry accreditations;
•the ability to collect advertising data across platforms and provide independent measurement to our customers;
•the ability to provide always-on, accurate measurement across linear and CTV for reach & frequency and outcomes at scale, across platforms, including walled gardens.
Talent and Culture
Employees
As of December 31, 2022, we had 531 full time employees across 13 offices in 9 countries, with 198 employees in research and development and related activities. In response to the COVID-19 pandemic, we implemented changes that we determined were in the best interest of our employees and the communities in which we operate, and which comply with government regulations. This includes enabling the vast majority of our employees to work from home, while implementing additional safety measures for employees continuing on-site work where legally possible.
Talent Acquisition and Development
We are focused on recruiting and retaining talented employees across the organization, with a particular focus on unique talent in CTV, product, analytics and many other areas that are critical to our success. We continue to invest to hire and retain top talent in all of our offices. We were included in both Inc. magazine’s and Ad Age Best workplaces for 2022 in the U.S and the DUNS 100 Best HighTech Companies to work for. Our strong reputation has contributed to over 15,000 candidates applying to work at Innovid in 2022. For new hires, we have a robust onboarding program tailored towards individual roles and responsibilities. On an ongoing basis, we invest in training and development programs that help our employees achieve their career goals and build management skills. We have two formal career feedback discussions per year where managers and their employees discuss progress and feedback for each other. We believe in developing and promoting top talent from within: in 2022, approximately one out of every seven of our employees was offered an opportunity for career advancement within the Company.
Diversity, Equity and Inclusion
Innovid is committed to fostering, cultivating and preserving a culture of diversity, equity and inclusion. We embrace and encourage our employees’ differences in age, color, disability, ethnicity, family or marital status, gender identity or expression, language, national origin, physical and mental ability, race, religion, sexual orientation, socio-economic status, veteran status, and other characteristics that make our employees unique.
Innovid’s policies are applicable, but not limited, to our practices and policies on recruitment and selection, compensation and benefits, professional development and training, promotions, transfers, social and recreational programs, layoffs, terminations, and the ongoing development of a work environment built on the premise of diversity equity and inclusion that encourages and enforces:
•Respectful communication and cooperation among all employees;
•Teamwork and employee participation, permitting the representation of all individuals and employee perspectives;
•Work/life balance through flexible work schedules to accommodate employees’ varying needs; and

•Contributions to the communities we serve to promote a greater understanding and respect for diversity, equity and inclusion.
All employees of Innovid have a responsibility to treat others with dignity and respect at all times. All employees deserve a work environment free from all forms of discrimination. Innovid similarly prohibits retaliation against employees who file complaints under this policy or who participate in complaint investigations. Any employee found to have exhibited any inappropriate conduct or behavior against others may be subject to disciplinary action. Employees who believe they have been subjected to any kind of discrimination are required to advise HR, their department’s VP or a member of the management team.
Innovid’s commitment to diversity, equity, and inclusion achieved measurable results in 2022. New U.S employees hired during 2022 were 33% BIPOC and 55% women. Existing employee promotions across 2022 were granted to women 53% of the time globally and Black and Indigenous people of color (BIPOC) employees 21% of the time in the US. Additionally several other diversity-focused initiatives including behaviors of inclusion training, compensation audits and a paid internship program were implemented during calendar year 2022.
Regulatory Matters
Data Privacy and Data Protection Laws
Data privacy and data protection legislation and regulation play a significant role in our business. We and our clients use personal data about internet users collected through our platform to manage and execute digital advertising campaigns in a variety of ways, including delivering advertisements to internet users based on their particular geographic locations, the type of device they are using, or their interests as inferred from their web browsing or app usage activity. We do not use this data to further identify specific individuals, and we do not seek to associate this data with information that can be used to further identify specific individuals. We take all required steps to comply with applicable data protection and privacy laws, which continue to evolve. As a result, our platform and business practices must be assessed regularly in each jurisdiction where we do business to avoid violating applicable legislation and regulation.
Data Privacy Regulation in the US
In the United States (“US”), at both the federal and state level, there are laws that govern activities such as the collection and use of data by companies. At the federal level, online advertising activities are subject to regulation by the Federal Trade Commission (“FTC”), which has primarily relied upon Section 5 of the FTC Act, which prohibits companies from engaging in “unfair” or “deceptive” trade practices, including alleged violations of representations concerning privacy protections and acts that allegedly violate individuals’ privacy interests. There are also other data privacy laws that apply. For example, we send marketing emails and are therefore subject to the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN SPAM Act, which established specific requirements for commercial email messages, specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content, and obligates, among other things, the sender of commercial emails to provide recipients with the ability to opt out of receiving future commercial emails from the sender.
There has been increased regulation of data privacy and security in the United States, particularly at the state level. Some proposed and newly enacted legislation at state level has affected and will continue to affect, our operations and those of our industry partners. For example, the California Consumer Privacy Act (“CCPA”), which came into effect in January 2020, defines “personal information” broadly enough to include online identifiers provided by individuals’ devices, such as IP addresses, and establishes a new privacy framework for covered businesses. The CCPA expanded privacy rights and consumer protection for residents of California and imposes more stringent obligations on companies regarding the level of information and control they provide to users about the collection and sharing of their data. Moreover, the California Privacy Rights Act (“CPRA”), was approved by California voters in November 2020 and will further modify and expand the CCPA, including by expanding consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts. The CPRA came into effect on January 1, 2023. Further, Virginia has adopted a new state data protection act referred to as the Virginia Consumer Data Protection Act, which also came into effect on January 1, 2023. Additionally, Colorado has adopted a new state data protection act titled the Colorado Privacy Act, which is set to take effect on July 1, 2023.

Data Privacy Regulation in Europe
Our business activities are also subject to foreign legislation and regulation. In the European Economic Area (“EEA”), separate laws and regulations (and member states’ implementations thereof) govern the processing of personal data, and these laws and regulations continue to impact us. We are subject to the EEA General Data Protection Regulation (“GDPR”) and also the United Kingdom (“UK”) GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The relationship between the United Kingdom and the European Union (“EU”) in relation to certain aspects of data protection law remains unclear, and it is unclear how UK data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. These changes may lead to additional costs and increase our overall risk exposure.
In any event, we are subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to the transfer of personal data outside the EEA and the UK. Recent legal developments in the EEA and the UK have created complexity and uncertainty regarding transfers of personal information from the EEA and the UK to “third countries,” especially the United States. As supervisory authorities issue further guidance on personal data transfer mechanisms, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or injunctions against processing personal data from the EEA and UK, and if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.
We are also subject to evolving EEA and UK privacy laws on cookies and e-marketing which require informed consent for the placement of most cookies or similar technologies on a user’s device and for direct electronic marketing. In the EEA and the UK, regulators are increasingly focusing on compliance with these requirements in the online behavioral advertising ecosystem and are increasingly taking action to enforce them. The EEA GDPR and UK GDPR also impose conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology.
Data Privacy Regulation in the Asia-Pacific Region
Our business activities are also subject to legislation and regulation in the Asia-Pacific region. Following the implementation of the GDPR, many jurisdictions have moved to amend, release, review and strengthen their existing data privacy and cyber-security laws, and there has been a progressive effort in the region to work towards coordinating their otherwise disparate laws.
Innovid’s data protection program is largely rooted in the GDPR and Sevice Organization Control Type 2 (“SOC2”) security standards, and any international data transfers from the Asia-Pacific region are governed by direct contractual agreements between the regional entities and Innovid’s US parent corporate entity, Innovid, Corp. Otherwise, our compliance team works to oversee compliance with these Asia-Pacific regional requirements and to address compliance with our region-specific clients and business teams.
Innovid’s General Data Protection and Consumer Privacy Practices
Innovid is dedicated to a high standard of consumer privacy and data protection, while maintaining quality online Advertising Services to various advertisers, agencies, publishers and other businesses across various third party websites and online media.
Innovid has restrictive policies for the collection, use and sharing of consumer data. We maintain membership with the Network Advertising Initiative (“NAI”), a self-regulatory association dedicated to responsible data collection and its use for digital advertising, and the Digital Advertising Aliance (“DAA”), an independent organization led by advertising and marketing trade associations that has established self-regulatory principles enforcing responsible privacy practices for digital advertising and consumer transparency. Innovid also maintains accreditation with the MRC.
Innovid’s collection of consumer data generally consists of basic data elements associated with advertisements served or measured by Innovid, such as impressions, clicks, viewing duration, IP address, date and time of interaction, information about the general geographical location from which a consumer is viewing an advertisement, device type, and other generic identifiers made available by the browser or device. Innovid collects these data elements on behalf of its clients in a data privacy-compliant manner, in order to effectively measure and evaluate the performance of the client’s advertising campaigns, deliver, schedule and sequence ads, administer the client’s account, and provide the client with engagement analysis.

At a client’s request, Innovid may assist the client with targeting its ads based on the client’s first-party data or based on data from the client’s selected data management platform. Innovid also offers frequency and ad personalization features such as ad sequencing and creative decisioning based on factors such as general geographic location. Innovid receives user segments from its customers to conduct real-time ad decisioning, but does not create or retain such segments itself. Innovid also does not collect any categories of data deemed sensitive under applicable laws or NAI standards. In a limited number of use cases, the client also has the option to have Innovid collect consumer email addresses or phone numbers on its behalf from selected advertising formats; in these cases, such opt-in data is used solely to fulfill the client’s request.
Innovid upholds consumer choice. Innovid believes consumers should have the right to control how they are targeted across online media. Innovid respects the consumer’s choice to opt-out of interest-based advertising.
Data Security and Compliance with Applicable Laws and Regulations
Innovid is committed to data security and takes a variety of measures in line with industry practice to safeguard the data in its possession from unauthorized alteration, destruction, access or misuse. We maintain tight controls over all the data we collect, retaining it in firewalled and secured databases with strictly limited and controlled access rights, designed to ensure that the data is secure. Additional security measures include encryption of personal information at rest and in transit, maintaining a strict password policy, the use of multi-factor authentication for key systems, maintaining antivirus measures and vulnerability management policies, and the use of various security technologies designed to prevent unauthorized activity.
Innovid maintains compliance with the EU GDPR and UK GDPR. Innovid has in place the EU-approved standard contractual clauses with data exporters from the EU. Innovid has appointed a data protection officer, has a process for responding in a timely manner to data subjects seeking to exercise their rights under GDPR, and takes a proactive approach to putting the necessary contractual provisions in place with its vendors and clients.
Innovid has taken a comprehensive approach to compliance with State privacy laws and will continue to monitor and adjust its approach as the law continues to evolve, to ensure we maintain compliance with the latest regulations, requirements and best practices. As between Innovid and its clients, Innovid is a service provider and does not sell personal information as contemplated under CCPA.
Data policy and privacy regulations are dynamic and constantly changing. In addition to performing yearly internal audits, Innovid continues to monitor its compliance with applicable laws and regulations.
Intellectual Property
We consider our trademarks, trade dress, copyrights, trade secrets, patent and other intellectual property rights, including those in our know-how and the software code of our proprietary technology, to be important components of our success. We rely on intellectual property laws, including trade secret, copyright and trademark laws in the United States and abroad, and use contracts, confidentiality procedures, non-disclosure agreements, employee disclosure and invention assignment agreements and other contractual rights to protect our intellectual property.
As of February 1, 2023, we had 14 granted patents, zero pending patent applications, and seven registered trademark applications covering a variety of interactive and contextual analysis capabilities. We have also registered domain names for websites that we use in our business, such as www.innovid.com.
We design, test and update our products, services and websites regularly, and we have developed our proprietary solutions in-house. Our know-how is an important element of our intellectual property. The development and management of our platform requires sophisticated coordination among many specialized employees. We take steps to protect our know-how, trade secrets and other confidential information, in part, by entering into confidentiality agreements with our employees, consultants, developers and vendors who have access to our confidential information, and generally limiting access to and distribution of our confidential information. To protect our technology against unauthorized access, we also implement multiple layers of security. Access to our platform, other than to obtain basic information, requires system usernames and passwords.
We intend to pursue additional intellectual property protection to the extent we believe it would advance our business objectives and maintain our competitive position.

Seasonality
See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Key Factors Affecting Our Performance”
Corporate History and Background
ION Acquisition Corp 2 Ltd. (“ION”) was initially incorporated on November 23, 2020, as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Innovid Inc. was incorporated on June 21, 2007 as a Delaware corporation.
On June 24, 2021, ION, Innovid Inc., Merger Sub 1 and Merger Sub 2 entered into and agreement and plan of merger, the “Merger Agreement”. On November 30, 2021, as contemplated by the Merger Agreement, ION consummated the merger transaction contemplated by the Merger Agreement (the “Transaction”).
As a result of the Transaction, ION changed its name to Innovid Corp. and we became an SEC-registered and NYSE-listed company.
Our Corporate Information
Our principal executive offices are located at 30 Irving Place, 12th Floor, New York, NY 10003 and our telephone number is +1 (212) 966-7555.
Our corporate website address is www.innovid.com. The information contained in, or accessible through, our website is not incorporated by reference into this Annual Report and you should not consider information on our website to be a part of this Annual Report. We have included our website address in this Annual Report solely as an inactive textual reference.
Executive Officers and Directors of the Registrant
Ken Markus and David Helmreich were appointed as executive officers by the Company’s Board on February 23, 2023.This reflects their growing roles in the leadership functions of the Company. Tal Chalozin, while no longer serving as an executive officer, retains his title as Chief Technology Officer. Mr Chalozin will continue to concentrate on working with the executive team to support the formulation and execution of the Company’s future strategy and may also seek out new opportunities in addition to his role with Innovid.
The Executive Officers and Directors are therefore as follows:

Name	Age	Position
Zvika Netter	50	Chief Executive Officer; Director
Tanya Andreev-Kaspin	45	Chief Financial Officer
David Helmreich	52	Chief Commercial Officer
Ken Markus	48	Chief Operating Officer
Gilad Shany(2)(3)	46	Director
Brian Hughes (1)	64	Director
Michael DiPiano(1)(2)	64	Director
Rachel Lam(1)(3)	55	Director
Jonathan Saacks(3)	54	Director
(1)    Member of the audit committee
(2)    Member of the compensation committee
(3)    Member of the nominating and corporate governance committee

Zvika Netter. Mr. Netter serves as CEO of the Company and as a member of the Company’s Board. Mr. Netter has served as the Company’s CEO since the inception of Innovid Inc., and was selected by TIME as one of the “Tech Pioneers Who Will Change Your Life.” Mr. Netter was also named as a World Economic Forum “Technology Pioneer,” as one of “Europe’s Young Entrepreneurs” by Businessweek, and as a 2016 SmartCEO Magazine Fast 50 CEO and he was featured in Business Insider’s 19 Most Interesting Ad-Tech Startups of 2017. Prior to co-founding Innovid, Inc. in 2007, Mr. Netter served in an elite computer unit in the Israeli Defense Forces, and co-founded the non-profit organization GarageGeeks, an innovation hub with more than 8,000 members. Mr. Netter has authored several patents, and has spoken on stage at several industry events including IAB Innovation Days at Internet Week, IAB Digital Video Marketplace, The Israel Conference, and ILovation.
Tanya Andreev-Kaspin. Ms. Andreev-Kaspin serves as CFO of the Company. Ms. Andreev-Kaspin has served as the CFO of Innovid Inc. since January 2020 and prior to that served as Senior Vice President of Global Finance from 2016 and as Vice President of Finance from 2012 through 2015. Prior to joining Innovid, Ms. Andreev-Kaspin held finance leadership positions in a number of tech startup companies after starting her career as a public auditor at PricewaterhouseCoopers. Ms. Andreev-Kaspin received an MBA, Finance Management from Tel Aviv University and BA, Economics and Accounting from Tel Aviv University.
David Helmreich. Mr. Dave Helmreich serves as Chief Commercial Officer ("CCO") of the company as of December 13, 2022. Prior to this role, Mr. Helmreich served as the Chief Revenue Officer for Stackline, Chief Revenue Officer and Group Vice President for Oracle Marketing cloud, Chief Operating Officer for LiveIntent, CEO for Audience Partners, SVP and GM, Marketing and Advertising solutions for Neustar and more. Mr. Helmreich is a decorated US Navy veteran and holds a B.S. in Computer Science from the United States Naval Academy in Annapolis and an MBA from the Robert H. Smith School of Business at the University of Maryland.
Ken Markus. Ken Markus serves as Chief Operating Officer (“COO”) of the company as of February 7, 2023. Prior to his role as COO, Mr. Markus served as the Company’s Chief Client Officer since January 2019. From October 2015 until January 2019, Mr. Markus served as the Company’s Senior Vice President of Global Operations and Client Services. Prior to joining the Company, Mr. Markus served as the Head of Scale Operations and Services for gTech Ads at Google and held positions at Condé Nast, SiriusXM Satellite Radio, and Time Inc. Mr. Markus received an Executive MBA from Columbia and London Business School, an MS in Data Analytics from City University of New York, and a BS and BAS from the University of Pennsylvania.
Gilad Shany. Mr. Shany co-founded ION Crossover Partners, an Israeli-based crossover fund, where he currently serves as the Managing Partner. Prior to co-founding ION Crossover Partners, Mr. Shany served as General Partner of Magma Venture Partners. Mr. Shany previously served as Vice President of Baron Capital, where he gained more than 10 years of experience investing in innovative growth companies in public and private markets. Mr. Shany led investments with various international companies, including Tesla Inc. (NASDAQ: TSLA), Mobileye N.V. (NYSE: MBLY) (acquired by Intel Corporation (NASDAQ: INTC) $15.3BN), Mellanox Technologies (acquired by Nvidia $6.9BN), Varonis Systems Inc. (NASDAQ: VRNS), Fiverr (NYSE: FVRR), BlueVine Capital Inc. and Monday.com Ltd, among others. Prior to that Mr. Shany spent 14 years with the Israel Air Force and served as Head of Aerial Defense in the Israel Air Force from 2007 to 2008. Mr. Shany holds a B.S. in Physics, Astronomy and Philosophy from Tel Aviv University in Israel and an MBA from the Wharton School at the University of Pennsylvania in Philadelphia, Pennsylvania.
Brian Hughes. Mr. Hughes currently serves as a Director of Bentley Systems (Nasdaq: BSY) and CompoSecure, Inc. (Nasdaq: CMPO). Mr. Hughes was previously an audit partner, the national private markets group leader, and venture capital co-leader at KPMG LLP where he worked from 2002 to 2019 and an audit partner at Arthur Andersen where he worked from 1981 to 2002. Mr. Hughes received a Master’s in Business Administration and a Bachelor of Science in Economics and Accounting from the Wharton School, University of Pennsylvania.
Michael DiPiano. Since December 2001, Mr. DiPiano has been the Chairman of NewSpring Capital where he manages the firm’s investment decisions. Mr. DiPiano currently serves as a director for a number of private companies, including aPriori, Dstillery, Energage, and Interactions where he provides oversight for corporate governance and other business matters. Previously, Mr. DiPiano also served on the Governance and Compensation Committees of NutriSystems. Mr. DiPiano holds a B.S. in Marketing from Penn State University and an MBA from New York University.

Rachel Lam. Ms. Lam is the Co-Founder and Managing Partner of Imagination Capital, an early-stage venture capital firm founded in 2017. From 2003 to 2017, Ms. Lam served as SVP and Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc. Ms. Lam managed Time Warner’s investments in numerous digital media companies and served on the board of directors of privately held Maker Studios and Bluefin Labs prior to their sales to the Walt Disney Company and Twitter, respectively. Ms. Lam has previously served on 20 boards of directors over the years and currently serves on the board of Magnite (NASDAQ: MGNI), the world’s largest independent sell-side ad platform, as well as on the board of Porch Group, Inc. (NASDAQ: PRCH), the vertical software platform for the home, where she is also the Chair of the Nominating & Governance Committee. Ms. Lam also spent several years in investment banking within the M&A group at Morgan Stanley and the Media and Telecommunications group at Credit Suisse. Ms. Lam received a B.S. in industrial engineering and operations research from U.C. Berkeley in 1989 and an M.B.A. from Harvard Business School in 1994.
Jonathan Saacks. Mr. Saacks is currently Managing Partner of F2 Venture Capital. Mr. Saacks was Managing Partner at Genesis Partners and brings extensive early stage investment experience from his roles at operational companies and venture capital funds. Mr. Saacks invested and served on the boards of many successful Israeli companies including Monday.com, PrimeSense and Neebula. Mr. Saacks also served for 10 years in the Intelligence Corps of the Israeli Defense Forces where he commanded large operational teams. Mr. Saacks was a Lieutenant Colonel in the Israeli Defense Forces and holds an MBA from Oxford University and a BA in Economics and Management from Tel Aviv University.
Additional Information
We file electronically with the SEC our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information. Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. We make available on our website at investors.innovid.com, free of charge, copies of these reports and any amendments as soon as reasonably practicable after filing or furnishing them with the SEC.

Item 1A. Risk Factors
An investment in Innovid involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including the financial statements and the related notes appearing at the end of this prospectus, before deciding whether to purchase our common stock. Additional risks and uncertainties, that we do not presently consider to be material or of which we are not presently aware, may also become important factors that affect our business, results of operations or financial condition, that may materially and adversely affect the investment of Innovid stockholders. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Relating to Innovid’s Business and Industry
Innovid’s business depends on its ability to maintain and expand relationships with advertisers and agencies and continued resilience of ad-spend among existing customers. If Innovid fails to grow its advertiser base or experience continued levels of ad-spend among existing customers, its business may be adversely affected. Similarly, if Innovid’s services or employees fail to perform as expected, it may lose advertisers and its business, results of operations, and financial condition may be adversely affected.
Innovid’s business depends on its ability to maintain and expand relationships with advertisers and agencies. Innovid depends on advertisers and agencies to specify and utilize its offering. Innovid currently relies on, and expects to continue to rely on, approximately 174 core clients calculated according to a new methodology to include publishers described elsewhere in this Form 10-K. This amount may include multiple paying customers. These core clients accounted for 88% of our 2022 revenue, with no single client accounting for more than 12% of our 2022 revenue. To support Innovid’s continued growth, it will seek to add additional advertisers to its platform and expand current utilization with its existing advertisers. However, there are no assurances it will be able to do so. Innovid has few advertising customers with minimum commitments so there is no guarantee that existing advertiser relationships will persist. Any disruptions in Innovid’s relationships with advertisers could adversely affect its business, results of operations and financial condition. If Innovid cannot retain or add individual advertisers, or if existing advertisers reduce their use of its offering, it could adversely affect Innovid’s business, results of operations, and financial condition. Additionally, if Innovid’s offerings do not meet the current or future expectations of its advertisers or agencies or if Innovid’s services or employees fail to perform as expected, such advertisers or agencies may seek alternative options and Innovid’s results may suffer. Furthermore, if existing advertisers significantly reduce their ad-spend in response to continued supply change disruptions, labor shortages or other macroeconomic trends, Innovid’s results will suffer.
Innovid and Legacy Innovid have a history of net losses in the previous years, and it anticipates increasing operating expenses in the future, and may not be able to achieve and, if achieved, maintain profitability.
We incurred net losses of $18.4 million, $11.5 million and $0.8 million in fiscal years 2022, 2021 and 2020, respectively. Innovid may not achieve or maintain profitability in the future. Because the market for CTV advertisement, and the management and analytics tools Innovid offers, is rapidly evolving, it is difficult for Innovid to predict its future results of operations or the limits of its market opportunity. Innovid expects its operating expenses to increase over the next several years as it hires additional personnel, particularly in research and development and sales and marketing, expands it partnerships, operations, and infrastructure, both domestically and internationally and continues to develop and expand its platform’s features and capabilities. Innovid also intends to continue to build and enhance its platform through both internal research and development as well as selectively pursuing acquisitions that can uniquely contribute to its platform’s features and capabilities. In addition, now that Innovid has become a public company, it will incur additional significant legal, accounting, and other expenses that it did not incur as a private company. If Innovid’s revenue does not increase to offset the expected increases in its operating expenses, it will not be profitable in future periods. In future periods, Innovid’s revenue growth could slow or its revenue could decline for a number of reasons, including any failure to increase the number of advertisers using its platform or to increase its volume of impressions or as a result of a decrease in the growth of its overall market, its failure, for any reason, to continue to capitalize on growth opportunities, slowing demand for CTV advertising or for its management and analytics tools, additional regulatory burdens, or increasing competition. As a result, our past financial performance may not be indicative of its future performance. Any failure by Innovid to achieve or sustain profitability on a consistent basis could cause the value of our common stock to decline.

Decrease and/or changes in CTV audience viewing behavior may adversely affect Innovid’s business and growth potential.
Technology and competition in Innovid’s industry continue to evolve rapidly. Changes to competitor’s products and solutions, which may differ from Innovid’s current offerings could have a material impact on Innovid. Also, consumer behavior relating to changes in content distribution and technological innovation may affect Innovid’s economic model and viewership in ways that are not entirely predictable. Innovid’s growth is dependent upon the continued growth of CTV, and to the extent consumer behavior regarding CTV were to change in ways that reduce the effectiveness of Innovid’s offering, its growth prospects would be significantly impacted.
If Innovid fails to make the right investment decisions, or if it fails to innovate and develop new solutions that are adopted by advertisers, it may not attract advertisers, which could have an adverse effect on Innovid’s business, results of operations and financial condition.
Innovid faces intense competition in the marketplace and is confronted by rapidly changing technology, industry standards, consumer preferences, and regulatory requirements, which require it to adapt and respond quickly. Innovid needs to continuously update its platform by investing and developing in new technology in order to attract advertisers and anticipate changes in technology, evolving industry standards and regulatory requirements. Innovid’s platform is complex and new solutions can require a significant investment of time and resources to develop, test, introduce, and enhance. These activities can take longer than expected. Moreover, Innovid may not make the right decisions regarding these investments. New formats and channels related to CTV advertising present unique challenges that Innovid must address in order to succeed. Innovid’s success depends upon its ability to integrate its platform with these new formats and channels. If Innovid’s solutions are not widely adopted by advertisers, it may not attract or retain advertisers. In addition, evolving demands from advertisers, superior offerings by competitors, changes in technology, and new industry standards or regulatory requirements could render Innovid’s platform or its existing solutions less effective and require Innovid to make unanticipated changes to its platform or business model. Innovid’s failure to adapt to a rapidly changing market or failure to anticipate advertiser demand and attract advertisers could cause its revenue or revenue growth rate to decline, and may adversely affect its business, results of operations, and financial condition.
While Innovid is working on a number of innovations and enhancements designed to improve the value to its clients, these innovations may prove to be unsuccessful which could have a material impact on Innovid’s business. Also, Innovid may need to restructure or expand its sales efforts in order to maintain or increase revenues from new and existing customers and to further penetrate the market. If such efforts are ineffective, this may have a material impact on Innovid’s operations.
Innovid’s estimates of market opportunity, forecasts of market growth and projections of future financial performance may prove to be inaccurate. If such forecasts related to market growth and market opportunity prove inaccurate, Innovid may not hire or staff appropriately and its business, results of operations, and financial condition may be adversely affected.
Innovid operates in a rapidly evolving industry. Innovid’s ability to forecast its future operating results is subject to a number of uncertainties, including its ability to plan for and model future growth in both its business and the digital advertising market. The extent to which the COVID-19 pandemic may impact the Company’s operational and financial performance remains uncertain and will depend on many factors outside the Company’s control. Innovid is subject to risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, including challenges in forecasting accuracy, determining the appropriate nature and levels of investments, assessing appropriate returns on investments, achieving market acceptance of its existing and future offerings, managing buyer implementations, and developing new solutions. If Innovid’s assumptions regarding these uncertainties, which it regularly uses to plan, are incorrect or fail to appropriately capture market changes, or if Innovid does not address these risks successfully, its operating and financial results could differ materially from its expectations and its business could suffer. Innovid’s past revenue growth is not indicative of its future performance. In future periods, Innovid’s revenue could decline or grow more slowly than it expects. Innovid believes the growth of its revenue depends on a number of factors, including its ability to:
•attract new advertisers, and retain and expand its relationships with existing advertisers;
•leverage the growth of OTT advertising and the proliferation of OTT advertising platforms, while remaining agile to advertisers’ needs or the possibility that OTT advertisers will revert to traditional advertising modes;
•hire or staff appropriately according to its growth needs;
•broaden its solutions portfolio to include additional marketing and monetization goals for advertisers;

•adapt its offering to meet evolving needs, including to address market trends such as (i) the migration of consumers from desktop to mobile and from websites to mobile applications, (ii) the increasing percentage of sales that involve multiple digital devices, (iii) the growing adoption by consumers of “ad-blocking” software on web browsers on desktop and/or on mobile devices and the use or consumption by consumers of advertising-free services, (iv) changes in the marketplace for and supply of advertising inventory, including the shift toward header bidding, (v) changes in the overall ecosystem such as Apple’s introduction of its Intelligent Tracking Prevention feature into its Safari browser, Microsoft’s Tracking Prevention feature in its Edge browser, and Mozilla’s introduction of Enhanced Tracking Protection into its Firefox browser; and (vi) changes in consumer acceptance of tracking technologies for targeted or behavioral advertising purposes; and
•continue to adapt to a changing regulatory landscape governing data protection and privacy matters.
Innovid’s sales and marketing efforts may require significant investments and, in certain cases, involve long sales cycles, and may not yield the results it seeks.
Innovid’s sales and marketing teams educate prospective advertisers about the use, technical capabilities, and benefits of its platform. Innovid’s sales cycle, from initial contact to contract execution and implementation, can take significant time with certain advertisers and agencies. Some of Innovid’s customers undertake an evaluation process that involves reviewing the offerings of Innovid’s competitors in addition to its platform. As a result, it is difficult to predict when a prospective customer will decide to execute an agreement and begin generating revenue for Innovid. Innovid is often required to explain how its platform can optimize the value of a premium publisher’s ad impressions or how a Demand Side Platform can discover valuable ad impressions. Innovid may spend substantial time and resources searching for new business or responding to requests for proposals from potential advertisers and such efforts may not result in revenue. Following contract execution and implementation, ongoing sales cycles and account management can take significant time. Innovid is often required to explain how an additional platform integration can enhance incremental demand or engage multiple trading teams within an advertising agency to source ad campaigns and create additional demand. Innovid may not succeed in attracting new advertisers and agencies despite its significant investment in its business development, sales and marketing organizations. It may also be difficult to predict when new advertisers will begin generating revenue through Innovid’s platform, and the extent of that revenue. Innovid may not succeed in expanding relationships with existing advertisers, despite its significant investment in its sales, account management, and marketing organizations. Further, it may be difficult to predict when additional products will generate revenue through Innovid’s platform, and the extent of that revenue.
If Innovid does not manage its growth effectively, the quality of its platform and solutions may suffer, and its business, results of operations, and financial condition may be adversely affected.
The continued growth in Innovid’s business may place demands on its infrastructure and its operational, managerial, administrative, and financial resources. Innovid’s success will depend on the ability of its management to manage growth effectively. Among other things, this will require Innovid at various times to:
•strategically invest in the development and enhancement of its platform and data center infrastructure;
•improve coordination among Innovid’s engineering, product, operations, and other support organizations;
•manage multiple relationships with various partners, customers, and other third parties;
•manage international operations;
•develop its operating, administrative, legal, financial, and accounting systems and controls; and
•recruit, hire, train, and retain personnel.
If Innovid does not manage its growth well, the efficacy and performance of its platform may suffer, which could harm its reputation, reduce demand for its platform and solutions and have an adverse effect on its business, results of operations, and financial condition.

Innovid’s revenue and results of operations are highly dependent on the overall demand for advertising. Factors that affect the amount of advertising spending, such as economic downturns and the COVID-19 pandemic, can make it difficult to predict Innovid’s revenue and could adversely affect its business, results of operations, and financial condition.
Innovid’s business depends on global economic conditions, the overall demand for digital advertising spending and on the economic health of its current and prospective customers that benefit from our platform. Unstable market conditions make it difficult for our customers and us to accurately forecast and plan future business activities and there is no assurance that the digital advertising market will experience the growth we anticipate
The market for internet advertising solutions is highly competitive and rapidly changing. New technologies and methods of advertising present a dynamic competitive challenge as market participants develop and offer multiple new products and services aimed at facilitating and/or capturing advertising spending. With the introduction of new technologies and the influx of new entrants to the market, including large established companies and companies that Innovid does not yet know about or do not yet exist, Innovid expects competition to persist and intensify in the future, which could harm its ability to increase sales and maintain its profitability. Large and established internet and technology companies may have the power to significantly change the very nature of the digital advertising marketplaces in ways that could materially disadvantage Innovid. These companies could leverage their positions to make changes to their web browsers, mobile operating systems, platforms, exchanges, networks or other solutions or services that could be significantly harmful to Innovid’s business and results of operations. These companies also have significantly larger resources than Innovid does, and in many cases have advantageous competitive positions in popular products and services like Gmail, YouTube, Chrome, Facebook and Instagram, which they can use to their advantage.
Furthermore, Innovid’s competitors include large and established internet and technology companies that have invested substantial resources in innovation, which could lead to technological advancements that change the competitive dynamics of Innovid’s business in ways that it may not be able to predict. Competition could also hinder the success of new advertising solutions that Innovid offers in the future. If any of these risks were to materialize, Innovid’s ability to compete effectively could be significantly compromised and its results of operations could be harmed. Any of these developments would make it more difficult for Innovid to sell its offerings and could result in increased pricing pressure, reduced gross margins, increased sales and marketing expense and/or the loss of market share.
Also, various macroeconomic factors could cause advertisers to reduce the advertising budgets of Innovid’s customers, including adverse economic conditions, pandemics (for example COVID-19), terrorism, and general uncertainty about economic recovery or growth, particularly in North America, Europe, and Asia, where Innovid does most of its business, instability in political or market conditions generally, and any changes in the tax treatment of advertising expenses and the deductibility thereof. Reductions in overall advertising spending as a result of these factors could make it difficult to predict Innovid’s revenue and could adversely affect its business, results of operations, and financial condition. During the course of the pandemic supply chain disruptions and concerns regarding the continued pace of economic recovery led some advertisers in certain industries to reduce advertising spending and similar disruptions could recur in the future.
The extent to which the COVID-19 pandemic, including the resulting global economic uncertainty, and measures taken in response to the pandemic, may continue adversely to affect Innovid’s business, results of operations, and financial condition remains uncertain and difficult to predict.
COVID-19 had a significant impact around the world, prompting governments and businesses to take unprecedented measures in response. Such measures included restrictions on travel and business operations, temporary closures of businesses, and quarantine and shelter-in-place orders. The COVID-19 pandemic at times significantly curtailed global economic activity and caused significant volatility and disruption in global financial markets. The extent to which the COVID-19 pandemic may continue to impact the Company’s operational and financial performance remains uncertain and will depend on many factors outside the Company’s control,
The COVID-19 pandemic also led to an increase in CTV viewership, which caused an increase in advertising spending and thus, Innovid’s financial results. Any increase to financial metrics such as revenues, operating margins, net income, net cash provided by operating activities and other financial and operating data, may not be indicative of results for future periods.

Innovid’s business depends on a limited number of advertising agencies and advertisers.
Innovid derives a substantial portion of its revenue from a limited number of advertising agencies and advertisers. There are inherent risks whenever a large percentage of revenues within any specific market or solution are concentrated within a limited number of advertising agencies and advertisers. Innovid cannot predict the future level of demand for its services and products that will be generated by these advertising agencies and advertisers. In addition, revenue from these advertising agencies and advertisers may fluctuate from time to time. Further, some of Innovid’s contracts with key advertising holding groups may permit such groups to terminate use of its products at any time (subject to notice and certain other provisions). If any of these advertising agencies and advertisers terminate or reduce their use of Innovid’s products, its revenues or specific solutions may be negatively impacted.
If the use of digital advertising is rejected by consumers, through opt-in, opt-out or ad-blocking technologies or other means, it could have an adverse effect on Innovid’s business, results of operations, and financial condition.
Consumers can, with increasing ease, implement technologies that limit Innovid’s ability to collect and use data to deliver advertisements, or otherwise limit the effectiveness of its platform. Cookies may be deleted or blocked by consumers. Cookies have not been available on iPhone, nor across Safari or Firefox browsers for several years and we anticipate that other browsers, including Google Chrome and others will follow suit. While such limitations have not, to date, impacted Innovid’s business as a result of Innovid’s cross-channel, cross-device dynamic creative campaigns, which are not solely reliant on cookies or device IDs, Innovid’s ability to continue to respond to changes in ad-blocking technologies will have an impact on its business, results of operations, and financial condition.
To the extent cookies remain relevant to Innovid’s business, most commonly used internet browsers allow consumers to modify their browser settings to block first-party cookies (placed directly by the publisher or website owner that the consumer intends to interact with) or third-party cookies (placed by parties, like us, that have no direct relationship with the consumer), and some browsers block third-party cookies by default. For example, Apple recently announced its intention to move to “opt-in” privacy models, requiring users to voluntarily choose to receive targeted ads, which may reduce the value of ad impressions on its iOS mobile application platform. Many applications and other devices allow consumers to avoid receiving advertisements by paying for subscriptions or other downloads. Mobile devices using Android and iOS operating systems limit the ability of cookies to track consumers while they are using applications other than their web browser on the device. As a consequence, fewer of Innovid’s cookies or publishers’ cookies may be set in browsers or be accessible in mobile devices, which may adversely affect Innovid’s business. Some consumers also download free or paid “ad blocking” software on their computers or mobile devices, not only for privacy reasons, but also to counteract the adverse effect advertisements can have on the consumer experience, including increased load times, data consumption, and screen overcrowding. Ad-blocking technologies and other global privacy controls may prevent some third-party cookies, or other tracking technologies, from being stored on a consumer’s computer or mobile device.
If more consumers adopt these measures, and Innovid’s alternative approaches prove unsuccessful, Innovid’s business, results of operations, and financial condition could be adversely affected. Ad-blocking technologies could have an adverse effect on Innovid’s business, results of operations, and financial condition if they reduce the volume, effectiveness or value of advertising. In addition, some ad blocking technologies block only ads that are targeted through use of third-party data, while allowing ads based on first-party data (i.e., data owned by the publisher). Even if ad blockers do not ultimately have an adverse effect on Innovid’s business, investor concerns about ad blockers could cause Innovid’s stock price to decline.
If the ability to collect, use, and disclose data is limited by consumer tools, regulatory restrictions or technology limitations, certain advertising offerings could be impacted and Innovid’s business may be adversely affected.
As Innovid processes transactions through its platform, it collects large amounts of data about advertisements and where they are placed, such as advertiser preferences for media and advertising content. Innovid collects data on consumers that does not identify the individual, including browser, device location and characteristics, online browsing behavior, exposure to and interaction with advertisements, and inferential data about purchase intentions, and preferences. Innovid collects this data through various means, including from its own platform and measurement tracking capabilities. Innovid’s advertisers, publishers, and data providers may choose to provide Innovid with their proprietary data about consumers. Innovid aggregates this data and analyzes it in order to enhance its services, including the pricing, placement, and scheduling of advertisements.

As part of Innovid’s real-time analytics service offering, it also shares the data, or analyses based on it, with its advertisers. There are many technical challenges relating to Innovid’s ability to collect, aggregate and associate the data, and Innovid cannot assure that it will be able to do so effectively. Evolving regulatory standards could place restrictions on the collection, management, aggregation and use of information, which could result in a material increase in the cost of collecting or otherwise obtaining certain kinds of data and could limit the ways in which Innovid may use or disclose information. Internet users can, with increasing ease, implement practices or technologies that may limit Innovid’s ability to collect and use data to deliver advertisements, or otherwise inhibit the effectiveness of its platform. Although Innovid’s advertisers generally permit it to aggregate and use data from advertising placements, subject to certain restrictions, advertisers might decide to restrict Innovid’s collection or use of their data. Any limitations on this ability could impair Innovid’s ability to deliver certain advertising offerings, which could adversely affect its business, results of operations, and financial condition.
If the use of third-party “cookies,” mobile device IDs or other tracking technologies is restricted without similar or better alternatives, certain offerings could be impacted and Innovid’s business may be adversely affected.
Innovid uses “cookies,” or small text files placed on consumer devices when an internet browser is used, as well as mobile device identifiers, to gather data that enables its platform to be more effective. Innovid’s cookies and mobile device IDs do not identify consumers directly, but record information such as when a consumer views or clicks on an advertisement, when a consumer uses a mobile app, the consumer’s location, and browser or other device information. Publishers, advertisers and partners may also choose to share their information about consumers’ interests or give Innovid permission to use their cookies and mobile device IDs. Without cookies, mobile device IDs, and other tracking technology data, transactions processed through Innovid’s platform would be executed with less insight into consumer activity, reducing the precision of advertisers’ decisions about which impressions to purchase for an advertising campaign. This could make placement of advertising through Innovid’s platform less valuable, and harm its revenue. If Innovid’s ability to use cookies, mobile device IDs or other tracking technologies is limited, it may be required to develop or obtain additional applications and technologies to compensate for the lack of cookies, mobile device IDs and other tracking technology data, which could be time consuming or costly to develop, less effective, and subject to additional regulation.
Market pressure may reduce Innovid’s revenue per impression.
Innovid’s revenue may be affected by market changes, new demands by advertisers, and competitors and we may need to change our pricing models to compete successfully. Innovid’s solutions may be priced too high or too low, either of which may carry adverse consequences. Innovid may receive requests from agencies and advertisers for volume discounts, fee revisions, and rebates. Any of these developments could adversely affect Innovid’s business, results of operations, or financial condition. Any failure of Innovid’s pricing approaches to gain acceptance could adversely affect its business, results of operations, and financial condition.
Innovid must scale its platform infrastructure to support anticipated growth and transaction volume. If Innovid fails to do so, it may limit its ability to process ad impressions, and it may lose revenue.
Innovid’s business depends on processing ad impressions in milliseconds, and it must handle an increasingly large volume of such transactions. The addition of new solutions, such as header bidding in mobile and the CTV and OTT formats, support for evolving advertising formats, handling, and use of increasing amounts of data, and overall growth in impressions, place growing demands upon Innovid’s platform infrastructure. If Innovid is unable to grow its platform to support substantial increases in the number of transactions and in the amount of data it processes, on a high-performance, cost-effective basis, its business, results of operations, and financial condition could be adversely affected. Innovid expects to continue to invest in its platform in order to meet these requirements, and that investment may adversely affect its business, results of operations, and financial condition.
If advertisers, publishers and data providers do not obtain the necessary and requisite consents from consumers for Innovid to process their personal data, Innovid could be subject to fines and liability.
Because Innovid does not have direct relationships with consumers, it relies on advertisers, publishers and data providers, as applicable, to obtain the consent of the consumer on its behalf to process their data and deliver interest-based advertisements, and to implement any notice or choice mechanisms required under applicable laws, but if advertisers, publishers, or data providers do not follow this process (including as the legal requirements in this area continue to evolve and develop), Innovid could be subject to fines and liability. Innovid may not have adequate insurance or contractual indemnity arrangements to protect itself against any such claims and losses.

Advertisements on websites, applications and other digital media properties of publishers serviced through Innovid’s platform are viewed by consumers visiting the publishers’ digital media properties. Publishers often have terms of use in place with their consumers that disclaim or limit their potential liabilities to consumers, or pursuant to which consumers waive rights to bring class actions against the publishers. Innovid generally does not have terms of use in place with such consumers, so it cannot disclaim or limit potential liabilities to them through terms of use, which may expose it to greater liabilities than certain of its competitors.
Innovid faces intense and increasing competition for employee talent, and if it does not retain and continue to attract highly skilled talent or retain its senior management team and other key employees, it may not be able to sustain its growth or achieve its business objectives.
Innovid is led by a strong management team that has extensive experience leading technology and digital marketing companies. Innovid’s success and future growth depends to a significant degree on the leadership, knowledge, skills and continued services of its senior management team and other key personnel. The loss of any of these persons could adversely affect Innovid’s business.
Innovid’s future success also depends on its ability to retain, attract and motivate highly skilled technical, managerial, marketing, and customer service personnel. Innovid expects to continue its growth in the near term. Innovid may incur significant costs to attract and retain qualified employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards. New employees often require significant training and Innovid may lose new or existing employees to its competitors or other companies before it realizes the benefit of its investment in recruiting and training them. Competition for personnel is intense, particularly in the technology and software industries. A substantial majority of Innovid’s workforce are at-will employees, and Innovid may experience a loss of productivity due to the departure of key personnel and the associated loss of institutional knowledge. Innovid’s inability to retain and attract the necessary personnel could adversely affect its business, financial condition and results of operations.
Seasonal fluctuations in advertising activity could have a negative impact on Innovid’s revenue, cash flow and operating results.
Innovid’s revenue, cash flow, operating results and other key operating and performance metrics may vary from quarter to quarter due to the seasonal nature of its customers spending on advertising campaigns. For example, advertisers typically allocate the largest portion of their media budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing. As a result, the fourth quarter of the year typically reflects Innovid’s highest level of measurement activity while the first quarter reflects the lowest level of such activity. Innovid’s historical revenue growth has masked the impact of seasonality, but if its growth rate declines or seasonal spending becomes more pronounced, seasonality could have a more significant impact on its revenue, cash flow and operating results from period to period.
Innovid is subject to payment-related risks, and if its ability to accurately and timely collect payments is impaired, it’s business, financial condition and results of operations may be adversely affected.
Innovid has a large and diverse customer and integration partner base. At any given time, one or more of Innovid’s customers or partners may experience financial difficulty, file for bankruptcy protection or cease operations. Unfavorable economic and financial conditions could result in an increase in customer financial difficulties which could adversely affect Innovid. The direct impact on Innovid could include reduced revenues and write-offs of accounts receivable and expenditures billable to customers, and if these effects were severe enough, the indirect impact could include impairments of intangible assets and reduced liquidity. Furthermore, the payment risks Innovid faces are heightened since some of the media agencies with which Innovid deals collect payments from their advertiser customers and then remit to Innovid such amounts on behalf of those advertiser customers, each of whom is subject to independent billing and payment risks as well. Although no core client (brand/advertiser) accounted for more than 12% of Innovid’s revenue in 2022, our approximately 174 core clients accounted for in excess of 88% of Innovid’s total revenue in 2022.

Any interruptions or delays in services from third parties, including data center hosting facilities, cloud computing platform providers and other hardware and software vendors, or disruptions from Innovid’s inability to adequately plan for and manage service failures or infrastructure capacity requirements, could impair the delivery of Innovid’s services and harm its business.
Innovid currently serves its customers from third-party data center hosting facilities and cloud computing platform providers located in the United States and Europe. Innovid also relies on computer hardware purchased or leased, if any, from, software licensed from, and cloud computing platforms provided by, third parties in order to offer its services, including database software, hardware and data from a variety of vendors. Any disruption or damage to, or failure of Innovid’s systems generally, including the systems of its third-party platform providers, could result in interruptions in its services. Innovid has from time to time experienced interruptions in its services and such interruptions may occur in the future. Also, Innovid may contract with other third-party data centers outside of the United States and Europe, which may carry risks that Innovid does not, or may not be able to, anticipate. In addition, the COVID-19 pandemic disrupted the supply chain of hardware needed to maintain these third-party systems or to run Innovid’s business and such disruptions may recur again in future.. As Innovid increases its reliance on these third-party systems, particularly with respect to third-party cloud computing platforms, its exposure to damage from service interruptions may increase.
Innovid does not control the operation of any of these facilities, and it may be vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. Innovid may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct, as well as local administrative actions (including shelter-in-place or similar orders), changes to legal or permitting requirements and litigation to stop, limit or delay operation. Despite precautions taken at these facilities, such as disaster recovery and business continuity arrangements, the occurrence of a natural disaster or pandemic (including the COVID-19 pandemic), an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in Innovid’s services.
These hardware, software, data and cloud computing platforms may not continue to be available at reasonable prices, on commercially reasonable terms or at all. Any loss of the right to use any of these hardware, software or cloud computing platforms could significantly increase Innovid’s expenses and otherwise result in delays of its services until equivalent technology is either developed by Innovid, or is obtained through purchase or license and integrated into Innovid’s services.
Additionally, improving Innovid’s platform’s infrastructure and expanding its capacity in anticipation of growth in new channels and formats, as well as implementing technological enhancements to its platform to improve its efficiency and cost-effectiveness are key components of its business strategy, and if Innovid’s data centers are unable to keep up with its growing needs for capacity, this could have an adverse effect on its business. Any changes in third-party service levels at Innovid’s data centers or any errors, defects, disruptions, or other performance problems could adversely affect its reputation, expose it to liability, cause it to lose customers, or otherwise adversely affect its business, results of operations, and financial condition. Service interruptions might reduce Innovid’s revenue, trigger refunds, subject Innovid to potential liability, or adversely affect its business, results of operations, and financial condition.
If Innovid does not accurately plan for its infrastructure capacity requirements and it experiences significant strains on its data center capacity, its clients could experience performance degradation or service outages that may subject Innovid to financial liabilities, result in customer losses and harm its reputation and business. As Innovid adds data centers and capacity and continues to move to cloud computing platform providers, it may move or transfer its data and its customers’ data. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of Innovid’s services, which may damage its business.

Innovid’s software platform could be susceptible to errors, defects, or unintended performance problems that could adversely affect its business, results of operations, and financial condition.
Innovid depends upon the sustained and uninterrupted performance of its platform to operate its business. Software bugs, faulty algorithms, technical or infrastructure problems, or system updates could lead to an inability to process data to place advertisements or price inventory effectively, or cause advertisements to display improperly or be placed in proximity to inappropriate content, which could adversely affect Innovid’s business, results of operations, and financial condition. These risks are compounded by the complexity of Innovid’s technology and the large amounts of data Innovid utilizes. Because Innovid’s software is complex, undetected material defects, errors and failures may occur. Despite testing, errors or bugs in Innovid’s software may not be found until the software is in its live operating environment. Errors or failures in Innovid’s solution, even if caused by the implementation of changes by advertisers, publishers, or partners to their systems, could also result in negative publicity, damage to its reputation, loss of or delay in market acceptance of its solution, increased costs, loss of revenue or loss of competitive position. In such an event, Innovid may be required or choose to expend additional resources to help mitigate any problems resulting from defects, errors and failures in its software. As a result, defects or errors in Innovid’s products or services could harm its reputation, result in significant costs, impair the ability of advertisers to sell and impair its ability to fulfill obligations with its clients. Any significant interruptions could adversely affect Innovid’s business, results of operations, and financial condition.
If CTV, mobile devices or their operating systems and Internet browsers develop in ways that prevent advertisements from being delivered to consumers, Innovid’s business, results of operations and financial condition generally, could be adversely affected.
Innovid’s success in the mobile advertising industry depends upon the ability of its platform to provide advertising for mobile connected devices, the major operating systems or internet browsers that run on them, and the thousands of applications that are downloaded onto them. The design of mobile devices and operating systems or browsers is controlled by third parties that may also introduce new devices and operating systems or modify existing ones, and network carriers may affect Innovid’s ability to access specified content on mobile devices. For example, Apple recently announced its intent to eliminate the Identifier for advertisers, which Innovid and other advertising firms have used to deliver targeted advertisements to consumers.
While the effects of this development are uncertain and would not prevent Innovid from operating its header bidding technology on Apple products, it could reduce the value of the ad impressions it offers. If Innovid’s platform cannot operate effectively with popular devices, operating systems or Internet browsers, including Apple devices and iOS, its business, results of operations, and financial condition could be adversely affected.
Also, as online video advertising continues to scale and evolve, the amount of online video advertising being bought and sold programmatically has increased dramatically. The online video advertising market continues to grow with the increased popularity of CTV. However, despite the opportunities created by programmatic advertising, programmatic solutions for CTV and OTT publishers are still nascent compared to desktop and mobile video solutions. Many CTV publishers have backgrounds in cable or broadcast television and have limited experience with digital advertising, and in particular programmatic advertising. For these publishers, it is extremely important to protect the quality of the viewer experience to maintain brand goodwill and ensure online advertising efforts do not create sales channel conflicts or otherwise detract from their direct sales force. In this regard, programmatic advertising presents a number of potential challenges, including the ability to ensure ads are brand safe, comply with business rules around competitive separation, are not overly repetitive, are played at the appropriate volume, and do not cause delays in load-time of content. Innovid believes its platform is well-positioned to allow publishers the opportunity to achieve these goals and also reliably achieve “ad potting,” or the placement of the desired number of advertisements in commercial breaks. While Innovid believes programmatic advertising will continue to grow as a percentage of overall CTV advertising, there can be no assurance that CTV publishers will adopt programmatic solutions such as Innovid’s, or the rate at which they may adopt such solutions, which could adversely affect Innovid’s business, results of operations, and financial condition.

The market in which Innovid participates is intensely competitive, and it may not be able to compete successfully with its current or future competitors.
Innovid’s industry and business is subject to rapid and frequent changes in technology, evolving client demands and frequent competitors with new and enhanced offerings. Innovid competes for both supply and demand with larger, well-established companies that may have technological advantages stemming from their experience in the market. Innovid’s future success will depend on its ability to continuously enhance and improve its offerings to meet client needs and address technological and industry advancements. If Innovid is unable to enhance its solutions to meet market demand in a timely manner, it may not be able to maintain its existing clients or attract new clients. Innovid has made, and intends to continue to make, substantial investments in order to further advance its brand and scale its technology capabilities. However, these investments are inherently risky and may not be successful. Addressing broader marketing and monetization goals, is relatively new to Innovid and it has had to invest in substantial resources to adapt its model, pricing and organization to support this expansion. Similarly, Innovid does not have a long or established track record of competing successfully in this space. If Innovid is not successful in expanding its solutions along broader marketing goals, its results of operations could be adversely affected. Furthermore, Innovid believes the importance of brand recognition will increase as competition in its market increases. However, if Innovid is unable to continuously enhance and improve its offerings, it may be unable to respond effectively to changes in its industry, technology or user preferences, and its solutions may become less competitive or obsolete. Furthermore, brand promotion activities may not yield any increased revenue, and even if they do, any increased revenue may not offset the expenses Innovid incurred in building its brand.
Innovid’s business depends on the overall demand for advertising and on the economic health of Innovid’s current and prospective advertisers. The market for digital advertising solutions is highly competitive and rapidly changing. New technologies and methods of advertising present a dynamic competitive challenge as market participants develop and offer multiple new products and services aimed at facilitating and/or capturing advertising spending. With the introduction of new technologies and the influx of new entrants to the market, including large established companies and companies that Innovid does not yet know about or do not yet exist, Innovid expects competition to persist and intensify in the future, which could harm its ability to increase sales and maintain its profitability. Large and established internet and technology companies may have the power to significantly change the very nature of the digital advertising marketplaces in ways that could materially disadvantage Innovid. These companies could leverage their positions to make changes to their web browsers, mobile operating systems, platforms, exchanges, networks or other solutions or services that could be significantly harmful to Innovid’s business and results of operations.
These companies also have significantly larger resources than Innovid does, and in many cases have advantageous competitive positions in popular products and services like Gmail, YouTube, Chrome, Facebook and Instagram, which they can use to their advantage. Furthermore, Innovid’s competitors include large and established internet and technology companies that have invested substantial resources in innovation, which could lead to technological advancements that change the competitive dynamics of Innovid’s business in ways that it may not be able to predict. Competition could also hinder the success of new advertising solutions that Innovid offers in the future. If any of these risks were to materialize, Innovid’s ability to compete effectively could be significantly compromised and its results of operations could be harmed. Any of these developments would make it more difficult for Innovid to sell its offerings and could result in increased pricing pressure, reduced gross margins, increased sales and marketing expense and/or the loss of market share.
Innovid relies on advertisers and publishers to abide by contractual requirements and relevant laws, rules, and regulations when using its platform. Legal claims or enforcement actions resulting from their actions could expose Innovid to liabilities, damage its reputation, and be costly to defend. In addition, in certain instances Innovid’s campaigns are dependent upon the performance of third-parties hired by its clients. Any failure of such parties to meet expected performance benchmarks could have a negative impact on the success of Innovid’s services.
The advertisers and publishers engaging in transactions through Innovid’s platform impose various requirements upon each other, and Innovid and the underlying advertisers are subject to regulatory requirements by governments and standards bodies applicable to their activities. Innovid may assume responsibility for satisfying or facilitating the satisfaction of some of these requirements through the contracts it enters into with advertisers or publishers transacting business through its platform under applicable laws, regulations or common law duties, even if Innovid has not assumed responsibility contractually. These responsibilities could expose Innovid to significant liabilities, perhaps without the ability to impose effective mitigating controls upon, or to recover from, advertisers and publishers and our contractual indemnities and limitations of liability may not protect us adequately.

Innovid contractually requires its advertisers, publishers and data providers to abide by relevant laws, rules and regulations, and restrictions by their counterparties, when transacting on Innovid’s platform, and it generally attempts to obtain representations from advertisers that the advertising they place through its platform complies with applicable laws and regulations and does not violate third-party intellectual property rights. Innovid also generally receives representations from advertisers, publishers and data providers about their data privacy practices and compliance with applicable laws and regulations, including their maintenance of adequate privacy policies that disclose and permit Innovid’s data collection practices. Nonetheless, there are many circumstances in which it is difficult or impossible for Innovid to monitor or evaluate its compliance. For example, Innovid cannot control the content of advertisers and/or publisher’s media properties.
If advertisers, publishers or data providers fail to abide by relevant laws, rules and regulations, or contract requirements when transacting over Innovid’s platform or after such a transaction is completed, or if such parties fail to provide proper notice to and obtain proper consent from individuals that permit Innovid’s data collection practices where applicable, Innovid could potentially face liability to consumers for such misuse. Further, Innovid could face potential liability to consumers in the event such parties engage in malicious activities, such as the introduction of malware into consumers’ computers through advertisements served through Innovid’s platform, and code that redirects consumers to sites other than the ones consumers sought to visit, potentially resulting in malware downloads or use charges from the redirect site. Advertisers often have terms of use in place with their consumers that disclaim or limit their potential liabilities to such consumers, or pursuant to which consumers waive rights to bring class-action lawsuits against the publishers related to advertisements, which could make Innovid a more likely target for certain lawsuits. Similarly, if such misconduct results in enforcement action by a regulatory body or other governmental authority, Innovid could become involved in a potentially time-consuming and costly investigation, or it could be subject to some form of sanction or penalty and face reputational damage. Innovid may not have adequate indemnities to protect itself against, and its policies of insurance may not cover, all such claims and losses.
If advertisers or publishers or data providers do not have sufficient rights to the content, technology, data or other material that they provide or make available to Innovid, Innovid’s business and reputation may be harmed.
If advertisers or publishers or data providers do not have sufficient rights to the content, technology, data, or other material that they provide or make available to Innovid or if they subsequently lose such rights, or if it infringes or is alleged to infringe the intellectual property rights of third parties, Innovid could be subject to claims from those third parties, which could adversely affect its business, results of operations, and financial condition. For example, channel partners may aggregate ad impressions across several publishers, and Innovid may not be able to verify that these aggregators own or have rights to all of their digital ad impressions. As a result, Innovid may face potential liability for copyright, patent, trademark or other intellectual property infringement, or other claims. Litigation to defend these claims could be costly and have an adverse effect on Innovid’s business, results of operations, and financial condition. While Innovid does include indemnity provisions covering customer content in its service agreements, it can provide no assurance that it is adequately insured to cover claims related to customer content or that its indemnification provisions will be adequate to mitigate all liability that may be imposed on it as a result of claims related to customer content.
Innovid’s platform relies on third-party open source software components. Failure to comply with the terms of the underlying open source software licenses could expose Innovid to liabilities, and the combination of open source software with code that it develops could compromise the proprietary nature of its platform.
Innovid’s platform utilizes software licensed to it by third-party authors under “open source” licenses, and Innovid expects to continue to utilize open source software in the future. The use of open source software may entail greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. To the extent that Innovid’s platform depends upon the successful operation of the open source software it uses, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of Innovid’s platform, delay new solutions introductions, result in a failure of its platform, and injure its reputation. For example, undetected errors or defects in open source software could render Innovid vulnerable to breaches or security attacks, and, in conjunction, make its systems more vulnerable to data breaches. Furthermore, some open source licenses contain requirements that Innovid make available source code for modifications or derivative works Innovid creates based upon the type of open source software Innovid uses. If Innovid combines its proprietary software with open source software in a specific manner, it could, under some open source licenses, be required to release the source code of its proprietary software to the public. This would allow Innovid’s competitors to create similar solutions with lower development effort and time and ultimately put Innovid at a competitive disadvantage.

Although Innovid monitors its use of open source software, it cannot be sure that the process for controlling the use of open source software in its platform will be effective. If Innovid is held to have breached the terms of an open source software license, it could be required to seek licenses from third parties to continue operating using its solutions on terms that are not economically feasible, to re-engineer its solutions or the supporting computational infrastructure, to discontinue use of the code or to make generally available, in source code form, portions of its proprietary code.
Innovid’s business is subject to the risk of catastrophic events such as pandemics, earthquakes, flooding, fire, and power outages, and to interruption by man-made problems such as terrorism.
Innovid’s business is vulnerable to damage or interruption from pandemics, earthquakes, flooding, fire, power outages, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. In particular, a pandemic such as the recent COVID-19 pandemic, including the reactions of governments, markets, and the general public,could result in a number of adverse consequences for Innovid’s business, results of operations, and financial condition, many of which would be beyond Innovid’s control. A significant natural disaster could have a material adverse effect on Innovid’s business, results of operations, and financial condition, and Innovid’s insurance coverage may be insufficient to compensate Innovid for losses that may occur. In addition, acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could cause disruptions in Innovid’s or its customers businesses or the economy as a whole. Innovid may also be subject to cyber security incidents – see “Risks Relating to Information Technology, Cybersecurity and Intellectual Property—System failures, security breaches, or cyberattacks could interrupt the operation of Innovid’s platform and data centers and significantly harm its business, financial condition and results of operations” below for more details. Innovid may not have sufficient protection or recovery plans in some circumstances, such as natural disasters affecting areas in which it operates. As Innovid relies heavily on technology such as computers, communications systems and the Internet to conduct its business and provide high-quality customer service, these disruptions could negatively impact Innovid’s ability to run its business and either directly or indirectly disrupt its customers businesses, which could have an adverse effect on Innovid’s business, results of operations and financial condition.
Innovid relies on integrations with demand- and supply-side advertising platforms, ad servers and social platform over which we exercise very limited control. A decrease in demand for advertising and public criticism of digital advertising technology in the US and internationally, could adversely affect the demand for and use of Innovid’s solutions.
Innovid’s business depends, in part, on the demand for digital advertising technology. The digital advertising industry has been and may in the future be subject to reputational harm, negative media attention and public complaint relating to, among other things, the alleged lack of transparency and anti-competitive behavior among advertising technology companies. This public criticism could result in increased data privacy and anti-trust regulation in the digital advertising industry in the US and internationally. In addition, Innovid’s services are delivered in web browsers, mobile apps and other software environments where online advertising is displayed, and certain of these environments have announced future plans to phase out or end the use of cookies and other third-party tracking technology on their operating systems in order to provide more consumer data privacy. While Innovid’s technology and solutions do not rely on persistent identifiers or cookie-based or cross-site tracking, these changes and other updates to software functionality in these environments could hurt Innovid’s ability to effectively deliver its services.
Innovid may not be able to accurately predict changes in overall advertiser demand for the channels in which it operates, and cannot assure that its investment in formats will correspond to any such changes. Advertisers may change the fees they charge users or otherwise change their business model in a manner that slows the widespread acceptance of advertisements. In order for Innovid’s services to be successful, there must be a large base of advertisers to deliver content. Innovid has limited or no control over the availability or acceptance of those advertisements, and any change in the licensing terms, costs, availability or user acceptance of these advertisements could adversely affect its business. Any decrease in the use of mobile, display, and video advertising, whether due to customers losing confidence in the value or effectiveness of such channels, regulatory restrictions, public criticism or other causes, or any inability to further penetrate CTV or enter new and emerging advertising channels, could adversely affect Innovid’s business, results of operations, and financial condition. Any change or decrease in the demand for digital advertising, including on social media platforms as a result of avoidance campaigns or similar events, may negatively affect the demand for and use of Innovid’s solutions. If Innovid’s customers significantly reduce or eliminate their digital ad spend in response to the public criticism of the digital advertising industry or its related effects, its business, financial condition and results of operations could be adversely affected.

Innovid’s international operations and expansion expose it to several risks.
Innovid’s current global operations and future initiatives involve a variety of risks, including, in addition to risks described elsewhere in this section:
•operational and execution risk, including localization of the product interface and systems, translation into foreign languages, adaptation for local practices, adequate coordination of timing to onboard local clients and advertisers, difficulty of maintaining Innovid’s corporate culture, challenges inherent to hiring and efficiently managing an increased number of employees over large geographic distances, and the increasing complexity of the organizational structure required to support expansion and operations into multiple geographies and regulatory systems;
•insufficient, or insufficiently coordinated, demand for and supply of advertising inventory in specific geographic markets, which could impair Innovid’s ability to accurately predict user engagement in that market;
•compliance with (and liability for failure to comply with) applicable local laws and regulations, including, among other things, laws and regulations with respect to data protection, data/user privacy, tax and withholding, labor regulations, anti-corruption, consumer protection, spam and content, which laws and regulations may be inconsistent across jurisdictions;
•intensity of local competition for digital advertising budgets and internet display inventory;
•changes in a specific country’s or region’s political or economic conditions. For example, we have one of our four main offices in Tel Aviv. The Israeli government is currently pursuing extensive changes to Israel’s judicial system and in response to this, certain leading international financial institutions, including investment banks, investors and key economists, have indicated several causes for concern, including that such proposed changes, if adopted, may cause a downgrade to Israel’s sovereign credit rating and Israel’s international standing, which would adversely affect the macroeconomic condition in which we operate as we have extensive operations in Israel, and also potentially deter foreign investment into Israel, which may hinder our ability to raise additional funds;
•risks related to pricing structure, payment and currency, including aligning Innovid’s pricing model and payment terms with local norms, higher levels of credit risk and payment fraud, difficulties in invoicing and collecting in foreign currencies and associated foreign currency exposure, restrictions on foreign ownership and investments, and difficulties in repatriating or transferring funds from or converting; currencies; and
•limited or unfavorable intellectual property protection.
Innovid currently operates in Europe through a subsidiary located in the United Kingdom and may expand to other global regions including China, other South Asian countries as well as Latin America. The withdrawal of the United Kingdom from the EU (“Brexit”) may continue adversely to affect economic conditions in the United Kingdom, EU and elsewhere across the globe, and could contribute to volatility in foreign exchange markets with respect to the British Pound and Euro, which Innovid may not be able to effectively manage, and its financial results could be adversely affected. Further, Brexit may add additional complexity to potential European operations. Accordingly, Innovid cannot predict the additional expense, impact on revenue, or other business impact that may stem from Brexit. Additionally, operating in international markets also requires significant management attention and financial resources. Innovid cannot be certain that the investment and additional resources required in establishing operations in other countries will produce desired levels of revenue or profitability. Foreign currency exchange risk exposure also arises from intra-company transactions and financing with subsidiaries that have a functional currency different than the euro. While Innovid may engage in hedging transactions to minimize the impact of uncertainty in future exchange rates on intra-company transactions and financing, it may not hedge all of its foreign currency exchange rate risk. In addition, hedging transactions, to the extent Innovid may engage in hedging, carries its own risks and costs, and could expose it to additional risks that could harm its financial condition and operating results.

Changes in tax laws or tax rulings could materially affect Innovid’s effective tax rates, financial position and results of operations.
We are subject to taxation in multiple jurisdictions as a result of the international scope of our operations and our corporate entity structure . Any adverse development in the tax law of any of these jurisdictions or any disagreement with our tax positions could have a material adverse effect on our business, financial condition or results of operations. The tax regimes Innovid is subject to or operates under may be subject to significant change. Changes in tax laws or changes in interpretations of existing laws could cause Innovid to be subject to additional income-based taxes and non-income based taxes (such as payroll, sales, use, value-added, digital services and excise, net worth, property, and goods and services taxes), which in turn could materially affect Innovid’s financial position and results of operations. In addition, many countries in the EU, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could impact Innovid’s tax obligations. Any significant changes to Innovid’s future effective tax rate may materially and adversely affect Innovid’s business, financial condition, results of operations, or cash flows.
Innovid could be required to collect additional sales, value added or similar taxes or be subject to other tax liabilities that may adversely affect its results of operations.
One or more countries or US states may seek to impose incremental or new sales, value added taxes or use or other tax collection obligations on Innovid. An increasing number of states have considered or adopted laws that impose sales tax collection obligations on out-of-state companies. This is also the case in respect of the EU, where value added taxes may be imposed on non-EU companies making digital sales to consumers within the EU. In addition, the US Supreme Court ruled in South Dakota v. Wayfair, Inc., or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the customer’s state. In response to Wayfair, or otherwise, state and local governments may adopt, or begin to enforce, laws requiring Innovid to calculate, collect and remit sales taxes in their jurisdictions. Similarly, many foreign jurisdictions have considered or adopted laws that impose value added, digital services or similar indirect taxes on companies despite not having a physical presence in the foreign jurisdiction.
A successful assertion by one or more states, or other countries or jurisdictions, requiring Innovid to collect taxes where it presently does not do so, or to collect more taxes in a jurisdiction in which it currently collects some taxes, could result in substantial liabilities, including taxes on past sales as well as penalties and interest. Innovid continually monitors the ever-evolving tax landscape in the jurisdictions in which it operates and those jurisdictions where its customers reside. The requirement to collect sales, value added or similar indirect taxes by foreign, state or local governments for sellers that do not have a physical presence in the jurisdiction could also create additional administrative burdens for Innovid, put it at a competitive disadvantage if they do not impose similar obligations on its competitors or decrease its future sales, which may materially and adversely affect its business and results of operations.
Innovid may have exposure to greater than anticipated tax liabilities.
Innovid’s income tax obligations are based in part on its corporate operating structure and intercompany arrangements. The tax laws applicable to Innovid’s business, including the laws of the US and other jurisdictions, are subject to interpretation, and certain jurisdictions are aggressively interpreting their laws in new ways in an effort to raise additional tax revenue. Innovid’s existing corporate structure and intercompany arrangements have been implemented in a manner Innovid believes is in compliance with current prevailing tax laws. However, the taxing authorities of the jurisdictions in which Innovid operates may challenge Innovid’s methodologies for intercompany arrangements, which could impact Innovid’s worldwide effective tax rate and harm its financial position and results of operations. In addition, changes to Innovid’s corporate structure and intercompany agreements, including through acquisitions, could impact Innovid’s worldwide effective tax rate and harm its financial position and results of operation.

Innovid may not be able to effectively integrate the businesses it acquires, which may adversely affect its ability to achieve its growth and business objectives.
Innovid explores, on an ongoing basis, potential acquisitions of additional businesses, products, solutions, technologies or teams. If Innovid identifies an appropriate acquisition candidate, it may not be successful in negotiating the terms and/or financing of the acquisition, and its due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product, solution or technology, including issues related to intellectual property, product quality or architecture, employees or clients, regulatory compliance practices or revenue recognition or other accounting practices. Any acquisition or investment may require Innovid to use significant amounts of cash, issue potentially dilutive equity securities or incur debt, contingent liabilities or amortization of expenses, or impairment of goodwill and/or purchased long-lived assets, and restructuring charges, any of which could harm its financial condition or results. In addition, acquisitions, including Innovid’s recent acquisitions, involve numerous risks, any of which could harm its business, including:
•difficulties in integrating the operations, technologies, services and personnel of acquired businesses, especially if those businesses operate outside of Innovid’s core competency;
•the need to integrate operations across different geographies, cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;
•cultural challenges associated with integrating employees from the acquired company into Innovid’s organization;
•ineffectiveness, lack of scalability or incompatibility of acquired technologies or services;
•potential loss of key employees of acquired businesses;
•inability to maintain the key business relationships and the reputation of acquired businesses;
•failure to successfully further develop the acquired technology in order to recoup Innovid’s investment;
•unfavorable reputation and perception of the acquired product or technology by the general public;
•diversion of management’s attention from other business concerns;
•liability or litigation for activities of the acquired business, including claims from terminated employees, clients, former shareholders or other third parties;
•implementation or remediation of controls, practices, procedures and policies at acquired businesses, including the costs necessary to establish and maintain effective internal controls; and
•increased fixed costs.
There can be no assurance that Innovid will be able to successfully integrate the businesses that it acquires or that it will be able to leverage the acquired commercial relationships, products or technologies in the manner it anticipates. If Innovid is unable to successfully integrate the businesses it has acquired or any business, product, solution or technology it acquires in the future, its business and results of operations could suffer, and it may not be able to achieve its business and growth objectives.
Innovid has substantial client concentration in certain local markets and solutions, with a limited number of clients accounting for a substantial portion of its revenues in those areas.
Although Innovid’s overall customer base is well-diversified, in certain of its local markets and specific solutions, it derives a substantial portion of revenues from a limited number of clients. There are inherent risks whenever a large percentage of revenues within any specific market or solution are concentrated within a limited number of clients. Innovid cannot predict the future level of demand for its services and products that will be generated by these clients. In addition, revenues from these clients may fluctuate from time to time. Further, some of Innovid’s contracts with these clients may permit them to terminate use of its products at any time (subject to notice and certain other provisions). If any of these clients terminate or reduce use of Innovid’s products, its revenues within local markets or specific solutions may be negatively impacted.

Innovid experiences fluctuations in its results of operations due to a number of factors, which make Innovid’s future results difficult to predict and could cause its operating results to fall below expectations or guidance.
Innovid’s quarterly and annual results of operations fluctuate due to a variety of factors, many of which are outside of its control. As a result, comparing Innovid’s results of operations on a period-to-period basis may not be meaningful. Fluctuations in Innovid’s results of operations could cause its performance to fall below the expectations of analysts and investors, and adversely affect the price of its services. Innovid’s past results are not an indication of its future performance. Factors that may affect Innovid’s quarterly results of operations include:
•the nature of Innovid’s clients’ products or services, including the seasonal nature of its clients’ advertising spending;
•lengthy implementation cycles resulting in substantial expenses incurred without any guarantee of revenue generation;
•demand for Innovid’s offering and the size, scope and timing of digital advertising campaigns;
•the relative lack of long-term agreements with Innovid’s clients and advertisers;
•client and advertisers retention rates;
•market acceptance of Innovid’s offering and future solutions and services (i) in current industry verticals and new industry verticals, (ii) in new geographic markets, (iii) in new advertising channels, or (iv) for broader marketing goals;
•the timing of large expenditures related to expansion into new solutions, new geographic markets, new industry verticals, acquisitions and/or capital projects;
•the timing of adding support for new digital devices, platforms and operating systems;
•Innovid’s clients’ budgeting cycles;
•changes in the competitive dynamics of Innovid’s industry, including consolidation among competitors;
•consumers’ response to Innovid’s clients’ advertisements, to online advertising in general and to tracking technologies for targeted or behavioral advertising purposes;
•Innovid’s ability to control costs, including its operating expenses;
•network outages, errors in Innovid’s technology or security breaches and any associated expense and collateral effects;
•foreign currency exchange rate fluctuations, as some of Innovid’s foreign sales and costs are denominated in its local currencies;
•failure to successfully manage any acquisitions; and
•general economic and political conditions in Innovid’s domestic and international markets.
As a result, Innovid may have a limited ability to forecast the amount of future revenue and expense, and its results of operations may from time to time fall below its estimates or the expectations of public market analysts and investors.
Risks Relating to Compliance with Law, Government Regulation and Litigation
Innovid is subject to anti-bribery, anti-corruption, and similar laws and non-compliance with such laws can subject it to criminal penalties or significant fines and harm its business and reputation.
Innovid is subject to anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practice Act of 1977 (“FCPA”), the US domestic bribery statute contained in 18 USC. § 201, the USA PATRIOT Act, US Travel Act, the U.K. Bribery Act 2010 and the Proceeds of Crime Act 2002, and possibly other anti-corruption, anti-bribery and anti-money laundering laws in countries in which it conducts activities. Anti-corruption laws have been enforced with great rigor in recent years and are interpreted broadly and prohibit companies and their employees and their agents from making or offering improper payments or other benefits to government officials and others in the private sector. The FCPA or other applicable anti-corruption laws may also hold Innovid liable for acts of corruption or bribery committed by its third-party business partners, representatives, and agents, even if Innovid does not authorize such activities. As Innovid increases its international sales and business, and increases its use of third parties, Innovid’s risks under these laws will increase.

Innovid operates in jurisdictions that present a high risk for bribery and corruption according to the Transparency International Corruption Perceptions Index, and Innovid’s current policies and procedures may not be sufficient to mitigate Innovid’s anti-corruption risks. As a public company, the FCPA separately requires that Innovid keep accurate books and records and maintain internal accounting controls sufficient to assure management’s control, authority, and responsibility over its assets. Innovid has adopted policies and procedures and conducted training designed to prevent improper payments and other corrupt practices prohibited by applicable laws, but cannot guarantee that improprieties will not occur. Noncompliance with these laws could subject Innovid to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with specified persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. Any investigations, actions, and/or sanctions could have an adverse effect on Innovid’s business, results of operations and financial condition.
Innovid is subject to economic and trade sanctions laws and regulations and export and import controls that could impair its ability to compete in international markets or subject it to liability if it is not in compliance with applicable laws
Innovid is subject to various US export control laws and regulations, including the Export Administration Regulations administered by the US Department of Commerce, and trade and economic sanctions laws and regulations, including those administered by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, and the US Department of Commerce (collectively, “Trade Controls”). US Trade Controls prohibit or restrict transactions and dealings, including the shipment of products and the provision of services to or involving certain countries, territories, governments, and persons. Although Innovid endeavors to conduct its business in compliance with Trade Controls, its failure to successfully comply may expose it to negative legal and business consequences, including civil or criminal penalties, governmental investigations, loss of export privileges, disgorgement of profits, significant fines, damages, suspension and/or debarment from contracting with certain persons, adverse media coverage, and other reputational harm.
Furthermore, if Innovid exports its technology or software, such exports may require authorization from US regulators, including prior licensing from the US Department of Commerce or other appropriate government authorization. Obtaining such authorization and otherwise complying with Trade Controls may be time-consuming and may result in the delay or loss of opportunities.
In addition, various countries regulate the import of encryption technology, including the imposition of import permitting and licensing requirements, and have enacted laws that could limit Innovid’s ability to offer its platform or could limit its customers’ ability to use Innovid’s platform in those countries. Changes in Innovid’s platform or future changes in export and import regulations may create delays in the introduction of Innovid’s platform in international markets or prevent Innovid’s customers with international operations from deploying its platform globally. Any change in export or import regulations, economic sanctions or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could result in decreased use of Innovid’s platform by, or in its decreased ability to export its technology and services to, existing or potential customers. Any decreased use of Innovid’s platform or limitation on its ability to export its platform would likely adversely affect its business, results of operations, and financial condition.
If we fail to maintain an effective system of internal controls over financial reporting in the future we may not be able to accurately or timeously report our financial condition or results of operations.
If our internal control over financial reporting is not effective, it may adversely affect investor confidence in us and in the price of our common stock.
Failure to comply with applicable legislation and regulation on data privacy and data protection and changes in laws and regulations that result in changes to Innovid’s data collection and storage practices may adversely affect its business.
Privacy and data protection laws and regulation of digital advertising may cause Innovid to incur additional or unexpected costs, subject it to enforcement actions for compliance failures or cause it to change our platform or business model, which may have a material adverse effect on our business.

There are a growing number of data privacy and protection laws and regulations in the digital advertising industry that apply to Innovid’s business. Innovid has dedicated, and expects to continue to dedicate, significant resources in its efforts to comply with such laws and regulations. For example, Innovid has implemented policies and procedures to comply with applicable data privacy laws and regulations, and relies on contractual representations made to it by customers and partners that the information they provide to it and their use of its solutions do not violate these laws and regulations or their own privacy policies. If Innovid’s customers’ and partners’ representations are false or inaccurate, or if its customers and partners do not otherwise comply with applicable privacy laws, Innovid could face adverse publicity and possible legal or regulatory action. Conversely, Innovid’s partners and communications services providers have adopted their own policies based on their own perceptions of legal requirements or other policy determinations, and these policies have in the past temporarily prevented Innovid, and may again in the future prevent it, from operating on their platforms and possibly result in loss of business or litigation. The application, interpretation and enforcement of data privacy and protection laws and regulations are often uncertain and continue to evolve, particularly in the new and rapidly evolving industry in which Innovid operates, and may be interpreted and applied inconsistently between states within a country or between countries, and Innovid’s current policies and practices may be found not to comply.
In the US, federal and state laws impose limits on, or requirements regarding the collection, distribution, use, security and storage of personal information of individuals. For example, the Children’s Online Privacy Protection Act applies to websites and other online services that collect personal information about children under 13 years of age. The FTC Act grants the FTC authority to enforce against unfair or deceptive practices, which the FTC has interpreted to require companies’ practices with respect to personal information comply with the commitments posted in their privacy policies. With respect to the use of personal information for direct marketing purposes, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, establishes specific requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content, and obligates, among other things, the sender of commercial emails to provide recipients with the ability to opt out of receiving future commercial emails from the sender. Further, the Telephone Consumer Protection Act restricts telemarketing and the use of technologies that enable automatic calling and/or messaging without proper customer consent, and is a particularly highly litigated issue.
There has also been increased regulation of data privacy and security in the US particularly at the state level. For example, in 2018, California enacted the CPA, which came into effect in January 2020 and places increased obligations on businesses. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Further, in November 2020, California voters passed the CPRA, which significantly expands the CCPA. The CPRA took effect January 1, 2023 (and applies to data collected during the prior year), introduced additional obligations such as data minimization and storage limitations, granting additional rights to consumers, such as correction of personal information and additional opt-out rights, and creates a new entity, the California Privacy Protection Agency, to implement and enforce the law. The CCPA has marked the beginning of a trend toward more stringent state data privacy legislation in the US, which could increase Innovid’s potential liability and adversely affect its business. For example, Virginia has adopted a new state data protection act referred to as the Virginia Consumer Data Protection Act, or CDPA, which also took effect on January 1, 2023. Further, Colorado has adopted a new state data protection act titled the Colorado Privacy Act, which is set to take effect on July 1, 2023. The potential effects of legislation are far-reaching and may require Innovid to modify its processing practices and policies and to incur substantial costs and expenses in an effort to comply.

Further, foreign data privacy laws are also rapidly changing and have become more stringent in recent years. In the EEA and the UK, the EEA GDPR, the UK General Data Protection Regulation, and the UK Data Protection Act 2018 impose strict obligations on the ability to collect, analyze, use, transfer and otherwise process personal data. This includes requirements with respect to accountability, transparency, obtaining individual consent, international data transfers, security and confidentiality and personal data breach notifications, which may restrict our processing activities. Separate, restrictive obligations relating to electronic marketing and the use of cookies which may limit our ability to advertise or analyze user behavior online. In the EU and UK, informed consent is required for the placement of most cookies or similar technologies on a user’s device and for direct electronic marketing. The EEA privacy laws on cookies and e-marketing are also subject to change as they are likely to be replaced by the European Commission’s Regulation on Privacy and Electronic Communications, or the ePrivacy Regulation. The ePrivacy Regulation may introduce more stringent requirements for using cookies and similar technologies for direct marketing and significantly increase fines for non-compliance in-line with the GDPR. In addition, there is an increasing regulatory focus on cookies in Europe recently following a recent court decision, privacy activists’ campaigns and various guidance issued by supervisory authorities, which has in some cases led to significant monetary penalties. If regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs, and subject us to additional liabilities.
Innovid expects that there will continue to be new proposed laws, regulations, and industry standards concerning data privacy, data protection, and information security in the United States and other jurisdictions at all levels of legislature, governance, and applicability. These federal, state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are increasingly restricting the collection, processing and use of personal data. Innovid continues to monitor changes in laws and regulations, and the costs of compliance with, and the other burdens imposed by, these and other new laws or regulatory actions increase our costs. Although Innovid takes reasonable efforts to comply with all applicable laws and regulations, laws are constantly evolving, can be subject to significant change or interpretive application, and may be inconsistent from one jurisdiction to another.
Any perception of Innovid’s practices, platform or solutions delivery as a violation of data privacy rights may subject it to public criticism, loss of customers or partners, loss of goodwill, class action lawsuits, reputational harm, or investigations or claims by regulators, industry groups or other third parties, any of which could significantly disrupt its business and expose it to liability in ways that negatively affect its business, results of operations and financial condition. Innovid or its third-party service providers could be adversely affected if legislation or regulations are expanded to require changes in Innovid’s or its third-party service providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect Innovid’s or Innovid’s third-party service providers’ business, results of operations or financial condition.
In addition, failure to comply with these and other laws and regulations may result in, among other things, administrative enforcement actions and significant fines, individual or class action lawsuits, significant legal fees, and civil or criminal liability. Any regulatory or civil action that is brought against Innovid, even if unsuccessful, may distract its management’s attention, divert its resources, negatively affect its public image or reputation among its customers and partners and within its industry, and, consequently, harm its business, results of operations and financial condition.
Legal uncertainty and industry unpreparedness for new regulations may mean substantial disruption and inefficiency, demand constraints, and reduced value.
Some of Innovid’s advertisers may be unprepared to comply with evolving regulatory guidance under the CCPA, CPRA, CDPA, GDPR, or other new regulations, and may therefore remove personal data from their inventory before passing it into the bid stream, at least temporarily. This may lower customer inventory, resulting in loss of ad spend and revenue for Innovid. Further, since Innovid does not have direct relationships with end users, it relies on advertisers to obtain such consents as required. Even well-prepared advertisers may be confronted with difficult choices and administrative and technical hurdles as they implement their compliance programs and integrate with multiple other parties in the ecosystem. While Innovid can and does provide training and guidance on compliance, the nature of the ecosystem and technology does not support 100% verification that consent from end users has been obtained, when required, and it may unknowingly pass on consumer personal information when it should not. This exposes Innovid to potential regulatory scrutiny, investigations, fines, penalties, and other legal and financial exposure. Additionally, data privacy and data protection laws are evolving, and it is possible that these laws may be interpreted and applied in a manner that is inconsistent with Innovid’s safeguards and practices that could result in fines, lawsuits and other penalties, and significant changes to its client’s businesses practices and inventory.

Further, compliance program design and implementation will be an ongoing process as understanding of new regulations increase and industry compliance standards evolve. The resulting process friction could result in substantial inefficiency and loss of inventory and demand, as well as increased burdens upon Innovid’s organization as it seeks to assist customers and adapt its own technology and processes as necessary to comply with the law and industry practice. The uncertain regulatory environment may disadvantage Innovid in comparison to large, integrated competitors such as Google and Facebook, which have greater compliance resources and can take advantage of their direct relationships with end users to secure consents. Changes in the business practices of such large integrated competitors could impose additional requirements with respect to the retention and security of Innovid’s handling or ability to handle customer and end user data, could limit its marketing and core business activities, and have an adverse effect on its business, results of operations, and financial condition.
Risks Relating to Information Technology, Cybersecurity and Intellectual Property
An assertion from a third party that Innovid is infringing its intellectual property rights, whether such assertion is valid or not, could subject it to costly and time-consuming litigation, expensive licenses or other impacts to its business.
There is significant intellectual property development activity in the measurement and authentication of digital ads. Third-party intellectual property rights may cover significant aspects of Innovid’s technologies or business methods or block Innovid from expanding its platform and delivering new solutions, and it cannot be certain that its current operations do not infringe the rights of a third party. Innovid has on one occasion received and may in the future receive allegations and/or claims from third parties that Innovid’s technology infringes or violates such third parties’ intellectual property rights. The cost of defending against such claims, whether or not the claims have merit, is significant and could divert the attention of management, technical personnel and other employees from Innovid’s business operations. Litigation regarding intellectual property rights is inherently uncertain due to the complex issues involved, and Innovid may not be successful in defending itself in such matters.
Additionally, Innovid may be obligated to indemnify its customers or partners in connection with any such litigation. Intellectual property claims could harm Innovid’s relationships with its customers and deter future customers from buying its solutions or expose Innovid to litigation. If Innovid is found to infringe intellectual property rights, it could potentially be subject to injunctive or other relief that could affect Innovid’s ability to provide its solutions. Innovid may also be required to develop alternative non-infringing technology and may be unable to do so, or such development may require significant time and expense and may not be successful. In addition, Innovid could be required to pay royalty payments, either as a one-time fee or ongoing, as well as damages for past use that was deemed to be infringing. If Innovid cannot license or develop technology for any allegedly infringing aspect of its business, this may limit its platform and solutions, and Innovid may be unable to compete effectively. Any of these results could adversely affect Innovid’s business, financial condition and results of operations.
Innovid’s intellectual property rights may be difficult to enforce and protect, which could enable others to copy or use aspects of its technology without compensation, thereby eroding its competitive advantages and having an adverse effect on its business, results of operations, and financial condition.
Innovid relies upon a combination of trade secrets, third-party confidentiality, non-disclosure agreements, contractual restrictions on disclosure and use, and trademark, copyright, patent, and other intellectual property laws to establish and protect its proprietary technology and intellectual property rights. Innovid currently owns trademark registrations and applications for the “Innovid” name and variants thereof and other product-related marks in the United States and certain foreign countries. Innovid has also registered numerous Internet domain names related to its business.
Innovid also relies on copyright laws to protect computer programs related to its platform and its proprietary technologies, although to date Innovid has not registered for statutory copyright protection. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly, the remedies and damages available to Innovid for unauthorized use of its software may be limited. Some of Innovid’s proprietary technology, technology architecture, trade secrets and engineering roadmap have not been patented. As a result, Innovid cannot look to patent enforcement rights to protect some of Innovid’s proprietary technology. Furthermore, Innovid’s patent strategy is still in its early stages. Innovid may not be able to obtain any further patents, and Innovid’s pending application may not result in the issuance of a patent. Any issued patents may be challenged, invalidated, or circumvented, and any rights granted under these patents may not actually provide adequate defensive protection or competitive advantages to Innovid. Additionally, the process of obtaining patent protection is expensive and time-consuming, and Innovid may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.

While it is Innovid’s policy to protect and defend its rights to its intellectual property, it cannot predict whether steps taken by it to protect its intellectual property will be adequate to prevent infringement, misappropriation, dilution, or other violations of its intellectual property rights. Third parties may knowingly or unknowingly infringe Innovid’s intellectual property rights, third parties may challenge intellectual property rights held by Innovid, and pending and future trademark and patent applications may not be approved. These claims may result in restrictions on Innovid’s use of its intellectual property or the conduct of its business. In any of these cases, Innovid may be required to expend significant time and expense to prevent infringement or to enforce its rights. Innovid also cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology Innovid relies on to conduct its business and differentiate itself from its competitors. Unauthorized parties may also attempt to copy or obtain and use Innovid’s technology to develop applications with the same functionality as its solutions, and policing unauthorized use of its technology and intellectual property rights is difficult and may not be effective. In addition, the laws of some foreign countries may not be as protective of intellectual property rights as those of the United States, and mechanisms for enforcement of Innovid’s intellectual property rights in such countries may be inadequate. If Innovid is unable to protect its intellectual property rights (including in particular, the proprietary aspects of its platform) Innovid may find itself at a competitive disadvantage to others who have not incurred the same level of expense, time and effort to create, and protect their intellectual property.
Innovid’s customer agreements generally restrict the use of its confidential information solely to use in connection with the use of its services and restrict the reverse engineering of its technology. In spite of such limitations, reverse engineering Innovid’s software or the theft or misuse of Innovid’s confidential information could occur by customers or other third parties who have access to its technology. Innovid also endeavors to enter into agreements with its employees and contractors in order to limit access to and disclosure of its confidential information, as well as to clarify rights to intellectual property and technology associated with Innovid’s business. These agreements may not effectively grant all necessary rights to any inventions that may have been developed by the employees or consultants party thereto. In addition, these agreements may not effectively prevent unauthorized use or disclosure of Innovid’s confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of Innovid’s confidential information, intellectual property, or technology.
Furthermore, protecting Innovid’s intellectual property is particularly challenging after its employees or its contractors end their relationship with Innovid, and, in some cases, decide to work for Innovid’s competitors. Also, enforceability of the non-compete agreements that Innovid has in place is not guaranteed, and contractual restrictions could be breached without discovery or adequate remedies.
Innovid relies on licenses to use the intellectual property rights of third parties to conduct its business.
Innovid relies on products, technologies, and intellectual property that it licenses from third parties, for use in operating its business. Innovid cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to Innovid on commercially reasonable terms, if at all. Innovid cannot be certain that its licensors are not infringing the intellectual property rights of others or that its suppliers and licensors have sufficient rights to the technology in all jurisdictions in which Innovid may operate. Some of Innovid’s license agreements may be terminated by its licensors for convenience. If Innovid is unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against its suppliers and licensors or against it, or if Innovid is unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, its ability to operate and expand its business could be harmed.

If Innovid fails to adequately maintain the security of and prevent unauthorized access into its systems or devices, advertisers could lose confidence in its platform, and Innovid could face legal claims that could adversely affect its business, results of operations, and financial condition.
Innovid may be subject to fraudulent or malicious activities undertaken by persons seeking to use its platform for improper purposes. For example, someone may attempt to divert or artificially inflate advertiser purchases through Innovid’s platform, or to disrupt or divert the operation of the systems, and devices of its advertisers, and their consumers in order to misappropriate information, generate fraudulent billings or stage cyberattacks, or for other illicit purposes. For example, sophisticated bot-nets and other complex forms of click fraud might be used to generate fraudulent impressions and divert advertising revenue from legitimate websites of publishers. Those activities could also introduce malware through Innovid’s platform in order to commandeer or gain access to information on consumers’ computers. Innovid uses third-party tools and proprietary technology to identify non-human traffic and malware, and it may reduce or terminate relationships with advertisers that Innovid finds to be engaging in such activities. Although Innovid continuously assesses the quality and performance of advertising on digital media properties, it may be difficult to detect fraudulent or malicious activity, and Innovid relies on its own and third-party tools, as well as the controls of advertisers. Further, perpetrators of fraudulent impressions and malware frequently change their tactics and may become more sophisticated over time, requiring both Innovid and third parties to improve processes for assessing the quality of advertiser inventory and controlling fraudulent activity. If Innovid fails to prevent such unauthorized access or our platform is compromised its services may be disrupted or perceived as insecure. As a result, its reputation could be damaged, advertisers may contest payment, demand refunds, or fail to give Innovid future business, or Innovid could face legal claims from advertisers.
System failures, security breaches or cyberattacks could interrupt the operation of Innovid’s platform and data centers and significantly harm its business, financial condition and results of operations.
Innovid’s success depends on the efficient and uninterrupted operation of its platform. In delivering Innovid’s solutions, it is dependent on the operation of third-party data and cloud computing platforms centers, which are vulnerable to damage or interruption from computer viruses, computer denial of service attacks, unidentified security vulnerabilities, exploitation of encryption technology, or other attempts to harm Innovid’s system and similar events. In the future, in particular due to the increasingly evolving methods of bad actors, Innovid may need to expand its systems at a significant cost and at a more rapid pace than Innovid has to date. Innovid may be unable to provide its solutions on a timely basis or experience performance issues with its platform if Innovid fails to adequately expand or maintain its system capabilities to meet future requirements and address future threats. Some of Innovid’s systems are not fully redundant, and its disaster recovery planning cannot account for all eventualities. The occurrence of any issues or failures at Innovid’s data centers could result in interruptions in the delivery of its solutions to its customers. Additionally, certain of Innovid’s third-party service providers and other vendors have access to portions of its IT system. Performance failures or acts of negligence by these service providers may cause material disruptions to Innovid’s IT systems. A failure or disruption of Innovid’s computer systems, or those of its demand-side integration partners, could impede access to its platform, interfere with its data analytics and prevent the timely delivery of Innovid’s solutions.
The techniques used by criminals to obtain unauthorized access to systems or proprietary information or sensitive, personal or confidential data change frequently and often are not recognized until after being launched against a target, and accordingly, we may be unable to anticipate these techniques or implement adequate preventative measures and there may be a significant delay between the initiation of an attack on our systems and our recognition of the attack. The occurrence of inadvertent or intentional acts of our employees, third-party service providers and other vendors, or business partners may result in a compromise or breach of our networks, or those of third parties with whom we do business. Outside parties may also attempt in the future to fraudulently induce Innovid’s employees or users of its platform to disclose sensitive information via illegal electronic spamming, phishing, or other tactics. Any actual or perceived breach of Innovid’s security measures or Innovid’s third party service providers and other vendors with access to Innovid’s IT system, or the accidental loss, inadvertent disclosure or unauthorized dissemination of proprietary information or sensitive, personal or confidential data about us, our employees, customers or integration partners, or our advertisers and their consumers, including the potential loss or disclosure of such information or data as a result of hacking, fraud, trickery or other forms of deception, could expose Innovid, our employees, our customers or integration partners, or our advertisers and their consumers to risks of loss or misuse of this information.

Any such breach, loss, disclosure or dissemination may also result in potential liability or fines, governmental inquiry or oversight, enforcement actions, injunctive relief, litigation, public statements against us by advocacy groups or others, or a loss of customer confidence, any of which could harm Innovid’s business and damage its reputation, possibly impeding its ability to retain and attract new customers, and cause a material adverse effect on Innovid’s operations and financial condition. The cost of investigating, mitigating and responding to potential security breaches and complying with applicable breach notification obligations to individuals, regulators, partners and others can be significant and the risk of legal claims in the event of a security breach is increasing. For example, the CCPA creates a private right of action for certain data breaches. Further, defending a suit, regardless of its merit, could be costly, divert management attention and harm Innovid’s reputation. The successful assertion of one or more large claims against Innovid that exceed available insurance coverage, or the occurrence of changes in its insurance policies, including premium increases or the imposition of large deductibles or co-insurance requirements, could adversely affect Innovid’s reputation, business, financial condition, results of operations and cash flows. Any material disruption or slowdown of Innovid’s systems or those of its third-party vendors or business partners, could have a material adverse effect on Innovid’s business, financial condition, results of operations and cash flows.
Risks Relating to Innovid’s Capital Resources
Restrictions and financial covenants in our current revolving credit facility impose the risk of default and could adversely affect our business, financial condition and results of operations

In the future, Innovid may need to obtain additional financing that may not be available or may reduce its profitability or result in dilution to its stockholders.
Innovid may require additional capital in the future to develop and execute Innovid’s long-term growth strategy. Innovid may need to raise additional funds in the future in order to, among other things:
•finance working capital requirements, capital investments, or refinance existing or future indebtedness;
•acquire complementary businesses, technologies, or products;
•develop or enhance its technological infrastructure and its existing platform and solutions;
•fund strategic relationships; and
•respond to competitive pressures.
If Innovid incurs additional indebtedness, its profitability may be reduced. Any future indebtedness could be at higher interest rates and may require Innovid to comply with restrictive covenants, which could place limitations on its business operations. Further, Innovid may not be able to maintain sufficient cash flows from its operating activities to service its existing and any future indebtedness. If Innovid’s operating results are not sufficient to service any future indebtedness, it will be forced to take actions such as reducing or delaying its business activities, investments or capital expenditures, selling assets or issuing equity. If Innovid issues additional equity securities, its stockholders may experience significant dilution and the price of our common stock may decline. Alternatively, if adequate funds are not available or are not available on acceptable terms, Innovid’s ability to fund its strategic initiatives, take advantage of unanticipated opportunities, develop or enhance its technology or services, or otherwise respond to competitive pressures could be significantly limited.
Additional Risks Related to Ownership of Our Common Stock
The price of our common stock and warrants was and may be volatile in the future.
The price of our common stock, as well as our warrants, fluctuated in the past and may continue to fluctuate due to a variety of factors, including:
•changes in the industries in which we and our customers operate;
•developments involving our competitors;
•changes in laws and regulations affecting our business;
•variations in our operating performance and the performance of our competitors in general;
•actual or anticipated fluctuations in our quarterly or annual operating results;

•publication of research reports by securities analysts about us or our competitors or our industry;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•actions by stockholders, including the sale by the PIPE Investors (as defined in Item 7. Management’s Discussion and Analysis, Transaction, of this Annual Report on the Form 10-K) of any of their shares of our common stock;
•additions and departures of key personnel;
•commencement of, or involvement in, litigation involving our company;
•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•the volume of shares of our common stock available for public sale; and
•general economic and political conditions, such as the effects of the recent COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism including the conflict between Russia and Ukraine.
These market and industry factors may materially reduce the market price of our common stock and warrants regardless of our operating performance.
We do not intend to pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.
If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.
The trading market for our common stock depends in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our common stock would likely decline. If few analysts cover us, demand for our common stock could decrease and our common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.
We are an “emerging growth company” and we expect to elect to comply with reduced public company reporting requirements which could make our common stock less attractive to investors.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). For so long as we continue to be an emerging growth company we are eligible for certain exemptions from various public company reporting requirements.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
Our certificate of incorporation designates the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain litigation that may be initiated by our stockholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act of 1933 as amended which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Following the expiration of the lock-up arrangements relating tot he Transaction, there are no contractual restrictions on selling shares of our common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could have the effect of increasing the volatility in our share price or could reduce the market price of our common stock. Such sales, or the possibility that such sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
General Risk Factors
We may have to constrain our business activities to avoid being deemed an investment company under the Investment Company Act.
In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities may be deemed to be an investment company under the Investment Company Act. The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. The Company believes it has conducted, and intends to continue to conduct, its business in a manner that does not result in the Company being characterized as an investment company. To avoid being deemed an investment company, the Company may decide not to broaden its offerings, which could require the Company to forgo attractive opportunities. If the Company is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which would adversely affect the Company’s business, financial condition, and results of operations. In addition, the Company may be forced to make changes to its management team if it is required to register as an investment company under the Investment Company Act.
Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Board’s attention and resources from the Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters.
Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.
Item 1B. Unresolved Staff Comments
N/A.
Item 2. Properties
Our corporate headquarters is located in New York, New York and consists of approximately 17,000 square feet of space. Our other main offices are in Edinburgh, Tel Aviv and Buenos Aires We also maintain offices and/or shared work spaces in Los Angeles, Chicago, Detroit, London, Edinburgh, Sydney and Bogota. We lease all of our facilities and do not own any real property. Leases on these facilities expire at various dates from 2022 to 2025, excluding any options for renewal. We may add facilities as we grow our employee base and expand geographically. We believe that our facilities are sufficient to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate expansion of our operations.

Item 3. Legal Proceedings
We are not presently party to any legal proceedings or aware of any claims which we believe would have, individually or in the aggregate, a material adverse effect on our consolidated business prospects, financial condition, liquidity, results of operation, cash flows, or capital levels. We may from time to time be party to litigation and subject to claims incident to the ordinary course of business.
On March 4, 2022, a lawsuit was filed in the United States District Court for the Western District of Texas by Nielsen, LLC against TVS alleging infringement of US Patent No. 10,063,378. On January 18, 2023 the Texas Court granted TVS’s motion to transfer venue to the Southern District of New York. It is expected that the Southern District of New York will issue a scheduling order detailing the next steps in the case in March 2023. The plaintiff has not specified the amount sought in the litigation.
Item 4. Mine Safety Disclosures
N/A.
Part II
Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
Market Information
Our common stock trades on the NYSE under the ticker symbol “CTV” and our warrants trade on NYSE under the ticker symbol “CTV.WS.”
Holders
As of March 1, 2023, there were approximately 100 holders of record of our common stock and approximately 2 holders of record of our warrants.
Issuer purchases of equity securities
There were no purchases of common stock for the year ended December 31, 2022.
Dividends
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends, if any, will be within the discretion of our board of directors. Our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.
Recent Sales of Unregistered Securities
There were no sales of unregistered equity securities for the year ended December 31, 2022.
Securities Authorized for Issuance under Equity Compensation Plans
Refer to Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters of this Annual Report on Form 10-K.
Use of Proceeds
On November 30, 2021, Innovid, Inc. consummated the Merger Agreement dated June 24, 2021, with Innovid surviving the merger. Approximately $149.3 million in cash proceeds were received net of transaction costs paid. For greater detail, see Note 3, Transaction to our audited consolidated financial statements included under Item 8, Financial Statements and Supplementary Data.
Item 6.
[Reserved.]

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes of Innovid included in Item 8. “Financial Statements and Supplementary Data” “Financial Statements and Supplemental Data”. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections in this Annual Report on Form 10-K titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Company Overview
Overview
We are a leading independent software platform that provides critical technology infrastructure for the creation, delivery, and measurement of TV/video ads across CTV, linear TV, mobile and desktop TV environments. As of December 31, 2022, over 50% of the top 200 advertisers by TV US advertising spend according to Kantar Media are utilizing our platform in their advertisement delivery infrastructure. Innovid’s revenue has grown alongside the growth of CTV advertising. We believe our open platform and purpose-built technology for CTV, combined with our position as a media-independent provider, has allowed us to win a large and growing market share, while the growth of CTV combined with our usage-based revenue model has further contributed to our rapid growth. CTV accounted for 51%, 46% and 40% of all video impressions served by Innovid during the years ended December 31, 2022, 2021 and 2020, respectively. During the year ended December 31, 2022, this represented a year-over-year increase of 28%. The balance of video impressions served by Innovid during such periods were attributable to Mobile, 36%, 39% and 43%, respectively, and PC, 13%, 15%, 16% respectively. In 2022, the year-over-year change in video impressions was an increase of 5% for mobile TV and 2% for desktop TV. An impression is the metric used to quantify the number of views of an advertisement. Impressions are measured by cost per mille (“CPM”), where mille refers to 1,000 impressions (or cost per thousand). For example, a CTV ad might have a CPM of $25, meaning that the content owner receives $25 every time an ad is displayed 1,000 times within a designated program. Ad servers, such as Innovid, provide a pixel that is implemented within an ad. When an ad with that pixel loads, an impression is counted. Counting impressions is essential to how digital advertising is measured, accounted and paid for. We serve many of the top TV advertisers, including Anheuser-Busch InBev, CVS Pharmacy, Kellogg’s, Mercedes-Benz, Target, Sanofi, and many more, with such clients representing the key verticals we serve.

We believe CTV is a large and growing industry with significant upside potential, but it also has its own set of challenges. Innovid’s solutions are designed to solve three core areas of disruption for large advertisers shifting investment to CTV; the streaming and delivery of creative, personalization of creative, and measurement. Our solutions starts with the workflow for personalizing and delivering ads, a process that allows us to receive signals to enable measurement of advertising. In the middle of this workflow loop is a complex ecosystem of providers that Innovid supports through collaboration and integration, but does not compete with. This includes Demand Side Platforms who enable programmatic ad buying.

A key driver of CTV growth has been the evolving preferences of consumers. Consumers are increasingly cutting the cord and streaming TV content over-the-top (“OTT”) through internet-connected devices rather than traditional broadcast, satellite or cable TV. We believe OTT content, which is typically delivered on-demand, seeks to provide a better user experience, and often saves the consumer money over traditional paid TV services. Advertisers seeking to engage these audiences are rapidly shifting dollars away from traditional TV mediums towards increasing budgets for CTV. Advertisers can also benefit from the shift to CTV as the digitally delivered ads can be personalized and measured in real time, similar to other digital advertising mediums such as internet browser-based formats. As a result, TV advertisers have better transparency, control and ultimately potential return on investment from their CTV advertising.
Innovid’s purpose-built CTV infrastructure platform comprises three key offerings: Ad Serving Solutions, Creative Personalization Solutions and Measurement Solutions. Our software-based platform provides an open technology infrastructure that tightly integrates with the highly fragmented advertising technology and media ecosystem including Demand Side Platforms such as The Trade Desk and Amobee; supply side platforms such as Magnite and Verizon Media; publishers such as Hulu and Peacock; and end user devices such as Amazon Fire and Samsung Smart TV. Our offerings encompass independent global ad serving, data-driven personalization, and new forms of measurement designed to connect all channels in a clean, comparable, and privacy-compliant manner. Although we work closely with the vendors who buy and sell media, our platform only facilitates the creation, delivery and measurement of advertisements and campaigns and we do not make purchasing decisions of advertisement inventory. Because we do not make ad buying or selling decisions we are able to maintain our independence and remain free of potential buying conflicts.

Our target clients comprise the largest global TV advertisers. In addition, we work closely with top advertising agency holding companies such as WPP, Publicis Groupe, Omnicom, Interpublic Group of Cos. and Dentsu. Our clients are diversified across all major industry verticals, including consumer packaged goods, pharmaceutical and healthcare, retail, financial services, automotive and technology. We believe Innovid’s independence is critical to advertisers seeking an interoperable and open partner that is primarily focused on technology infrastructure. We define core clients as advertisers or publishers that generated at least $100,000 of annual revenue. Prior to our acquisition of TVS, our definition of a core client included only advertisers that generates at least $100,000 of annual revenue. We have a history of strong growth in our core client base, with 174 core clients as of December 31, 2022 using the new definition, including 41 core clients added from the acquisition of TVS. No individual core client represented more than 12% of 2022 revenue. In 2022 our 174 core clients that generated approximately 88% of the total company revenue.. In the years ended December 31, 2020 and 2021 we had 95 and 109 core clients (which did not include publishers) that generated 89% and 91% of the total company revenue. Innovid serves customers globally, including the US, Germany, UK, Mexico, Argentina, Colombia, Israel, Singapore, Japan and Australia. In 2022 approximately 10% of Innovid’s revenue was generated by our customers outside of the US.

Our revenue model is based on impressions volume and the cost per impression for our various ad serving services. For our core ad serving platform, we generate revenue from our advertising customers based on the volume of advertising impressions delivered, enabling us to grow as our customers increase their digital ad spend and corresponding ad impressions. We also provide measurement services to brand and agencies, enterprise clients (networks) and publishers. Our measurement services provide analysis on and track performance of advertisement campaigns and in this way provide insights into the effectiveness of TV and digital advertising. The measurement service provides insights into the effectiveness of TV and digital advertising. Revenues related to the measurement services platform are recognized over time, since the customer simultaneously receives and consumes the benefits provided by the Company’s performance. Revenues for these measurement services are recognized over the service period. Additionally, we generate revenue from creative services based on flat fee per projects. As we introduce new products such as advanced measurement and creative capabilities including personalization and interactivity, we expect to be able to charge higher prices per impression volume.
The Transaction
Innovid Corp. was originally incorporated as ION Acquisition Corp. 2 Ltd., a special purpose acquisition company, in Cayman Islands on November 23, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization or other similar business combination with one or more businesses or entities.
On November 30, 2021 ION and Innovid Inc. closed the transaction as described below. Through several mergers and a name change, Innovid Corp. was formed. ION entered into certain subscription agreements in June and October 2021 (“PIPE Investment”). The Mergers and PIPE Investment are collectively referred to as “the Transaction”. Innovid Corp. is the public company entity which continues Legacy Innovid’s operating activity.
The Company common stock and warrants commenced trading on the NYSE under the symbols “CTV” and “CTVWS,” respectively, on December 1, 2021.
Acquisition
On February 28, 2022, the Company completed the acquisition of TVS. TVS is an independent global measurement and attribution platform for converged TV and a private company limited by shares incorporated under the laws of Scotland. The Company acquired all the equity of TVS for an aggregate amount of $100,000 in cash, 11,549,465 shares of the Company common stock at fair value of $3.80 per share, and the issuance of 949,893 fully vested stock option of the Company at weighted average fair value of $3.49, subject to certain adjustments as defined in the Stock Purchase Agreement.
Use of Estimates
The preparation of the consolidated financial statements in conformity with US GAAP requires us to make estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We have considered the impact of these factors on our estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the periods ended December 31, 2022 and 2021. As events continue to evolve and additional information becomes available, our estimates and assumptions may change materially in future periods.
Key Factors Affecting Our Performance
There are a number of factors that have impacted, and we believe will continue to impact, our results of operations and growth. These factors include:
Continued market demand. Our performance is dependent on continued global demand across the advertising ecosystem for independent third-party ad serving and measurement of digital ads. Advertisers, programmatic platforms, social media channels and digital publishers are collectively placing increased emphasis on the quality and effectiveness of digital ad spend across all channels, formats and devices.
Our growth is primarily driven by the fastest growing segments of digital ad spend, mostly CTV, and our results depend on our ability to capture continued market growth.
Growth of volume of CTV ad impressions of existing customers. Our results also depend on our ability to retain our existing customers and on our customers’ continued investment in CTV advertising. Customer retention will continue to impact our results as TV investment continues to shift from linear to CTV and the volume of CTV impressions grows.
Upsell of additional services. An additional contributor to our efforts in expanding revenue generated by our customers is our investment in cross-selling our solutions. We cross-sell our personalized creative solutions to primary ad serving customers, who, for example, begin using our services with standard TV ads and then introduce personalized formats over time. We also have cross-selling efforts related to our advanced measurement solutions, which provide real-time metrics to inform optimization of TV campaigns while in market. The success of these efforts will impact our results of operations.
Global expansion
The majority of our clients are global advertisers and operate at a significant scale. Innovid serves customers globally through a delivery footprint covering the US, the UK, Mexico, Argentina, Colombia, Israel, Singapore, Japan, and Australia. In 2022, approximately 10% of Innovid’s revenue was generated outside of the US.
We intend to continue to grow our footprint in international markets in order to meet the needs of our global customer base and to accelerate new customer acquisition in key geographies outside of North America. Our results of operations will be impacted by the success of our geographic expansion, and whether the expected ad spend growth in these markets materializes.
New client accounts: We intend to continue targeting new brand, media agency and digital publisher customers who are currently utilizing solutions provided by our competitors or point solutions. Our results of operations will be impacted by our ability to attract new customers.
Seasonality: We experience fluctuations in revenues that coincide with seasonal fluctuations in the digital ad spending of our customers, in particular television ad spending patterns. Advertisers often allocate the largest portion of their media budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing. As a result, the fourth quarter of the year typically reflects our highest level of revenues while the first quarter typically reflects our lowest level of revenues. We expect our revenues to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole and for these seasonal fluctuations in ad spend to impact quarter-over-quarter results. We believe that the year-over-year comparison of results more appropriately reflects the overall performance of our business. However, this traditional seasonality may also be impacted by certain external factors or major events that impact traditional television advertising patterns, such as global events described above. In the year ended December 31, 2022 we observed more traditional seasonality in television advertising spend relative to the corresponding period in 2021.
Public company costs: We are incurring additional legal, accounting and other expenses that we did not previously incur, including costs associated with SEC reporting and corporate governance requirements. These requirements include compliance with the Sarbanes-Oxley Act as well as other rules implemented by the SEC and the NYSE. Our financial statements reflect the impact of these expenses.

Components of Results of Operations
The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the audited consolidated financial statements and related notes included in Item 8. “Financial Statements and Supplementary Data”.
Revenues
We generate the majority of our revenues from providing Ad serving services to advertisers, media agencies and publishers. We focus on standard, interactive and data driven digital video advertising. Ad serving services relate to utilizing Innovid’s platform to serve advertising impressions to various digital publishers across CTV, mobile TV, desktop TV, display, and other channels.
We also have a new offering, InnovidXP, which is focused on measurement of the efficiency of CTV advertising and in-flight optimizations for TV marketers. We plan to further develop and scale it in the future.
We provide creative services related to the design and development of interactive data-driven and dynamic ad formats by adding data, interactivity and dynamic features to standard ad units.
We generate the majority of our revenues from the sale and delivery of our products within the US. For information with respect to sales by geographic markets, refer to Note 18, Segment Reporting to the Consolidated Financial Statements included under Item 8, Financial Statements and Supplementary Data. Our chief operating decision maker (our CEO) does not evaluate the profit or loss from any separate geography.
We anticipate that revenues from our US sales will continue to constitute a substantial portion of our revenues in future periods.
Cost of revenues
Cost of revenues consists primarily of costs to run our ad serving, creative and measurement services. These costs include hosting fees, personnel costs including stock-based compensation, professional services costs and facility related costs. We allocate overhead, including rent and other facility related costs and communication costs, based on headcount.
Research and development
Research and development expenses consist primarily of personnel costs, including stock-based compensation, professional services costs, hosting and facility related costs. We allocate overhead including rent and other facility related costs and communication costs based on headcount. We expect research and development expenses to increase in future periods to support our growth, including continuing to invest in optimization, accuracy and reliability of our platform and other technology improvements to support and drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments.
Research and development costs are charged to the consolidated statements of operations as incurred. ASC 350-40, Internal-Use Software (“ASC 350-40”), requires the capitalization of certain costs incurred only during the application development stage.
Sales and marketing
Sales and marketing expenses consist primarily of personnel costs, including commissions, stock-based compensation, professional services costs and facility related costs, as well as costs related to advertising, promotional materials, public relations, other sales and marketing programs. We allocate overhead, including rent and other facility related costs and communication costs based on headcount.
General and administrative
General and administrative expenses consist primarily of personnel costs, including stock-based compensation, for executive management, finance, accounting, human capital, legal and other administrative functions as well as professional services costs and facility related costs. We allocate overhead, including rent and other facility related costs, and communication costs based on headcount.

Prior period reclassification
Beginning in the second quarter 2022, we present depreciation, amortization and impairment expenses as a separate line item on our consolidated statements of operations. All prior periods have been adjusted. Depreciation and amortization expenses were previously included in cost of sales and other operating expenses depending on the underlying asset’s function. Additionally, we no longer present gross profit as a subtotal on our consolidated statements of operations. In accordance with generally accepted accounting principles, all periods presented below have been retrospectively adjusted to reflect the reclassification of cost of revenue and other operating expenses exclusive of depreciation, amortization and impairment. The period-to-period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements, adjusted for this reclassification. Refer toNote 2, Summary of Significant Accounting Policies to the Consolidated Financial Statements included under Item 8, Financial Statements and Supplementary Data for further information on prior period reclassification.
Results of Operations
The period to period comparisons of our results of operations have been prepared using the historical periods included in our audited consolidated financial statements. The following discussion should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this Form 10-K. We have derived this data from our annual audited consolidated financial statements included in Item 8. “Financial Statements and Supplementary Data”.

	Year ended December 31,
	2022		2021
	(in thousands)	% of Revenue	(in thousands)	% of Revenue
Revenues	$127,117	100.0%	$90,291	100.0%
Cost of revenues	30,187	23.7%	17,698	19.6%
Research and development	31,118	24.5%	24,299	26.9%
Sales and marketing	50,266	39.5%	32,841	36.4%
General and administrative	39,144	30.8%	20,641	22.9%
Depreciation, amortization and impairment	6,143	4.8%	661	0.7%
Operating loss	(29,741)	(23.4)%	(5,849)	(6.5)%
Finance expenses (income), net	(13,348)	(10.5)%	4,386	4.9%
Loss before taxes	(16,393)	(12.9)%	(10,235)	(11.3)%
Taxes on income	2,017	1.6%	1,237	1.4%
Net loss	$(18,410)	(14.5)%	$(11,472)	(12.7)%
Revenues
The growth and scaling of CTV was the key driver of Innovid’s revenue growth. As TV ad spend continues to shift from linear to CTV, we continue to benefit from the natural volume growth of CTV impressions we delivered for our existing and new customers. We have driven consistent positive net revenue retention of our core client base, largely through increased CTV advertising volume, as legacy TV budgets migrate from linear TV to CTV.
Total revenue increased by 41% year-over-year, from $90.3 million in the year ended December 31, 2021 to $127.1 million in the year ended December 31, 2022. 19% of total 2022 revenue, $23.6 million, was attributed to TVS.

Revenue, excluding TVS, was $103.5 million in the year ended December 31, 2022, an increase of 15% from the year ended December 31, 2021. The increases are driven primarily by growth in ad impressions delivered on our platform for both existing and new clients. A significant contributor to our revenue growth is the ongoing conversion of advertising investment from linear TV to CTV, both in the market and among our clients.

There was no meaningful impact of changes in average cost per impression on total revenue.

Cost of revenues (exclusive of depreciation and amortization shown below)

	Year ended December 31,
	2022		2021
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Cost of revenues	$30,187	23.7%	$17,698	19.6%	$12,489	70.6%
Cost of revenue increased by $12.5 million, or 71%, from $17.7 million in the year ended December 31, 2021 to $30.2 million in the year ended December 31, 2022. This is driven by a $6.1 million increase predominantly related to inclusion of data costs for our measurement services included in our operations following TVS acquisition. In addition, we had a $4.9 million increase in personnel costs due to a higher headcount due to TVS acquisition and to support increased activity volume.
Research and development (exclusive of depreciation, amortization and impairment shown below)

	Year ended December 31,
	2022		2021
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Research and development	$31,118	24.5%	$24,299	26.9%	$6,819	28.1%
Research and development expenses increased by $6.8 million, or 28%, from $24.3 million in the year ended December 31, 2021 to $31.1 million in the year ended December 31, 2022. The increase was primarily due to an increase of $8.1 million in personnel costs following the TVS acquisition and an increase of $1.1 million in technology infrastructure and hosting fees, both to support our platform maintenance work as well as our product research efforts. In addition, there was a $4.3 million increase in share-based compensation mostly due to increase in headcount and RSUs that were granted to employees. These increases were partially offset by an increase of $7.4 million for capitalization of research and development expenses related to our development of new products and our platform enhancements.
Sales and marketing (exclusive of depreciation and amortization shown below)

	Year ended December 31,
	2022		2021
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Sales and marketing	$50,266	39.5%	$32,841	36.4%	$17,425	53.1%
Sales and marketing expenses increased by $17.4 million, or 53%, from $32.8 million in the year ended December 31, 2021 to $50.3 million in the year ended December 31, 2022. The increase was driven primarily by an increase in personnel costs of $9.9 million following the TVS acquisition and an increase in marketing costs of $1.6 million, both to support our long-term growth strategy. In addition, there was a $4.3 million increase in share-based compensation due to increase in headcount and RSUs that were granted to employees and a $0.4 million increase in commissions due to higher revenues.
General and administrative (exclusive of depreciation, amortization and impairment shown below)

	Year ended December 31,
	2022		2021
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
General and administrative	$39,144	30.8%	$20,641	22.9%	$18,503	89.6%
General and administrative expenses increased by $18.5 million, or 90%, from $20.6 million in the year ended December 31, 2021 to $39.1 million in the year ended December 31, 2022. The increase was primarily due an increase in personnel costs of $2.3 million related to the expansion of our operations following the TVS acquisition and a $3.3 million increase in Directors and Officers insurance expense during the period. In addition, there was an increase in professional fees primarily consisting of $4.9 million related to the TVS Acquisition, $1.9 million for accounting and audit services in connection with being a public company and $0.8 million for legal services related to SEC reporting. Further, we incurred $1.5 million in litigation related professional fees.

In addition, there was a $2.2 million increase in share-based compensation mostly due to RSUs that were granted to employees and an increase in headcount.
Depreciation, amortization and impairment

	Year ended December 31,
	2022		2021
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Depreciation, amortization and impairment	$6,143	4.8%	$661	0.7%	$5,482	829.4%
Depreciation, amortization and impairment expenses increased by $5.5 million, or 829%, from $0.7 million in the year ended December 31, 2021 to $6.1 million in the year ended December 31, 2022. The increase was driven primarily by amortization of $3.8 million related to acquired intangible assets associated with our acquisition of TVS and an impairment charge of $0.5 million related to the abandonment of certain projects associated with our internal software development.
Finance expenses (income), net

	Year ended December 31,
	2022		2021
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Finance expenses (income), net	$(13,348)	(10.5)%	$4,386	4.9%	$(17,734)	(404.3)%
Finance expenses (income), net decreased by $17.7 million, or 404%, from $4.4 million expense in the year ended December 31, 2021 to $13.3 million income in the year ended December 31, 2022. The decrease was driven primarily by a decline in the fair value of our Public and Private Warrants issued as a part of the Transaction. The fair value of the warrants is influenced by market volatility impacting Company’s share price which is an underlying input for the valuation.
Taxes on income

	Year ended December 31,
	2022		2021
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Taxes on income	$2,017	1.6%	$1,237	1.4%	$780	63.1%
Tax expense increased by $0.8 millions, or 63%, from $1.2 million in the year ended December 31, 2021 to $2.0 million in the year ended December 31, 2022. The increase is primarily due to changes in US state and foreign income taxes, changes in uncertain tax positions related to our Israel subsidiary, and changes to deferred taxes associated with the acquisition of TVS.
Liquidity and Capital Resources
We have financed our operations and capital expenditures primarily through utilization of cash generated from operations, as well as borrowings under our credit facilities.
As of December 31, 2022, we had cash, cash equivalents and restricted cash of $38.0 million and net working capital, consisting of current assets less current liabilities, of $72.6 million. We paid net cash consideration of approximately $99.1 million for the acquisition of TVS. As of December 31, 2022, we had an accumulated deficit of $150.9 million, $76.0 million thereof results from the cumulative accretion of preferred stock to redemption value prior to the conversion of all preferred stock into our common stock upon the closing of the Transaction.
We believe our existing cash and cash equivalents and anticipated net cash provided by operating activities, together with available borrowings under our credit facility, will be sufficient to meet our cash needs and working capital requirements for at least the next 12 months. However, if our operating performance during the next 12 months is below our expectations, our liquidity and ability to operate our business could be adversely affected. We are closely monitoring the effect that current economic conditions may have on our working capital requirements. To date, the global events have not had a material negative impact on our cash flow or liquidity. Our future capital requirements and the adequacy of available funds will depend on many factors.

Sources of Liquidity
Revolving Line of Credit
On August 4, 2022, two of our wholly owned subsidiaries, Innovid LLC and TV Squared Inc, entered into an amended and restated loan and security agreement with Silicon Valley Bank (the “2022 A&R Agreement”), to increase the revolving line of credit from $15.0 million to $50.0 million (the “New Revolving Credit Facility”). The interest for the New Revolving Credit Facility is payable monthly in arrears. The New Revolving Credit Facility bears interest at an annual rate which is the greater of (a) WSJ Prime Rate plus 0.75% or (b) 4.25%, on the aggregate outstanding balance. Additional fees include fees in an amount of 0.20% per annum of the average unused portion of the New Revolving Credit Facility to be paid quarterly in arrears. The maturity date of the 2022 A&R Agreement is June 30, 2024. The New Revolving Credit Facility is subject to certain customary conditions precedent to the credit extension as stated in the 2022 A&R Agreement.
The New Revolving Credit Facility requires us to comply with all covenants, primarily maintaining an adjusted quick ratio of at least 1.30 to 1.00. As defined in the 2022 A&R Agreement “adjusted quick ratio” is the ratio of (a) quick assets to (b) current liabilities minus the current portion of deferred revenue. “Quick assets” determines as our unrestricted cash plus accounts receivable, net, determined according to accounting principles generally accepted in the United States of America (“US GAAP”). We are also required to maintain the minimum quarterly adjusted EBITDA as defined in the 2022 A&R Agreement if we do not maintain the quarterly adjusted quick ratio of at least 1.50 to 1.00.
As of December 31, 2022, we were in compliance with all covenants.
As of December 31, 2022, the Company utilized $20.0 million of the $50.0 million credit line, $6.0 million of which was drawn during 2020, $5.0 million was drawn during the fourth quarter 2022 and $9.0 million was drawn during the second quarter of 2022. In January 2023, the Company repaid $5.0 million under the credit line.
Prior to the 2022 A&R Agreement, the credit installments bore US dollar denominated interest at an annual rate equal to 0.75%-1% plus a prime rate on the outstanding principal of each credit installment.
We recognized interest expenses in “Finance expenses (income), net” in the consolidated statements of operations. Interest expenses for the years ended December 31, 2022 and 2021 were $0.7 million and $0.3 million, respectively.
Uses of Liquidity
We utilize short-term certificates of deposit in order to maximize the use of cash on hand. As of December 31, 2022 we had one short-term certificate of deposit of $10 million with an original maturity greater than 90 days. This deposit is expected to mature within 180 days from it’s date of issuance.
Cash Flows
Year ended December 31, 2022 compared to year ended December 31, 2021
The following table summarizes our cash flows for the periods presented:

	Year ended December 31,
	2022	2021
Net cash used in operating activities	$(11,561)	$(2,421)
Net cash used in investing activities	(119,426)	(3,687)
Net cash provided by financing activities	11,800	147,174
(Decrease) increase in cash, cash equivalents and restricted cash	$(119,187)	$141,066
Operating Activities
Our cash flows from operating activities are primarily influenced by growth in our operations, increases or decreases in collections from our customers and payments to our vendors, as well as increases in personnel related expenses as we scale up our business. The timing of cash receipts from customers and payments to vendors and providers can significantly impact our cash flows from operating activities. In addition, we expect seasonality to impact quarterly cash flows from operating activities.

Cash used in operating activities is calculated by adjusting our net loss for changes in working capital, as well as by excluding non-cash items such as depreciation, amortization and impairment, stock-based compensation and changes in fair value of warrants.
For the year ended December 31, 2022, net cash used in operating activities was $11.6 million compared to net cash used in operating activities of $2.4 million for the year ended December 31, 2021. The increase in net cash used in operating activities during 2022 as compared to 2021 was primarily attributable to increased loss from operations, an increase in account receivable because of the expansion of our operations offset by decreased non-cash adjustments.
The changes in our working capital compared to the prior period were the result of an increase in trade receivables due to increased revenue and operating activities. The changes in working capital were also related to an increase in accrued liabilities due to accrual and the timing of payments for personnel costs, prepaid software subscription fees and changes due to the acquisition of TVS.
Our non-cash adjustments decreased mostly driven by decrease in valuation of warrants due to changes in our stock market price, offset by an increase in stock-based compensation as a result of RSUs granted in 2022 and amortization of intangible assets related to TVS acquisition.
Investing Activities
For the year ended December 31, 2022, we used $119.4 million of net cash in investing activities, primarily driven by cash consideration of $99.1 million paid to acquire TVS. In addition, an increase of $7.4 million comparing to the prior period relates to investment in internal software development work. Further, we invested $10.0 million in short-term deposit in the fourth quarter of 2022 with maturity of no more than 180 days.
For the year ended December 31, 2021, we used $3.7 million of net cash in investing activities, primarily driven by the investment in internal software development work of $2.6 million and the loan in the amount of $0.5 million issued to our founder.
Financing Activities
For the year ended December 31, 2022, net cash provided by financing activities of $11.8 million was due to drawdown of credit facility of $14.0 million and proceeds received for exercises of options in the amount of $1.0 million, partially offset by payment of SPAC merger transaction costs of $3.2 million.
For the year ended December 31, 2021, net cash provided by financing activities of $147.2 million was primarily due to $149.3 million of net cash proceeds in connection with the closing of the Transaction. The increase in financing cash flow was also due to proceeds received for exercises of options in the amount of $1.1 million, and partially offset by repayment of the Paycheck Protection Program Loan (“PPP loan”) in the amount of $3.0 million.
Contractual Obligations and Known Future Cash Requirements
Lease Commitments
We rent our facilities and certain motor vehicles under operating lease agreements that expire on various dates, the latest of which is in 2025 excluding any options for renewal. The minimum rental payments under operating leases for rental of premises as of December 31, 2022 for the next five years totaled $3.9 million, which is comprised of $2.2 million and $1.7 million in the next 12 months and more than 12 months, respectively. Other operating leases are immaterial.
Pledges and Bank Guarantees
In connection with the first loan agreement with with Silicon Valley Bank, we pledged 65,000 shares of common stock of our Israeli subsidiary, NIS 0.01 par value each.
We have a total of $0.8 million of pledged bank deposits as of December 31, 2022. We obtained bank guarantees in an aggregate amount of $0.3 million in connection with our office lease agreements in the US as of December 31, 2022.

Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA
In addition to our results determined in accordance with US GAAP, we believe that certain non-GAAP financial measures, including Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA Margin are useful in evaluating our business. The following table presents a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable financial measure prepared in accordance with GAAP.

	Year ended December 31,
(in thousands)	2022	2021	2020
Net loss	$(18,410)	$(11,472)	$(812)
Net loss margin	(14.5)%	(12.7)%	(1.2)%
Depreciation, amortization and impairment (a)	6,143	661	730
Stock-based compensation	13,878	3,273	584
Finance expense (income), net (b)	(13,348)	4,386	734
Transaction related expenses (c)	393	7,200	153
Acquisition related expenses (d)	4,971	161	—
Retention bonus expenses (e)	3,152	—	—
Legal claims	1,506	—	—
Other (f)	923	—	—
Taxes on income	2,017	1,237	1,200
Adjusted EBITDA	$1,225	$5,446	$2,589
Adjusted EBITDA margin	1.0%	6.0%	3.8%
(a) In third quarter, 2022, the Company recorded impairment charges of $0.5 million related to the abandonment of certain projects related to our internal software development.
(b) Finance expense (income), net consists mostly of remeasurement related to revaluation of our warrants, remeasurement of our foreign subsidiary’s monetary assets, liabilities and operating results, and our interest expense. In a prior period it also included transaction costs allocated to warrants.
(c) Transaction related expenses consist of one-time, non-recurring bonus payments to certain members of management, professional fees associated with the SPAC merger transaction and SEC filings.
(d) Acquisition related expenses consists of professional fees associated with the acquisition of TVS.
(e) Retention bonus expenses consists of retention bonus for TVS employees.
(f) Other consists predominantly of exit costs for a former TVS employees.
We use Adjusted EBITDA and Adjusted EBITDA Margin as measures of operational efficiency to understand and evaluate our core business operations. We believe that these non-GAAP financial measures are also useful to investors for period to period comparisons of our core business. Additionally, these figures provide an understanding and evaluation of our trends when comparing our operating results, on a consistent basis, by excluding items that we do not believe are indicative of our core operating performance.
These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Some of the limitations of these measures are:
•they do not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect our capital expenditures or future requirements for capital expenditures or contractual commitments;
•they do not reflect costs of acquiring and integrating businesses, which will continue to be a part of our growth strategy;
•they do not reflect one-time, non-recurring, bonus costs and third party costs associated with the SPAC merger transaction and regulatory filings;

•they do not reflect income tax expense or the cash requirements to pay income taxes;
•they do not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt; and
•although depreciation and amortization are non-cash charges related mainly to intangible assets, certain assets being depreciated and amortized will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.
Other companies in our industry may calculate these non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure. You should compensate for these limitations by relying primarily on our US GAAP results and using the non-GAAP financial measures only supplementally. We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.
Operational Metrics
In addition, Innovid’s management considers net revenue retention and core client retention in evaluating the performance of the business. Net revenue retention is defined as the percentage of revenue retained from existing core customers as compared to the prior year period. Prior to our acquisition of TVS in 2022, our definition of a core client included only advertisers that generated at least $100,000 of annual revenue. Following our acquisition of TVS, we have included publishers as core clients. Innovid’s management believes that net revenue retention is a useful metric for management and investors in evaluating Innovid’s value proposition to customers and its ability to retain customers.
Innovid’s management believes that core client retention is a useful metric for management and investors in evaluating the strength of core customer relationships. Core client retention is defined as the percentage of core clients retained by Innovid as compared to the prior year period. We define core clients as advertisers or publishers that generated at least $100,000 of annual revenue. Prior to our acquisition of TVS, our definition of a core client included only advertisers that generates at least $100,000 of annual revenue. For the year ended December 31, 2022, our net revenue retention was 111%. Our core client retention was 90%.
For the years ended December 31, 2021 and 2020, our net revenue retention based on prior methodology, which did not include publishers, was 127% and 121%, respectively. Our core client retention was 97% and 94%, respectively.
Off-Balance Sheet Arrangements
As of December 31, 2022, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based on our audited consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the amounts reported in our consolidated financial statements and the accompanying notes to consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, including the ongoing and potential impacts of global events such as raising inflation, war in Ukraine and COVID-19 pandemic. Actual results may differ from these estimates.
While our significant accounting policies are described in more detail in Note 2, Summary of Significant Accounting Policies included in Item 8. Financial Statements and Supplementary Data, we believe the following accounting policies to be the most critical to the judgments and estimates used in the preparation of our consolidated financial statements.
Revenue Recognition
The majority of Company’s revenues is derived from providing Ad serving services to advertisers, publishers, and media agencies. The services focus on standard, interactive and data driven digital video advertising. Ad serving services relate to utilizing Innovid’s platform to serve advertising impressions to various digital publishers across CTV, mobile TV, desktop TV, display, and other channels.

The Company also provides measurement services to brand and agencies, enterprise clients (networks) and publishers. The measurement service provide analysis on and track performance of advertisement campaigns. The measurement service provides insights into the effectiveness of TV and digital advertising.

Creative services relate to the design and development of interactive data-driven and dynamic ad formats by adding data, interactivity and dynamic features to standard ad units.

The Company recognizes revenue when its customer obtains control of promised services in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company recognizes revenue in accordance with ASC Topic 606, Revenue from contracts with customers (“ASC 606”) and determines revenue recognition through the following steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.
For arrangements with multiple performance obligations, which represent promises within an arrangement that are capable of being distinct and are separately identifiable, the Company allocates the contract consideration to all distinct performance obligations based on their relative standalone selling price (“SSP”). SSP is typically estimated based on observable transactions when these services are sold on a standalone basis.

Revenues related to ad serving services are recognized when impressions are delivered. The Company recognizes revenue from the display of impression-based ads in the contracted period in which the impressions are delivered. Impressions are considered delivered when an ad is displayed to users.
Revenues related to the measurement services platform are recognized over time, since the customer simultaneously receives and consumes the benefits provided by the Company’s performance. Revenues for these measurement services are recognized over the service period.
Revenues related to creative projects are recognized at a point in time. Creative services projects are usually delivered within a week.
The Company’s accounts receivable, consist primarily of receivables related to providing ad serving, measurement and creative services, for which the Company’s contracted performance obligations have been satisfied, the amount has been billed and the Company has an unconditional right to payment. The Company typically bills customers monthly based on actual delivery. The payment terms vary, mainly with terms of 60 days or less.
The typical contract term is 12 months or less for ASC 606 purposes. Most of the Company’s contracts can be cancelled without a cause. The Company has the unconditional right to payment for the services provided as of the date of the termination of the contracts.
The Company applies the practical expedient in ASC 606 and does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.
Deferred revenues represent mostly unrecognized fees billed or collected for measurement platform services. Deferred revenues are recognized as (or when) we perform under the contract.
Costs to obtain a contract
Contract costs include commission programs to compensate sales employees for generating sales orders with new customers or for new services with existing customers. Most commissions are commensurate. The Company elected to apply the practical expedient and recognize incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less. If commissions are not commensurate, the Company capitalizes these commissions. The term of amortization of capitalized commissions is three years.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, and meet all of the requirements for equity classification, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.

Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value at each balance sheet date thereafter. The liability-classified warrants are recorded under non-current liabilities. Changes in the estimated fair value of the warrants are recognized in “Financial expenses (income), net” in the consolidated statements of operations.
Fair value of financial instruments
The Company applies a fair value framework to measure and disclose its financial assets and liabilities. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:
Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Includes other inputs that are directly or indirectly observable in the marketplace.
Level 3 - Unobservable inputs which are supported by little or no market activity.
The Company’s financial instruments consist of cash and cash equivalents, short-term deposits, restricted deposits, trade receivables, net, trade payables, employees and payroll accruals, accrued expenses and other current liabilities and current portion of long term debts. Their historical carrying amounts are approximate fair values due to the short-term maturities of these instruments.
The Company measures its investments in money market funds classified as cash equivalents and warrants liability at fair value.
Certificates of deposit represent our deposits with certain financial institutions with maturities ranging from 90 to 180 days. These amounts are included in Cash equivalents and Short-term deposits on our consolidated balance sheet and are carried at cost, which approximates fair value.
The Private Placement Warrants are classified as Level 3 as of December 31, 2022 and continue to be valued based on a Black-Scholes option pricing model. Gains and losses from the remeasurement of the Private Warrants’liability is recognized in finance expenses (income), net in the consolidated statements of operations.
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
Stock-based compensation
The Company estimates the fair value of stock-based awards on the date of grant. The fair value of stock options with only service conditions is determined using the Black-Scholes option pricing model. The grant date fair value of the stock-based awards with graded vesting is recognized on a straight-line basis over the requisite service period. The determination of the fair value of the Company’s stock option awards is based on a variety of factors including Company’s common stock price, risk-free interest rate, expected volatility, expected life of awards and dividend yield. The Company has limited option exercise history and has elected to estimate the expected life of the stock option awards using the “simplified method” with the continued use of this method extended until such time that the Company has sufficient exercise history. The expected volatility of the price of such stocks is based on volatility of similar companies whose stock prices are publicly available over a historical period equivalent to the option’s expected term. The dividend yield is based on the Company’s historical and future expectation of dividends payouts. Historically, the Company has not paid cash dividends. Risk-free interest rates are based on the yield from US Treasury zero-coupon bonds with a term equivalent to the expected term of the options.
The Company accounts for forfeitures as they occur.
59

Goodwill and intangible assets
Goodwill represents the excess of purchase price over the fair value of tangible net assets and identifiable intangible assets of the businesses acquired. Goodwill deemed to have an indefinite life is not amortized. Intangible assets determined to have finite lives are amortized over their useful lives. Goodwill with indefinite lives are subject to impairment testing annually as of October 1, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable, using the guidance and criteria described ASC 350, Intangibles—Goodwill and other (“ASC 350”). This testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value.
The Company has one reporting unit. There are many assumptions and estimates used that directly impact the results of impairment testing, including an estimate of future expected revenues, net income, EBITDA, EBITDA margins and cash flows, useful lives, discount rates and an estimate of value using multiples derived from the stock prices of publicly traded guideline companies applied to such expected cash flows and market approaches in order to estimate fair value. The determination of whether or not goodwill or indefinite-lived acquired intangible assets have become impaired involves a significant level of judgment in the assumptions and estimates underlying the approach used to determine the value of our reporting unit. Changes in our strategy or market conditions could significantly impact these judgments and require an impairment to be recorded to intangible assets and goodwill. There have been no goodwill impairment indicators subsequent to the impairment test performed as of October 1, 2022.
The Company allocates the fair value of the purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of the purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. The estimates used in valuing the intangible assets are determined with the assistance of third-party specialists, a discounted cash flow analysis and estimates made by management. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is not to exceed one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset primarily made to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.
Capitalized software development costs
Software development costs, which are included in property and equipment, net, consists of capitalized costs related to purchase and develop internal-use software. The Company uses such software to provide services to its customers. The costs to purchase and develop internal-use software are capitalized from the time that the preliminary project stage is completed, and it is considered probable that the software will be used to perform the function intended. These costs include personnel and personnel-related employee benefits for employees directly associated with the software development and external costs of the materials or services consumed in developing the software. Any costs incurred for upgrades and functionality enhancements of the software are also capitalized. Once this software is ready for use in providing the Company's services, these costs are amortized on a straight-line basis over the three-year estimated useful life. The amortization is presented within depreciation and amortization in the consolidated statements of operations.
During the years ended December 31, 2022 and 2021, the Company capitalized internal-use software cost of $11,143 and $2,594, respectively. In the third quarter of 2022, the Company recorded impairment charges included in depreciation, amortization and impairment in the consolidated statement of operations of $547 related to the abandonment of certain projects. There were no impairment of capitalized software costs for the year ended December 31, 2021 and 2020.
Income taxes and tax contingencies
Income taxes are computed using a balance sheet approach reflecting both current and deferred taxes. Current and deferred taxes reflect the tax impact of all of the events included in the financial statements. The basic principles employed in the balance sheet approach are to reflect a current tax liability or asset that is recognized for the estimated taxes payable or refundable on tax returns for the current and prior years, a deferred tax liability or asset that is recognized for the estimated future tax effects attributable to temporary differences and carryforwards, the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law of which the effects of future changes in tax laws or rates are not anticipated, and the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. There are certain situations in which deferred taxes are not provided. Some basis differences are not temporary differences because their reversals are not expected to result in taxable or deductible amounts.
60

The Company regularly evaluates deferred tax assets for future realization and establishes a valuation allowance to the extent that a portion is not more likely than not to be realized. The Company considers whether it is more likely than not that the deferred tax assets will be realized, including existing cumulative losses in recent years, expectations of future taxable income, carryforward periods, and other relevant quantitative and qualitative factors. The recoverability of the deferred tax assets is evaluated by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely on estimates.
ASC 740, Income Taxes (“ASC 740”) contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. The Company classifies interest related to unrecognized tax benefits in taxes on income.
On December 20, 2017, Congress passed the “US Tax Act”. The US Tax Act requires complex computations to be performed that were not previously required by US tax law, significant judgments to be made in interpretation of the provisions of the US Tax Act, significant estimates in calculations, and the preparation and analysis of information not previously relevant or regularly produced the Act provides that a person who is a US shareholder of any CFC is required to include its GILTI in gross income for the tax year in a manner generally similar to that for Subpart F inclusions. The term “global intangible low-taxed income” is defined as the excess (if any) of the US shareholder’s net CFC tested income for that tax year, over the US shareholder’s net deemed tangible income return for that tax year. The Company’s policy is to treat GILTI as a period expense in the provision for income taxes.
Functional currency
A majority of the Company’s revenues are generated in US dollars. In addition, a substantial portion of the Company’s costs are incurred in US dollars. The Company’s management believes that the US dollar is the currency of the primary economic environment in which the Company and each of its subsidiaries operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the US dollar. Accordingly, accounts maintained in currencies other than the US dollar are re-measured into US dollars. All translation gains and losses resulting from the re-measurement of monetary assets and liabilities that are not denominated in the functional currency are recorded in Financial expenses, net on the consolidated statements of operations.
Recent Accounting Pronouncements
See Note 2, Summary of Significant Accounting Policies in our audited consolidated financial statements included in this Form 10-K, for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.
Item 7A. Quantitative and Qualitative Disclosures About Market Risk
As a smaller reporting company, as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, we are not required to provide this information.
61

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
INNOVID CORP.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Innovid Corp. and its subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in temporary equity and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with US generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the US federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2007.
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 3, 2023	A Member of Ernst & Young Global

INNOVID, CORP. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except stock and per stock data)

	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$37,541	$156,696
Short-term bank deposit	10,000	—
Trade receivables, net of reserves of $65 at December 31, 2022 and $81 at December 31, 2021	43,653	35,422
Prepaid expenses and other current assets	2,640	3,131
Total current assets	93,834	195,249
Long-term deposit	277	310
Long-term restricted deposits	430	462
Property and equipment, net	14,322	4,840
Goodwill	116,976	4,555
Operating lease right of use asset	2,910	—
Intangible assets	29,918	—
Other non-current assets	938	116
Total non-current assets	$165,771	$10,283
TOTAL ASSETS	$259,605	$205,532

LIABILITIES AND STOCKHOLDER’ EQUITY
Trade payables	3,361	5,026
Employee and payroll accruals	10,165	7,742
Current portion of long-term debt	—	6,000
Lease liabilities - current portion	2,186	—
Accrued expenses and other current liabilities	5,474	3,082
Total current liabilities	21,186	21,850
Long-term debt	20,000	—
Lease liabilities - non-current portion	1,636	—
Other non-current liabilities	6,554	3,455
Warrants liability	4,301	18,972
Total non-current liabilities	32,491	22,427
TOTAL LIABILITIES	53,677	44,277
COMMITMENTS AND CONTINGENT LIABILITIES (Note 13)
STOCKHOLDERS’ EQUITY:
Common stock of $0.0001 par value - Authorized: 500,000,000 at December 31, 2022 and December 31, 2021; Issued and outstanding: 133,882,414 and 119,017,380 at December 31, 2022 and December 31, 2021, respectively	13	12
Additional paid-in capital	356,801	293,719
Accumulated deficit	(150,886)	(132,476)
TOTAL STOCKHOLDERS’ EQUITY	205,928	161,255
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$259,605	$205,532
The accompanying notes are an integral part of the consolidated financial statements.

INNOVID, CORP. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except stock and per stock data)

	Year ended December 31,
	2022	2021	2020
Revenues	$127,117	$90,291	$68,801
Cost of revenues (1)	30,187	17,698	12,311
Research and development (1)	31,118	24,299	18,014
Sales and marketing (1)	50,266	32,841	28,521
General and administrative (1)	39,144	20,641	8,103
Depreciation, amortization and impairment	6,143	661	730
Operating (loss) profit	(29,741)	(5,849)	1,122
Finance expenses (income), net	(13,348)	4,386	734
(Loss) profit before taxes	(16,393)	(10,235)	388
Taxes on income	2,017	1,237	1,200
Net loss	(18,410)	(11,472)	(812)

Accretion of preferred stock to redemption value	—	(77,063)	(7,297)
Net loss attributable to common stockholders	$(18,410)	$(88,535)	$(8,109)
Net loss per stock attributable to common stockholders (2) –
Basic and diluted	$(0.14)	$(3.31)	$(0.51)
Weighted-average number of stocks used in computing net loss per stock attributable to common stockholders (2) –
Basic and diluted	130,756,484	26,745,020	16,028,560
The accompanying notes are an integral part of the consolidated financial statements.
(1) Exclusive of depreciation, amortization and impairment presented separately.
(2) Prior period results have been adjusted to reflect the exchange of Innovid Inc’s common stock for Innovid Corp’s common stock at an exchange ratio of approximately 1.337 because of the Transaction. See Note 3, Transaction for further details.

INNOVID, CORP. AND ITS SUBSIDIARIES
STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except stock data)

	Temporary equity		Common stocks		Treasury stocks		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity (deficit)
	Number	Amount	Number	Amount	Number	Amount
Balance as of December 31, 2019	73,690,340	$79,700	15,969,260	$2	1,914,328	$(1,629)	$3,058	$(44,218)	$(42,787)
Accretion of preferred stocks to redemption value	—	7,297	—	—	—	—	(4,214)	(3,083)	(7,297)
Capital contribution	—	—	—	—	—	—	504	—	504
Stock-based compensation	—	—	—	—	—	—	584	—	584
Stock options exercised	—	—	306,349	*	—	—	78	—	78
Net loss	—	—	—	—	—	—	—	(812)	(812)
Balance as of December 31, 2020	73,690,340	$86,997	16,275,609	$2	1,914,328	$(1,629)	$10	$(48,113)	$(49,730)
Accretion of preferred stocks to redemption value	—	77,063	—	—	—	—	(4,172)	(72,891)	(77,063)
Conversion of redeemable convertible preferred stock into common stock	(73,690,340)	(164,060)	73,690,340	7	—	—	164,053	—	164,060
Reverse recapitalization, net	—	—	25,154,340	3	(1,914,328)	1,629	124,394	—	126,026
Conversion of Legacy Innovid Warrants	—	—	507,994	*	—	—	5,080	—	5,080
Warrant exercised**	—	—	132,392	*	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	3,273	—	3,273
Stock options exercised	—	—	3,256,705	*	—	—	1,081	—	1,081
Net loss	—	—	—	—	—	—	—	(11,472)	(11,472)
Balance as of December 31, 2021	—	$—	119,017,380	$12	—	$—	$293,719	$(132,476)	$161,255
Common stock and equity awards issued for acquisition of TVS	—	—	11,549,465	1	—	—	47,151	—	47,152
Stock-based compensation	—	—	—	—	—	—	14,945	—	14,945
Stock options exercised and RSUs vested	—	—	3,315,569	*	—	—	986	—	986
Net loss	—	—	—	—	—	—	—	(18,410)	(18,410)
Balance as of December 31, 2022	—	$—	133,882,414	$13	—	$—	$356,801	$(150,886)	$205,928
The accompanying notes are an integral part of the consolidated financial statements.
*Represents an amount less than $1.
** The warrant was exercised in November 2021 and was net share settled.

INNOVID, CORP. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except stock and per stock data)

	Year ended December 31,
	2022	2021	2020
Cash flows from operating activities:
Net loss	$(18,410)	$(11,472)	$(812)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and impairment	6,143	661	730
Stock-based compensation	13,781	3,273	584
Loss on sale of property and equipment	—	—	127
Change in fair value of warrants	(14,671)	762	86
Founders notes forgiven	—	459	—
Transaction costs allocated to warrants	—	2,750	—
Non-cash interest expense	—	—	22
Changes in operating assets and liabilities
Increase in trade receivables, net	(4,045)	(618)	(8,372)
(Increase)/ decrease in prepaid expenses and other assets	755	(1,823)	78
Decrease in operating lease right of use assets	1,831	—	—
Increase/ (decrease) in trade payables	(622)	1,500	(545)
Increase in employees and payroll accruals	1,710	1,236	1,914
Decrease in operating lease liabilities	(2,335)	—	—
Increase in accrued expenses and other liabilities	4,302	851	2,029
Net cash used in operating activities	$(11,561)	$(2,421)	$(4,159)
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	$(99,097)	$—	$—
Internal use software capitalization	(9,961)	(2,594)	—
Purchase of property and equipment	(488)	(549)	(1,030)
Founders’ note receivable	—	(459)	—
Proceeds from sale of property and equipment	—	—	6
Change in short-term bank deposits	(10,000)	—	—
Other deposits	120	(85)	76
Net cash used in investing activities	$(119,426)	$(3,687)	$(948)
Cash flows from financing activities:
Proceeds from reverse recapitalization, net*	$—	$149,252	$—
Capital contributions	—	—	504
Proceeds from loans	14,000	—	15,516
Loan repayment	—	(3,033)	(6,504)
Repayment of acquisition liability	—	(126)	(592)
Payment of SPAC merger transaction costs	(3,185)	—	—
Proceeds from exercise of options	985	1,081	78
Net cash provided by financing activities	$11,800	$147,174	$9,002
(Decrease) increase in cash, cash equivalents and restricted cash	(119,187)	141,066	3,895
Cash, cash equivalents and restricted cash at the beginning of the year	157,158	16,092	12,197
Cash, cash equivalents and restricted cash at the end of the year	$37,971	$157,158	$16,092
Supplemental disclosure of cash flows activities:
(1) Cash paid during the year for:
Income taxes paid, net of tax refunds	$785	$535	$421
Interest	$675	$259	$272
(2) Non-cash transactions:
Conversion of redeemable convertible preferred stock into common stock	$—	$164,060	$—
Conversion of Legacy Innovid Warrants	$—	$5,080	$—
Accrued acquisition liability	$—	$—	$126
Accretion of preferred stocks to redemption value	$—	$77,063	$7,297
Accrued transaction cost, not yet paid	$—	$3,185	$—
Business combination consideration paid in stock	$47,152	$—	$—
Reconciliation of cash, cash equivalents, and restricted cash reported within the statement of financial position
Cash and cash equivalents	$37,541	$156,696	$15,645
Long-term restricted deposits	430	462	447
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$37,971	$157,158	$16,092
* Refer to Note 3, Transaction for details
The accompanying notes are an integral part of the consolidated financial statements.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)

1. DESCRIPTION OF BUSINESS
Innovid Corp. together with its consolidated subsidiaries, the “Company” or “Innovid”, is a leading independent software platform that provides ad serving and creative services for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments to advertisers, publishers and media agencies.
Innovid Corp. was originally incorporated as ION Acquisition Corp. 2 Ltd. (“ION”), a special purpose acquisition company, on November 23, 2020.
On November 30, 2021, ION and Innovid Inc. closed the mergers as described below (the “Transaction”). Through several merges and name changes Innovid Corp. was established and continues the operations of Innovid Inc.
On November 30, 2021, ION consummated a series of merger transactions, whereby it acquired the business of Innovid Inc. Immediately following these mergers, ION changed its name to “Innovid Corp.” In addition, ION entered into certain subscription agreements (“PIPE Investment”). Further, in connection with the closing of the Transaction, PIPE investors purchased equity securities of Innovid Inc. stockholders (the “Secondary Sale Transaction”) for an aggregate purchase price of $68,855 (the “Secondary Sale Amount”). See Note 3, Transaction for further details.
On February 28, 2022, the Company completed the acquisition of all outstanding shares of TVSquared (“TVS”), an independent global measurement and attribution platform for converged TV and a private company limited by shares incorporated under the laws of the Scotland. The Company acquired all of the equity of TVSquared for an aggregate amount of $100,000 in cash, 11,549,465 shares of the Company common stock at fair value of $3.80 per share, and the issuance of 949,893 fully vested stock options of the Company at a weighted average fair value of $3.49, subject to certain adjustments as defined in the Stock Purchase Agreement. See Note 4, Acquisition for further details.
Innovid Corp.’s common stock and warrants commenced trading on the NYSE under the symbols “CTV” and “CTV.WS,” respectively, on December 1, 2021.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying Consolidated Financial Statements and Notes to the Consolidated Financial Statements included in this Annual Report on Form 10-K are prepared in accordance with generally accepted accounting principles in the United States ("GAAP") for annual financial information and the instructions to Form 10-K and Article 10 of Regulation S-X. The accompanying Consolidated Financial Statements include our accounts and those of our wholly-owned subsidiaries; all intercompany activity and balances have been eliminated. The Consolidated Financial Statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the consolidated balance sheets of the Company as of December 31, 2022 and 2021 and the consolidated results of operations and cash flows for the years ended December 31, 2022, 2021 and 2020.
Prior Period Reclassification
During the second quarter of 2022, we presented depreciation, amortization and impairment expenses as a separate line item on our consolidated statements of operations and all prior periods have been adjusted.
Depreciation, amortization and impairment expenses were previously included in cost of sales and other operating expenses depending on the underlying asset’s function. Additionally, we no longer present gross profit as a subtotal on our consolidated statements of operations.
The reclassification is to better reflect the financial performance of transactions with customers as our business has evolved and reflects a better representation of our current operations, which include those of our most recent acquisition. The change provides more clarity about changes in cost of revenue and other operating expenses exclusive of depreciation, amortization and impairment.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
In accordance with US GAAP, all periods presented below have been retrospectively adjusted to reflect the reclassification of cost of revenue and other operating expenses exclusive of depreciation and amortization. There was no net impact to loss from operations, net loss attributable to common stockholders or net loss per stock for any periods presented. The consolidated balance sheets, statements of changes in temporary equity and stockholders’ equity, and the consolidated statements of cash flows are not affected by this reclassification. The effect of the change is as follows:

	Year ended December 31, 2022			Year ended December 31, 2021			Year ended December 31, 2020
	Under previous classification	Effect of change	As reported	Previously reported	Effect of change	As adjusted	Previously reported	Effect of change	As adjusted
Cost of revenues	$33,265	$(3,078)	$30,187	$17,785	$(87)	$17,698	$12,365	$(54)	$12,311
Operating expenses:
Research and development	31,932	(814)	31,118	24,619	(320)	24,299	18,283	(269)	18,014
Sales and marketing	52,226	(1,960)	50,266	33,056	(215)	32,841	28,810	(289)	28,521
General and administrative	39,435	(291)	39,144	20,680	(39)	20,641	8,221	(118)	8,103
Depreciation, amortization and impairment	$—	$6,143	$6,143	$—	$661	$661	$—	$730	$730
Use of Estimates
The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates, judgments and assumptions. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The Company has considered the impact of these factors on its estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the periods ended December 31, 2022, 2021, and 2020. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.
Accounting Policies
Functional currency
A majority of the Company’s revenues are generated in US dollars. In addition, a substantial portion of the Company’s costs are incurred in US dollars. The Company’s management believes that the US dollar is the currency of the primary economic environment in which the Company and each of its subsidiaries operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the US dollar. Accordingly, accounts maintained in currencies other than the US dollar are re-measured into US dollars. All translation gains and losses resulting from the re-measurement of monetary assets and liabilities that are not denominated in the functional currency are recorded in Financial expenses, net on the consolidated statements of operations.
Cash and cash equivalents
Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less, at the date acquired.
Short-term bank deposits
The Company utilizes short-term deposits in order to maximize the use of cash on hand. As of December 31, 2022 we had deposits of $10,000 with original maturities greater than 90 days at 4.1% interest. These deposits are expected to mature within no more than 180 days with an interest rate of 4.1%.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Restricted deposits and restricted cash
Restricted deposits presented in Prepaid expenses and other current assets and in Long-term restricted deposits are deposits used as security for the Company’s credit cards and for the rental of premises. As of December 31, 2022 and 2021, the Company’s restricted deposits are denominated in New Israeli Shekels (“NIS”) and bore interest at weighted average interest rates of 0.01% and 0.01%, respectively. Restricted deposits are presented at their cost, including accrued interest.
Property and equipment, net
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual rates:

Years
Computers and peripheral equipment	3
Office furniture and equipment	5-7
Lease improvements	The shorter of the lease term or the useful life of the asset
Internal-use software	3
Software development costs
Software development costs, which are included in property and equipment, net, consists of capitalized costs related to purchase and develop internal-use software. The Company uses such software to provide services to its customers. The costs to purchase and develop internal-use software are capitalized from the time that the preliminary project stage is completed, and it is considered probable that the software will be used to perform the function intended. These costs include personnel and personnel-related employee benefits for employees directly associated with the software development and external costs of the materials or services consumed in developing or obtaining the software.
Any costs incurred for upgrades and functionality enhancements of the software are also capitalized. Once this software is ready for use in providing the Company's services, these costs are amortized on a straight-line basis over the three-year estimated useful life. The amortization is presented within depreciation and amortization in the consolidated statements of operations. During the years ended December 31, 2022 and 2021, the Company capitalized internal-use software cost of $11,143 and $2,594, respectively. In the third quarter of 2022, the Company recorded impairment charges included in depreciation, amortization and impairment in the consolidated statement of operations of $547 related to the abandonment of certain projects. There were no impairment of capitalized software costs for the year ended December 31, 2021 and 2020.
Impairment of long-lived assets
Long-lived assets, including property and equipment and finite-lived intangible assets, are reviewed for impairment whenever facts or circumstances either internally or externally may indicate that the carrying value of an asset may not be recoverable. If there are indications of an impairment, the Company tests for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of the asset to the carrying amount of the asset or asset group. If the asset or asset group is determined to be impaired, any excess of the carrying value of the asset or asset group over its estimated fair value is recognized as an impairment loss.
For the year ended December 31, 2022, we recognized impairment expense of $547. For the years ended December 31, 2021, and 2020 no impairments of long-lived assets were recorded.
Business combinations
The Company accounts for business combinations by applying the provisions of ASC 805, “Business Combination” (“ASC 805”) and allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Acquisition-related expenses are expensed as incurred.
Goodwill and acquired intangible assets
Goodwill and acquired intangible assets have been recorded in the Company's financial statements resulting from     various business combinations. Goodwill represents the excess of the purchase price in a business combination over the fair value of identifiable tangible and intangible assets acquired and liabilities assumed. Goodwill is subject to an annual impairment test.
The Company allocates goodwill to reporting units based on the expected benefit from the business combination. Reporting units are evaluated when changes in the Company’s operating structure occur, and if necessary, goodwill is reassigned using a relative fair value allocation approach. The Company currently has one reporting unit.
ASC 350, Intangibles—Goodwill and other (“ASC 350”) requires goodwill to be tested for impairment at least annually and, in certain circumstances, between annual tests. The accounting guidance gives the option to perform a qualitative assessment to determine whether further impairment testing is necessary. The qualitative assessment considers events and circumstances that might indicate that a reporting unit's fair value is less than its carrying amount. If it is determined, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative test is performed. The Company operates as one reporting unit. The Company elects to perform an annual impairment test of goodwill as of October 1 of each year, or more frequently if impairment indicators are present. For the years ended December 31, 2022, 2021 and 2020 no impairments of goodwill were recorded.
Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured at fair value at the acquisition date.
Customer relationships, acquired technology and trade name are being amortized over the estimated useful life of approximately 11 years, 6 years, and 4 years, respectively, using straight-line amortization method.
The amortization of customer relationships, acquired technology and trade name is presented within depreciation, amortization and impairment in the consolidated statement of operations.
Leases
Innovid's lease portfolio primarily consists of real estate properties and cars. Short-term leases with a term of 12 months or less are not recorded on the balance sheet. Innovid does not separate lease components from non-lease components.
The Company is a lessee in all its lease agreements. The Company records lease liabilities based on the present value of lease payments over the lease term. Innovid generally uses an incremental borrowing rate to discount its lease liabilities, as the rate implicit in the lease is typically not readily determinable. Certain lease agreements include renewal options that are under the Company's control. Innovid includes optional renewal periods in the lease term only when it is reasonably certain that Innovid will exercise its option.
Variable lease payments are primarily related to payments to lessors for taxes, maintenance, insurance, and other operating costs. The Company's lease agreements do not contain any significant residual value guarantees or restrictive covenants.
Fair value of financial instruments
The Company applies a fair value framework to measure and disclose its financial assets and liabilities. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:
Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Includes other inputs that are directly or indirectly observable in the marketplace.
Level 3 - Unobservable inputs which are supported by little or no market activity.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The Company’s financial instruments consist of cash and cash equivalents, short term deposits, restricted deposits, trade receivables, net, trade payables, employees and payroll accruals, accrued expenses and other current liabilities and current portion of long term debts. Their historical carrying amounts are approximate fair values due to the short-term maturities of these instruments.
The Company measures its investments in money market funds classified as cash equivalents and warrants liability at fair value.
The following table presents information about the Company’s financial instruments that are measured at fair value on a recurring basis:

	December 31, 2022
	Level 1	Level 2	Level 3
Assets:
Money market funds	$18,948	$—	$—
Certificates of deposit	—	20,000	—
Liabilities:
Warrants liability	$1,265	$—	$3,036

	December 31, 2021
	Level 1	Level 2	Level 3
Assets:
Money market funds	$4,515	$—	$—
Liabilities:
Warrants liability	$3,510	$—	$15,462
The change in the fair value of the Level 3 warrant liability is summarized below:

	December 31,
	2022	2021
Beginning of the year	$15,462	$499
Additions*	—	18,427
Change in fair value	(12,426)	1,616
Conversion of Legacy Innovid Warrants on the Closing of the Transaction	—	(5,080)
End of the year	$3,036	$15,462

* Additions during the year ended December 31, 2021 represent Company Warrant liability assumed in the Transaction. See Note 11, Warrants for further detail.

Certificates of deposit represent our deposits with certain financial institutions with maturities ranging from 90 to 180 days. These amounts are included in Cash equivalents and Short-term deposits on our consolidated balance sheet and are carried at cost, which approximates fair value.
As of December 31, 2022, the Company’s warrant liability includes the Warrants, refer to Note 11, Warrants, that were originally issued in connection with ION’s initial public offering, the “ION IPO”, which were transferred to the Company as part of the Transaction. The Company’s Warrants are recorded on the balance sheet at fair value with changes in fair value recognized through earnings. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement the valuation will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. ASC 820, Fair Value Measurements, indicates that the fair value should be determined “from the perspective of a market participant that holds the identical item” and “use the quoted price in an active market held by another party, if that price is available.”

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The Company has determined that the fair value of the Public Warrants, refer to Note 11, Warrants, at a specific date is determined by the closing price of the Company’s warrants, and are within Level 1 of the fair value hierarchy. The closing price of the warrants was $0.40 and $1.11 as of December 31, 2022 and 2021, respectively. The fair value of the warrants was $1,265 and $3,510 as of December 31, 2022 and 2021, respectively. Gains and losses from the remeasurement of the Public Warrants’ liability is recognized in finance expenses, net in the consolidated statements of operations.
The Private Warrants are classified as Level 3 as of December 31, 2022 and continue to be valued based on a Black-Scholes option pricing model. Gains and losses from the remeasurement of the Private Warrants’ refer to Note 11, Warrants liability is recognized in finance expenses, net in the consolidated statements of operations.
The key inputs into the Black-Scholes model for the Private Warrants were as follows:

	December 31,	December 31,
	2022	2021
Risk-free interest rate	4.07%	1.24%
Expected dividends	—%	—%
Expected term (years)	3.9	4.9
Expected volatility	85%	55%
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments.
Trade receivable, net
The Company records trade receivable for amounts invoiced and yet unbilled invoices. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. The expectation of collectability is based on a review of credit profiles of customers, contractual terms and conditions, current economic trends, and historical payment experience. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine the appropriate amount of allowance for doubtful accounts. Trade receivables deemed uncollectible are charged against the allowance for doubtful accounts when identified.
Accrued post-employment benefits
401(k) profit sharing plans:
The Company has a 401(k) retirement savings plan with a safe harbor employer match with a maximum of 4% employer contribution for its eligible employees in the US. During the years ended December 31, 2022, 2021 and 2020 the Company recorded expenses for matching contributions in the amount of $1,182, $961 and $705, respectively.
Severance pay:
The Israeli Severance Pay Law, 1963 (“Severance Pay Law”), specifies that employees are entitled to severance payment, following the termination of their employment. Under the Severance Pay Law, the severance payment is calculated as one-month salary for each year of employment, or a portion thereof.
The Israeli Subsidiary’s liability for all of its Israeli employees is covered by the provisions of Section 14 of the Severance Pay Law (“Section 14”). Under Section 14 employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, continued on their behalf to their insurance funds. Payments in accordance with Section 14 release the Company from any future severance payments in respect of those employees. As a result, the Company does not recognize any liability for severance pay due to these employees and the deposits under Section 14 are not recorded as an asset in the Company’s balance sheets.
Severance pay expenses for the years ended December 31, 2022, 2021 and 2020, amounted to approximately $946, $755 and $600, respectively.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Income taxes and tax contingencies
Income taxes are computed using a balance sheet approach reflecting both current and deferred taxes. Current and deferred taxes reflect the tax impact of all of the events included in the financial statements. The basic principles employed in the balance sheet approach are to reflect a current tax liability or asset that is recognized for the estimated taxes payable or refundable on tax returns for the current and prior years, a deferred tax liability or asset that is recognized for the estimated future tax effects attributable to temporary differences and carryforwards, the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law of which the effects of future changes in tax laws or rates are not anticipated, and the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. There are certain situations in which deferred taxes are not provided. Some basis differences are not temporary differences because their reversals are not expected to result in taxable or deductible amounts.
The Company regularly evaluates deferred tax assets for future realization and establishes a valuation allowance to the extent that a portion is not more likely than not to be realized. The Company considers whether it is more likely than not that the deferred tax assets will be realized, including existing cumulative losses in recent years, expectations of future taxable income, carryforward periods, and other relevant quantitative and qualitative factors. The recoverability of the deferred tax assets is evaluated by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely on estimates.
ASC 740, Income Taxes (“ASC 740”) contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. The Company classifies interest related to unrecognized tax benefits in taxes on income.
On December 20, 2017, Congress passed the “US Tax Act”. The US Tax Act requires complex computations to be performed that were not previously required by US tax law, significant judgments to be made in interpretation of the provisions of the US Tax Act, significant estimates in calculations, and the preparation and analysis of information not previously relevant or regularly produced the Act provides that a person who is a US shareholder of any CFC is required to include its GILTI in gross income for the tax year in a manner generally similar to that for Subpart F inclusions. The term “global intangible low-taxed income” is defined as the excess (if any) of the US shareholder’s net CFC tested income for that tax year, over the US shareholder’s net deemed tangible income return for that tax year. The Company’s policy is to treat GILTI as a period expense in the provision for income taxes.
Concentrations of credit risks
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, deposits and trade receivables, net.
The majority of the Company’s cash and cash equivalents are invested in deposits with major banks in US, Israel and UK. Generally, these investments may be redeemed upon demand and, therefore, bear minimal risk.
The Company’s trade receivables, net are mainly derived from sales to customers located in the US, APAC, EMEA, and LATAM. The Company mitigates its credit risks by performing an ongoing credit evaluations of its customers’ financial conditions.
The Company has no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
During the years ended December 31, 2022, 2021 and 2020, two of the Company’s customers accounted for more than 10% of the Company’s total revenues as presented below:

	Year ended December 31,
	2022	2021	2020
Customer A	11%	*	*
Customer B	10%	*	10%
* less than 10%
Stock-based compensation
The Company estimates the fair value of stock-based awards on the date of grant. The fair value of stock options with only service conditions is determined using the Black-Scholes option pricing model. The grant date fair value of the stock-based awards with graded vesting is recognized on a straight-line basis over the requisite service period. The determination of the fair value of the Company’s stock option awards is based on a variety of factors including Company’s common stock price, risk-free interest rate, expected volatility, expected life of awards and dividend yield. The Company has limited option exercise history and has elected to estimate the expected life of the stock option awards using the “simplified method” with the continued use of this method extended until such time that the Company has sufficient exercise history. The expected volatility of the price of such stocks is based on volatility of similar companies whose stock prices are publicly available over a historical period equivalent to the option’s expected term. The dividend yield is based on the Company’s historical and future expectation of dividends payouts. Historically, the Company has not paid cash dividends. Risk-free interest rates are based on the yield from US Treasury zero-coupon bonds with a term equivalent to the expected term of the options.
The Company accounts for forfeitures as they occur.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, and meet all of the requirements for equity classification, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.
Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value at each balance sheet date thereafter. The liability-classified warrants are recorded under non-current liabilities. Changes in the estimated fair value of the warrants are recognized in “Financial expenses, net” in the consolidated statements of operations.
Revenue recognition
The majority of Company’s revenues is derived from providing Ad serving services to advertisers, publishers, and media agencies. The services focus on standard, interactive and data driven digital video advertising. Ad serving services relate to utilizing Innovid’s platform to serve advertising impressions to various digital publishers across CTV, mobile TV, desktop TV, display, and other channels.
The Company also provides measurement services to brand and agencies, enterprise clients (networks) and publishers. The measurement service provide analysis on and track performance of advertisement campaigns. The measurement service provides insights into the effectiveness of TV and digital advertising.
Creative services relate to the design and development of interactive data-driven and dynamic ad formats by adding data, interactivity and dynamic features to standard ad units.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The Company recognizes revenue when its customer obtains control of promised services in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company recognizes revenue in accordance with ASC Topic 606, Revenue from contracts with customers (“ASC 606”) and determines revenue recognition through the following steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.
For arrangements with multiple performance obligations, which represent promises within an arrangement that are capable of being distinct and are separately identifiable, the Company allocates the contract consideration to all distinct performance obligations based on their relative standalone selling price (“SSP”). SSP is typically estimated based on observable transactions when these services are sold on a standalone basis.
Revenues related to ad serving services are recognized when impressions are delivered. The Company recognizes revenue from the display of impression-based ads in the contracted period in which the impressions are delivered. Impressions are considered delivered when an ad is displayed to users.
Revenues related to the measurement services platform are recognized over time, since the customer simultaneously receives and consumes the benefits provided by the Company’s performance. Revenues for these measurement services are recognized over the service period.
Revenues related to creative projects are recognized at a point in time when the Company delivers an ad unit. Creative services projects are usually delivered within a week.
The Company’s accounts receivable, consist primarily of receivables related to providing ad serving, measurement and creative services, for which the Company’s contracted performance obligations have been satisfied, the amount has been billed and the Company has an unconditional right to payment. The Company typically bills customers monthly based on actual delivery. The payment terms vary, mainly with terms of 60 days or less.
The typical contract term is 12 months or less for ASC 606 purposes. Most of the Company’s contracts can be cancelled without a cause. The Company has the unconditional right to payment for the services provided as of the date of the termination of the contracts.
The Company applies the practical expedient in ASC 606 and does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.
Deferred revenues represent mostly unrecognized fees billed or collected for measurement platform services. Deferred revenues are recognized as (or when) we perform under the contract.
Ad serving services were 76.7%, 93.6%, and 96.5% of the Company’s revenues for the years ended December 31, 2022, 2021 and 2020, respectively. Measurement services were 19.7%, 1.6% and 0.7% of the Company’s revenues for the years ended December 31, 2022, 2021 and 2020, respectively. Creative services were 3.6%, 4.8% and 2.8% of the Company’s revenues for the years ended December 31, 2022, 2021 and 2020, respectively.
Costs to obtain a contract
Contract costs include commission programs to compensate sales employees for generating sales orders with new customers or for new services with existing customers. Most commissions are commensurate. The Company elected to apply the practical expedient and recognize incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less. If commissions are not commensurate, the Company capitalizes these commissions. The term of amortization of capitalized commissions is three years. The amount of commissions capitalized as of December 31, 2022 is immaterial.
Cost of revenues
Cost of revenues consists primarily of costs to run the ad serving, creative and measurement services. These costs include hosting fees, cost to access data and personnel costs including stock-based compensation, professional services costs and facility related costs. The Company allocates overhead including rent and other facility related costs, communication costs based on headcount.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Research and development
Research and development expenses consist primarily of personnel costs, including stock-based compensation, professional services costs, hosting and facility related costs. We allocate overhead including rent and other facility related costs and communication costs based on headcount. We expect research and development expenses to increase in future periods to support our growth, including continuing to invest in optimization, accuracy and reliability of our platform and other technology improvements to support and drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments.
Research and development costs are charged to the consolidated statements of operations as incurred. ASC 350-40, Internal-Use Software (“ASC 350-40”), requires the capitalization of certain costs incurred only during the application development stage.
Sales and marketing
Sales and marketing expenses consist primarily of personnel costs, including stock-based compensation, professional services costs and facility related costs as well as costs related to advertising, product management, promotional materials, public relations, other sales and marketing programs. The Company allocates overhead including rent and other facility related costs, communication costs based on headcount.
General and administrative
General and administrative expenses consist primarily of personnel costs, including stock-based compensation, for executive management, finance, accounting, human capital, legal and other administrative functions as well as professional services costs and facility related costs. The Company allocates overhead including rent and other facility related costs, communication costs based on headcount.
Net loss per common stock
Prior to the Company’s SPAC merger, the Company computed net loss per stock using the two-class method required for participating securities. The two-class method requires income available to common stockholders for the period to be allocated between common stocks and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considered its preferred stocks to be participating securities as the holders of the preferred stocks would be entitled to dividends that would be distributed to the holders of common stocks, on a pro-rata basis assuming conversion of all preferred stocks into common stocks.
These participating securities do not contractually require the holders of such stocks to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.
Following the SPAC merger, basic net loss per stock share is computed by dividing net income (loss) for each reporting period by the weighted-average number of ordinary shares outstanding during that period. Diluted net loss per stock is computed by dividing net income (loss) for each reporting period by the weighted average number of ordinary shares outstanding during the period, plus dilutive potential ordinary shares considered outstanding during the period. Diluted net loss per stock is the same as basic net loss per stock in periods when the effects of potentially dilutive stock of common stock are anti-dilutive.
All outstanding warrants, options and RSUs for the years ended December 31, 2022, 2021 and 2020 have been excluded from the calculation of the diluted net loss per share, because all such securities are anti-dilutive for all periods presented. Preferred stocks were converted and treasury stocks were cancelled as of December 31, 2021. For further information see Note 19 Basic and Diluted Net Loss Per Share.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Recently Adopted Accounting Pronouncements
In February 2016, the FASB issued the ASU No. 2016-02, Leases (Topic 842). The standard outlines a comprehensive lease accounting model that supersedes the previous lease guidance and requires lessees to recognize lease liabilities and corresponding right-of-use (“ROU”) assets for all leases with lease terms greater than 12 months. The guidance also changes the definition of a lease and expands the disclosure requirements of lease arrangements. Innovid adopted the standard in the first quarter of 2022 using the modified retrospective method. Results for reporting periods beginning after December 31, 2021, have been presented in accordance with the standard, while results for prior periods have not been adjusted and continue to be reported in accordance with the Company's historical accounting. The cumulative effect of initially applying the new leases standard was recognized as an adjustment to the opening consolidated balance sheet as of January 1, 2022.
The Company elected a package of practical expedients for leases that commenced prior to January 1, 2022, and did not reassess historical conclusions on: (i) whether any expired or existing contracts are or contain leases; (ii) lease classification for any expired or existing leases; and (iii) initial direct costs capitalization for any existing leases.
This standard has a significant impact on our consolidated balance sheet but did not have a significant impact on the Company’s consolidated statements of operations. The most significant effects relate to the recognition ROU assets and lease liabilities on interim consolidated balance sheet for real estate and cars operating leases.
Upon adoption, the Company recognized lease liabilities and corresponding ROU assets, adjusted for the accrued rent and remaining lease incentives received on the adoption date, as follows:

	January 1, 2022
	ROU assets	Lease liabilities
Real Estate	$3,928	$5,482
Cars	50	50
Total operating leases	$3,978	$5,532
See Note 8, Leases for further details.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The new guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. Innovid adopted the standard in the first quarter of 2022. The adoption of the guidance did not have a material impact on the Company’s consolidated financial statements.
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires contract assets and contract liabilities (i.e., deferred revenue) acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, Revenue from Contracts with Customers. This new guidance will result in the acquirer recognizing contract assets and contract liabilities at the same amounts recorded by the acquiree. Historically, such amounts were recognized by the acquirer at fair value in acquisition accounting. The Company adopted the standard effective in the first quarter of 2022. The adoption of the guidance did not have a material impact on the Company’s consolidated financial statements.
Recently issued accounting pronouncements not yet adopted by the Company
As an “emerging growth company,” the JOBS Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The final guidance issued by the FASB for convertible instruments eliminates two of the three models in ASC 470-20 that require separate accounting for embedded conversion features. Separate accounting is still required in certain cases. Additionally, among other changes, the guidance eliminates some of the conditions for equity classification in ASC 815-40-25 for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company evaluated the potential impact of this guidance on its consolidated financial statements and determined that it will not have an impact on the consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 requires enhanced qualitative and quantitative disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company has evaluated the impact of this accounting standard update and has determined that its adoption will impact how the Company assesses its estimates for credit losses, but will not have an impact on the consolidated financial statements.

Other guidance that has been issued since the end of our previous reporting period is not expected to have an impact on the Company’s consolidated financial statements.
3. TRANSACTION
On November 30, 2021, the Transaction was closed. The Transaction was accounted for as a reverse recapitalization. Under this method of accounting, ION who was the legal acquirer, was treated as the acquired company for accounting purposes and the Transaction was treated as the equivalent of Innovid Corp. issuing stock for the net assets of ION. The net assets of ION are stated at historical cost, with no goodwill or other intangible assets recorded.
Upon the consummation of the Transaction all outstanding shares of Innovid Inc. common stock, Innovid Inc. redeemable convertible preferred stock, Innovid Inc. warrants, and Secondary Sale Transaction of 6,885,486 shares to PIPE investors, were exchanged for 93,787,278 shares of common stock in Innovid Corp.

Number of shares
Legacy Innovid common stock of January 1, 2021	16,275,609
Warrant exercised	132,392
Stock option exercised	3,180,943
Conversion of redeemable convertible preferred stock into common stock	73,690,340
Conversion of Legacy Innovid Warrants	507,994
Exchanged into Innovid Corp. common stock on November 30, 2021	93,787,278
Holders of 19,585,174 shares of ION’s Class A common stock sold in its initial public offering (the “Initial Shares”) exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from ION IPO, which was approximately $10.00 per share, or $195,888 in the aggregate. The remaining shares of ION Class A common stock, including total shares of ION Class B common stock converted to ION Class A common stock immediately prior to the Domestication, were automatically converted to 12,039,826 shares of common stock in Innovid Corp.
After giving effect to the Transaction, the redemption of Initial Shares as described above and the consummation of the PIPE Investment, there were 118,941,618 shares of common stock issued and outstanding after the close of the Transaction.
Innovid Corp. received approximately $149,252 in cash proceeds, net of transaction costs paid. The Company paid an accrued liability of $3,185 directly related to the Transaction as of December 31, 2021.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)

The following table reconciles the elements of the Transaction to the Consolidated statement of cash flows and the Consolidated Statement of Changes in Temporary Equity and Stockholders’ Equity for the year ended December 31, 2021.

Total value
Cash - ION trust account and cash, net of redemptions	$55,466
Cash - PIPE Investment, net of Secondary Sale Amount of $68,855	131,145
Less: Transaction costs paid	(31,160)
Less: Deferred underwriting fee paid	(6,199)
Proceeds from reverse recapitalization, net	149,252
Less: Accrued transaction costs not yet paid*	(3,185)
Less: Company Warrant assumed as part of the Transaction	(22,791)
Plus: Transaction costs allocated to Company Warrant	2,750
Reverse recapitalization, net	$126,026
* These amounts were paid in 2022.
As a result of the Transaction, each share of Innovid Inc. redeemable convertible preferred stock and common stock was converted into the right to receive approximately 1.337 shares of the common stock of the Company.
The consolidated assets, liabilities and results of operations prior to the Transaction are those of Innovid Inc.. The stocks and corresponding capital amounts and losses per stock, prior to the Transaction, have been retroactively restated based on stocks reflecting the exchange ratio established in the Transactions.
The equity structure has been recast in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Innovid Inc.’s stockholders in connection with the Transaction. As such, the shares and corresponding capital amounts and earnings per share related to Innovid Inc. redeemable convertible preferred stock and Innovid Inc.'s common stock prior to the Transaction have been retroactively recast as shares reflecting the exchange ratio of 1.337 established in the Transaction.
Public Warrants and Private Placement Warrants
As a result of the Transaction, the Company assumed the outstanding Public Warrants to purchase 3,162,500 shares of the Company’s common stock and the outstanding Private Warrants to purchase 7,060,000 shares of the Company’s common stock. Each whole Warrant entitles the registered holder to purchase one share of the Company’s common stock at a price of $11.50 per share, at any time commencing 30 days after the closing of the Transaction. The warrants expire five years after the completion of the Transaction. Refer to Note 11, Warrants for further discussion.

4. ACQUISITION
On February 28, 2022, the Company completed the acquisition of TVS. TVS is an independent global measurement and attribution platform for converged TV and a private company limited by shares incorporated under the laws of Scotland. The Company acquired all the equity of TVS for an aggregate amount of approximately $100,000 in cash, 11,549,465 shares of the Company common stock at fair value of $3.80 per share, and the issuance of 949,893 fully vested stock option of the Company at weighted average fair value of $3.49, subject to certain adjustments as defined in the Stock Purchase Agreement.
The Company, through this acquisition, added a real-time, cross-platform service to its offerings, including measurement outcomes such as frequency and unique unduplicated reach and performance metrics. The combination of ad serving, and cross-platform measurement enables the buy- and sell-sides to solve fragmentation by unlocking a complete picture of advertising across the linear TV, CTV and digital video marketplaces.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The acquisition of TVS has been accounted for as a business combination using the acquisition method of accounting. The acquisition method requires that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The valuation of assets acquired and liabilities assumed have been finalized as of December 31, 2022. The Company finalized the purchase accounting for the TVS acquisition during the fourth quarter of fiscal 2022.
The following table summarizes the fair value of assets acquired and liabilities assumed as of the acquisition date:

Total value
Cash and cash equivalents	$5,318
Accounts receivables	4,186
Other current assets	1,173
Property and equipment	154
Total tangible assets	10,831
Technology	15,075
Customer relationships	16,700
Trade name	2,000
Goodwill	112,421
Total assets acquired	157,027
Less: Deferred tax liabilities	(1,677)
Less: Other assumed liabilities	(3,782)
Net assets acquired	$151,568
Intangible assets related to technology, customer relationship and trade name are being amortized over the estimated useful life of approximately 6 years, 11 years, and 4 years, respectively. The estimated fair values of identifiable intangible assets were determined using the "income approach", which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of these asset valuations include the estimated net cash flows for each year for the appropriate discount rate necessary to measure the risk inherent in each future cash flow stream, the life cycle of each asset, competitive trends impacting the asset and each cash flow stream, as well as other factors.
Goodwill was calculated as the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from the other assets acquired that could not be individually identified and separately recognized. Specifically, the goodwill recognized from the acquisition of TVS represents the value of additional growth potential of the revenue base from the creation of a single combined global organization and synergies related to combined IT efforts for enhancement of the existing and acquired technologies. The goodwill is not deductible for tax purposes.
In addition to the purchase consideration, the Company entered cash compensation arrangements with certain employees, which amounted to $9,700 in aggregate and are subject to certain performance and employment conditions following the acquisition date.
The Company incurred approximately $5.0 million in total transaction costs for the acquisition. Acquisition related transaction costs include legal, accounting fees and other professional costs directly related to the acquisition and are recognized in “general and administrative” in the consolidated statements of operations.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Unaudited Pro Forma Financial Information
The following table presents the unaudited pro forma combined results of Innovid and TVS for the year ended December 31, 2022, and 2021 as if the acquisition of TVS had occurred on January 1, 2021:

	Twelve months ended December 31,
	2022	2021
	(Unaudited)	(Unaudited)
Revenues	$131,433	$112,147
Net loss	(14,634)	(37,195)
The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Innovid and TVS. In order to reflect the occurrence of the acquisition on January 1, 2021, the unaudited pro forma financial information includes adjustments to reflect incremental amortization expense to be incurred based on the current preliminary fair values of the identifiable intangible assets acquired and the reclassification of acquisition-related costs incurred during the three months and twelve months ended December 31, 2022 to the three months and twelve months ended December 31, 2021. The unaudited pro forma financial information is not necessarily indicative of what the consolidated results of operations would have been had the acquisition been completed on January 1, 2021. In addition, the unaudited pro forma financial information is not a projection of future results of operations of the combined company.
5. INTANGIBLE ASSETS, NET
The Company amortizes intangible assets on a straight line basis over their estimated useful lives. The estimated useful life, gross carrying amounts and accumulated amortization totals related to our identifiable intangible assets are as follows:

		December 31, 2022
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	11 years	$16,898	$(1,469)	$15,429
Acquired technology	6 years	15,275	(2,367)	12,907
Trade name	4 years	2,000	(418)	1,582
Total		$34,173	$(4,254)	$29,918
The weighted average useful life of our intangible assets at December 31, 2022 was 7.64 years. As described in Note 4, Acquisition, we acquired several intangible assets as part of the TVS acquisition. The Company assesses intangible assets for indicators of impairment on an annual basis, including an evaluation of our useful lives to determine if events and circumstances warrant a revision to the remaining period of amortization. If indicators of impairment are present, amortizable intangible assets are tested for impairment by comparing the carrying value to undiscounted cash flows and, if impaired, written down to fair value based on discounted cash flows. The company have not identified an impairment, nor a material change to the estimated remaining useful lives of its intangible assets during fiscal years 2022 and 2021. The intangible assets have no assigned residual values.
Amortization expense recorded for intangible assets was $3,850, $33, and $199 during fiscal years 2022, 2021, and 2020, respectively.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
As of December 31, 2022, estimated intangible asset amortization expense for each of the next five years and thereafter are as follows:

Fiscal Year	Amortization Expense
2023	$4,518
2024	4,518
2025	4,518
2026	4,081
2027	4,018
Thereafter	8,265
Total	$29,918
6. PREPAID AND OTHER CURRENT ASSETS
Prepaid and other current assets consist of the following:

	December 31,
	2022	2021
Prepaid expenses	$1,721	$2,333
Deposits	99	142
Government authorities	204	153
Other current assets	616	503
Total	$2,640	$3,131

7. PROPERTY AND EQUIPMENT, NET
Property and equipment consist of the following:

	December 31,
	2022	2021
Cost:
Software development costs	$13,190	$2,594
Computers and peripheral equipment	2,283	1,779
Office furniture and equipment	665	661
Leasehold improvements	2,167	2,164
	18,305	7,198
Accumulated depreciation	(3,983)	(2,358)
Depreciated cost	$14,322	$4,840
The depreciation expense for the years ended December 31, 2022, 2021 and 2020 was $1,626, $630 and $531, respectively.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
8. LEASES
The Company has the following operating ROU assets and lease liabilities:

	December 31, 2022
	ROU assets	Lease liabilities
Real Estate	$2,886	$3,801
Cars	24	21
Total operating leases	$2,910	$3,822

December 31, 2022
Lease liabilities
Current lease liabilities	$2,186
Non-current lease liabilities	1,636
Total lease liabilities	$3,822
The following table summarizes the lease costs recognized in the consolidated statement of operations:

Year ended December 31, 2022
Operating lease cost	$1,889
Short term lease cost	973
Variable lease cost	48
Total lease cost	$2,910
As of December 31, 2022, the weighted-average remaining lease term and weighted-average discount rate for operating leases are 2.2 years and 3.6%, respectively.
The following table presents supplementary cash flow information regarding the company's operating leases:

Year ended December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities	$2,162
Right of use assets obtained in exchange for operating lease liabilities upon lease modification	$610

The following table summarizes the future payments of Innovid for its operating lease liabilities:

December 31, 2022
2023	$2,219
2024	1,018
2025	669
Total undiscounted lease payments	$3,906
Less: Interest	(84)
Total lease liabilities - operating	$3,822

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Lease Disclosures Related to Periods Prior to the Adoption of ASU 2016-02 are as follows:
Operating lease expenses for the years ended December 31, 2021 and 2020 were $2,072 and, $2,215, respectively.
Future minimum lease commitments under non-cancelable operating leases as of December 31, 2021, are as follows:

Year ended December 31, 2021	Rental of premises	Lease of motor vehicles
2022	$2,486	$8
2023	1,844	—
2024	826	—
2025	770	—
Total	$5,926	$8

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liability consist of the following:

	December 31,
	2022	2021
Accrued expenses	$3,544	$2,485
Tax payables	1,325	39
Deferred revenue	426	—
Accrued lease liability, current portion	—	420
Other current liabilities	179	138
Total	$5,474	$3,082
10. OTHER NON-CURRENT LIABILITIES
Other non-current liabilities consist of the following:

	December 31,
	2022	2021
Accrued lease liability	$—	$996
Uncertain tax position	3,865	2,459
Deferred tax liability	489	—
Other non-current liabilities	2,200	—
Total	$6,554	$3,455
11. WARRANTS
As of December 31, 2022, the Company had 3,162,500 Public Warrants and 7,060,000 Private Warrants outstanding.
Public Warrants
Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of the Transaction and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of the Transaction or earlier upon redemption or liquidation.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Redemption of warrants when the price per share of Innovid Corp. common stock equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•in whole and not in part.
•at a price of $0.01 per warrant.
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the Innovid Corp. common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.
When the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise the warrant prior to the scheduled redemption date. However, the price of the Company’s common shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalization, reorganization, recapitalization and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of Innovid Corp. common stock equals or exceeds $10.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part.
•at a price of $0.10 per warrant.
•upon a minimum of 30 days’ prior written notice of redemption; if holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Innovid Corp. common stock; and
•if, and only if, the closing price of the Innovid Corp. ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.
If the Company calls these Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below their exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants.
Private Placement Warrants
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Innovid Corp. ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Transaction subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchaser or its permitted transferees.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The Company evaluated the Company Warrants (Public Warrants and Private Placement Warrants) in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” and concluded that the warrants do not meet all the conditions to be classified as equity pursuant to ASC 815-40. As the warrants do not meet all the requirements for equity classification, the Company Warrants are recorded as liabilities on the Balance Sheets and measured at fair value with changes in fair value recognized in the Statements of Operations in the period of change. The Company Warrants’ fair value as of December 31, 2022 and 2021 was $4,301 and $18,972, respectively.

12. LONG-TERM DEBT
2022 A&R Agreement
On August 4, 2022, two wholly owned subsidiaries of the Company, Innovid LLC and TV Squared Inc, entered an amended and restated loan and security agreement with Silicon Valley Bank (the “2022 A&R Agreement”), to increase the revolving line of credit from $15,000 to $50,000 (the “New Revolving Credit Facility”). The interest for the New Revolving Credit Facility is payable monthly in arrears. The New Revolving Credit Facility bears interest at an annual rate which is the greater of (a) WSJ Prime Rate plus 0.75% or (b) 4.25%, on the aggregate outstanding balance. Additional fees include fees in an amount of 0.20% per annum of the average unused portion of the New Revolving Credit Facility to be paid quarterly in arrears. The Company will also pay non-refundable commitment fees of $40 and $75 at inception and first anniversary date, respectively. The maturity date of the 2022 A&R Agreement is June 30, 2024. The New Revolving Credit Facility is subject to certain customary conditions precedent to the credit extension as stated in the 2022 A&R Agreement.
The New Revolving Credit Facility requires the Company to comply with all covenants, primarily maintaining an adjusted quick ratio of at least 1.30 to 1.00. As defined in the 2022 A&R Agreement “adjusted quick ratio” is the ratio of (a) quick assets to (b) current liabilities minus the current portion of deferred revenue. “Quick assets” are determined as the Company’s unrestricted cash plus accounts receivable, net, and is determined according to US GAAP. The Company is also required to maintain the minimum quarterly adjusted EBITDA as defined in the 2022 A&R Agreement if the Company does not maintain the quarterly adjusted quick ratio of at least 1.50 to 1.00.
As of December 31, 2022, the Company utilized $20,000 of the $50,000 credit line, $6,000 of which was drawn during 2020, $5,000 was drawn during the fourth quarter 2022 and $9,000 was drawn during the second quarter of 2022. In January 2023, the Company repaid $5,000 under the credit line.
As of December 31, 2022, the Company is in compliance with all the covenants.
Prior to the 2022 A&R Agreement, the credit installments bore US dollar denominated interest at an annual rate equal to 0.75%-1% plus a prime rate on the outstanding principal of each credit installment.

13. COMMITMENTS AND CONTINGENT LIABILITIES
Pledges and bank guarantees:
1.In conjunction with the 2022 A&R Agreement (see Note 12, Long-term Debt), Innovid LLC. pledged 65,000 common stocks of its Israeli Subsidiary, NIS 0.01 par value each.
2.The Israeli Subsidiary pledged bank deposits in an aggregate amount of $629 in connection with an office rent agreement and credit cards.
3.Innovid Inc. obtained bank guarantees in an aggregate amount of $231 in connection with its office lease agreements.
Legal contingencies:
On March 4, 2022, a lawsuit was filed in the United States District Court for the Western District of Texas on March 4, 2022, by Nielsen, LLC against TVS alleging infringement of US Patent No. 10,063,378. On January 18, 2023 the Texas Court granted TVS’s motion to transfer venue to the Southern District of New York. It is expected that the Southern District of New York will issue a scheduling order detailing the next steps in the case in March 2023. The plaintiff has not specified the amount sought in the litigation.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
14. STOCKHOLDERS’ EQUITY
Stockholders’ equity:

	Authorized		Issued		Outstanding
	December 31,		December 31,		December 31,
	2022	2021	2022	2021	2022	2021
Stocks of $0.0001, par value each:
Common stocks	500,000,000	500,000,000	133,882,414	119,017,380	133,882,414	119,017,380
The shares of the Company’s common stock, prior to the Transaction (as discussed in Note 3, Transaction) have been retrospectively adjusted to reflect the exchange ratio of 1.337 established in the Transaction.
i.Common stocks:
The rights and privileges of the common stocks are as follows:
Voting Rights - The holders of the common stocks are entitled to one vote for each share of common stocks.
Dividend Rights - Subject to preferences that may be applicable to dividends of any outstanding preferred stocks, dividends may be paid on the common stocks as and when declared by the Board of Directors. Such dividends will be distributed among the holders of common stocks pro rata in proportion of the number of common stocks held by each.
Liquidation Rights - In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of the Company common stock are entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of the Company preferred stock or any class or series of stock having a preference over the Company common stock, then outstanding, if any.
Redemption Rights - The common stocks are not redeemable.
Options outstanding and options available for future option grants have been retroactively adjusted to give effect to the exchange ratio.
ii.Treasury stocks: As of December 31, 2022 there are no treasury stock issued or outstanding
iii.Equity classified warrants:
The Company issued 133,725 warrants to American Friends of Tmura, Inc. (the “Holder”) on February 25, 2010 to purchase an aggregate of 133,725 shares of the Company’s common stock, $0.001 par value each, with an exercise price of $0.07 which is subject to an adjustment on the occurrence of certain events. The warrants are exercisable until March 1, 2029. The warrants were recorded within equity based on their fair value on the date of issuance. These warrants are not remeasured. All equity classified warrants were exercised in November 2021 on a non-cash basis.
15. STOCK-BASED COMPENSATION
The Innovid Corp. Incentive Plan (“2021 Incentive Plan”)
A total number of Company common stock equal to 10% of the fully-diluted shares outstanding following the closing of the Transaction will initially be authorized and reserved for issuance under the 2021 Incentive Plan, which is 15,617,049 shares of Company common stock. The number of shares authorized and reserved for issuance will be subject to an annual increase for 10 years on the first day of each calendar year beginning January 1, 2022, equal to the lesser of (A) 5% of the aggregate number of shares of Company common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the board of directors of Innovid Corp. The maximum number of shares of Company common stock that may be issued pursuant to the exercise of incentive stock options granted under the 2021 Incentive Plan will be equal to 30% of the total number of issued and outstanding shares of Company common stock on a fully diluted basis as of the closing of the Transaction, see Note 3, Transaction.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
If shares covered by an award are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto, then such shares will, to the extent of any such forfeiture, termination, cash-settlement or expiration, be available for future grant under the 2021 Incentive Plan. The payment of dividend equivalent rights in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2021 Incentive Plan, and shares tendered by a participant, repurchased by the Company using proceeds from the exercise of stock options or withheld by the Company in payment of the exercise price of a stock option or to satisfy any tax withholding obligation for an award will not again be available for future awards.
Innovid Stock Plan (“Innovid Stock Plan")
Under the Innovid Stock Plan, options may be granted to officers, directors, employees and non-employee consultants of the Company. Each option granted under the Plan expires no later than 10 years from the date of grant. The options vest usually over four years from commencement of employment or services. Any options, which are forfeited or not exercised before expiration, become available for future grants. From and after the effectiveness of the 2021 Incentive Plan, no additional awards will be granted under the Innovid Stock Plan. Upon the effectiveness of the Transaction, all outstanding stock options under the Innovid Stock Plan, whether vested or unvested, were converted into options to purchase a number of shares of common stock of the Company. Awards previously granted under the Innovid Stock Plan will continue to be subject to the provisions thereof.
Stock-based compensation expense
Stock-based compensation expense is related to awards issued to employees pursuant to the Innovid Stock Plan and the 2021 Incentive Plan, summarized as follows:

	Year ended December 31,
	2022	2021	2020
Cost of goods sold	$1,171	$43	$11
Research and development	3,489	501	121
Sales and marketing	4,685	470	196
General and administrative	3,342	1,997	92
Total	$12,687	$3,011	$420
In connection with the options granted to service providers and non-employee consultants, during the twelve months ended December 31, 2022, 2021 and 2020, the Company recorded stock compensation expenses in the amount of $1,190, $262 and $162, respectively. The majority of these expenses were recorded in general and administrative.
During the twelve months ended December 31, 2022 the Company capitalized stock-based compensation expense of $1,165 in internal-use software cost. The Company stock-based compensation expense related to internal-use software cost for the same period in 2021 were immaterial.
Stock Options
Stock options may be granted to officers, directors, employees, and non-employee consultants of the Company. Each option granted under the Plan expires no later than 10 years from the date of grant. The options vest usually over four years from commencement of employment or services. Any options, which are forfeited or not exercised before expiration, become available for future grants.
In connection with the TVS acquisition, Innovid issued 949,893 stock options to holders of TVS options for replacement options. These options were fully vested upon issuance due to acceleration upon acquisition and therefore do not require future service for vesting. The Company attributed a total amount of $152 to post acquisition service and recorded it as stock compensation expenses immediately after the acquisition closed. See Note 4, Acquisition for further details.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
A summary of the employees’ stock option activity under the Innovid Stock Plan and the 2021 Incentive Plan for the years ended December 31, 2022 is as follows:

	Year ended December 31, 2022
	Amount of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at beginning of year	11,122,648	$0.82	6.87	$64,818
Transfer between employee and consultant	40,118	0.64
Granted	2,105,258	2.10
Granted in acquisition	949,893	0.31
Forfeited	(355,998)	1.60
Expired	(26,089)	1.37
Exercised	(3,149,387)	0.30
Outstanding at end of year	10,686,443	$1.15	6.85	$5,923
Exercisable options at end of year	6,687,488	$0.75	5.77	$6,409

A summary of the consultants’ stock option activity under the Innovid Stock Plan for the year ended December 31, 2022 is as follows:

	Year ended December 31, 2022
	Amount of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at beginning of year	179,627	$0.31	2.34	$1,139
Consultant has become employee	(40,118)	0.64
Granted	—	—
Forfeited	(460)	2.81
Expired	(209)	2.81
Exercised	(69,298)	0.30
Outstanding at end of year	69,542	$0.47	4.21	$86
Exercisable options at end of year	64,524	$0.46	3.93	$81
As of December 31, 2022, the Company had approximately $4,536 of total unrecognized compensation cost related to non-vested stock-based compensation. That cost is expected to be recognized over a weighted-average period of 1.8 years years.
The Company estimated the fair value of each option on the date of grant using the Black-Scholes option pricing model applying the weighted-average assumptions in the following table:

	Year ended December 31,
	2022	2021	2020
Expected volatility	69%-71%	65%	79%
Expected dividends	—%	—%	—%
Expected term (in years)	4.31	6.02	6.11
Risk free interest	2.84%-3.81%	1.06%-1.11%	0.62%-0.82%

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Restricted Stock Units
In connection with the Company’s transition to its next life-cycle stage post Transaction, Restricted Stock Units (“RSUs”) may be granted to officers, directors, employees, and non-employee consultants of the Company, and generally vest over a three- or four-year period.
A summary of the employees’ RSU activity under the 2021 Incentive Plan for the year ended December 31, 2022 is as follows:

	Number of share units	Weighted average grant date fair value
Outstanding at beginning of year	—	—
Granted	9,329,639	5.65
Released	(96,884)	5.90
Forfeited	(1,246,382)	5.97
Outstanding at end of year	7,986,373	$5.60
A summary of the consultants’ RSU activity under the 2021 Incentive Plan for the year ended December 31, 2022 is as follows:

	Number of share units	Weighted average grant date fair value
Outstanding at beginning of year	—	—
Granted	176,151	6.52
Forfeited	(45,883)	6.28
Outstanding at end of year	130,268	$6.60
The weighted-average grant-date fair value of RSUs generally is determined based on the number of units granted and the quoted price of Innovid’s common stock on the date of grant.
As of December 31, 2022, $33,165 of unrecognized compensation cost related to RSUs is expected to be recognized as expense over the weighted average period of 2.0 years.
The Innovid Corp. Employee Stock Purchase Plan
On November 30, 2021, the ESPP became effective. A total of 2,868,438 shares of Company common stock were initially reserved for issuance under the ESPP. The compensation committee of our board of directors is the plan administrator of the ESPP and has the authority to interpret the terms of the ESPP and determine eligibility of participants. On the first day of each calendar year beginning on January 1, 2022 and ending on (and including) January 1, 2031, the number of shares available for issuance under the ESPP will be increased by a number of shares equal to the lesser of (i) 1% of the shares outstanding on the final day of the immediately preceding calendar year, and (ii) such smaller number of shares as determined by the board of directors. If any right granted under the ESPP terminates for any reason without having been exercised, the shares subject thereto that are not purchased under such right will again be available for issuance under the ESPP. Notwithstanding the foregoing, no more than 17,383,002 shares of Company Common Stock may be issued under the Section 423 Component of the ESPP.
As of December 31, 2022, the Company had not granted any options under the Innovid Corp. Employee Stock Purchase Plan.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
NOTE 16. FINANCE EXPENSES (INCOME), NET
The Company recognizes the gains and losses from the remeasurement of the warrants liability related to Public Warrants and Private Placement Warrants in “Finance expenses (income), net” in the consolidated statements of operations. The unrealized gain from changes in the fair value of the Company Warrants for the years ended December 31, 2022 and 2021 was $14,671 and $3,819, respectively.
The Company also recognized interest expenses in “Finance expenses (income), net” in the consolidated statements of operations. Interest expenses for the years ended December 31, 2022, 2021 and 2020 were $675, $259 and $328, respectively.
17. INCOME TAXES
Income (loss) before taxes on income is comprised as follows:

	Year ended December 31,
	2022	2021	2020
Domestic	$(7,910)	$(11,098)	$1,241
Foreign	(8,483)	863	(853)
Total income (loss) before income taxes	$(16,393)	$(10,235)	$388
Income taxes are comprised as follows:

	Year ended December 31,
	2022	2021	2020
Current income tax provision (benefit):
Domestic	$1,048	$(8)	$96
Foreign	2,129	1,245	1,104
Total current income tax (benefit) provision	$3,177	$1,237	$1,200

	Year ended December 31,
	2022	2021	2020
Deferred income tax provision (benefit):
Domestic	$—	$—	$—
Foreign	(1,160)	—	—
Total deferred income tax (benefit) provision	$(1,160)	$—	$—

Total income tax (benefit) provision	$2,017	$1,237	$1,200

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
A reconciliation of the U. S. statutory income tax rate to the Company’s effective income tax rate for continuing operations is as follows:

	Year ended December 31,
	2022	2021	2020
Total income (loss) before income taxes	$(16,393)	$(10,235)	$388

US statutory rate	21%	21%	21%

Income taxed computed at U. S. federal statutory rate	$(3,443)	$(2,149)	$81
Foreign rate differential	101	(14)	(155)
State and local income taxes, net	(239)	(359)	207
Other non-deductible items	546	(37)	140
GILTI	2,892	308	—
Change in valuation allowance	2,305	1,493	159
Tax credits	(474)	(338)	(469)
Changes in uncertain tax positions	1,202	881	956
Transaction costs	1,427	578	—
Warrants - MTM	(3,081)	160	(5)
Other	781	714	286
Total income tax provision	$2,017	$1,237	$1,200
Effective income tax rate	(12.3)%	(12.1)%	309.0%
The Company’s effective tax rate is subject to significant variations due to several factors, including variability in pre-tax and taxable income (loss) and the mix of jurisdictions to which they relate, intercompany transactions, mergers and acquisitions, the applicability of special tax regimes, changes in the Company’s currently established valuation allowance, foreign currency gains (losses), and other laws and accounting rules in various jurisdictions.
Significant factors that impacted the Company’s effective tax rate between 2022 and 2021 were related to the acquisition of TVS, GILTI, uncertain tax positions, and increase in valuation allowance.
The Company’s effective tax rate between 2021 and 2020 was primarily reflects a pre-tax loss in 2021 compared to pre-tax income in 2020, offset by increases in non-deductible expenses, GILTI, uncertain tax positions and increase in valuation allowance.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Deferred income taxes are provided for the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Significant components of deferred tax assets and deferred tax liabilities consisted of the following:

	December 31,
	2022	2021
Deferred tax assets
Loss carryforwards	$11,093	$10,201
Tax credits	1,271	1,128
Interest limitation carryforwards	—	25
R&D capitalization costs	7,497	—
Accrued expenses	1,157	597
Share-based compensation	4,398	127
Fixed assets	147	180
Lease liabilities	700	—
Other	28	187
Total deferred tax assets, gross	26,291	12,445
Valuation allowance	(18,697)	(12,445)
Total deferred tax assets, net	$7,594	$—

Deferred tax liabilities
Intangibles	$(7,239)	$—
Right-of-use asset	(654)	—
Other	(190)	—
Total deferred tax liability, net	$(8,083)	$—

Total deferred tax asset (liability)	$(489)	$—
A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. The Company has established a valuation allowance to offset its deferred tax assets, excluding the newly acquired TVS UK which is in a net deferred tax liability position due primarily to acquisition accounting, at December 31, 2022 and 2021 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.
The Israeli corporate tax rate was 23% in 2022, 2021 and 2020. The Company’s production facilities in Israel have been granted the status of a “preferred enterprise” under the Law for the Encouragement of Capital Investments Law, 1959. According to the provisions of the Encouragement of Capital Investments Law, 1959, the Company has been granted a reduced tax rate for certain research and development activities the Company performs in Israel. A preferred enterprise located in development area A will be subject to a tax rate of 7.5% instead of 9%. The tax rate applicable to preferred enterprises located in other areas remains at 16%.
Foreign withholding taxes and Internal Revenue Code Section 986(c) gains and losses have not been recorded on permanently reinvested earnings of certain subsidiaries aggregating $12,888 and $8,720 as of December 31, 2022 and 2021, respectively. The amount of deferred international withholding taxes and Internal Revenue Code Section 986(c) gains and losses relating to these subsidiaries is approximately $1,237 and $1,224 as of December 31, 2022 and 2021, respectively.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The Company’s gross NOLs for tax return purposes are as follows:

	Year ended December 31,
	2022	2021
Domestic NOLs (federal)	$11,881	$36,817
Domestic NOLs (state and local)	10,992	36,245
Foreign NOLs	30,804	1,136
Total	$53,677	$74,198
Domestic (federal and state) NOLs expire in various year starting from 2030 through an indefinite period. Foreign NOLs expire starting from 2026 (Argentina) through an indefinite period (Germany, UK). A portion of domestic (federal and state) NOLs are subject to Internal Revenue Code Section 382 or similar provisions, but the net operating loss carryforwards are expected to be fully realized. The table above reflects gross NOLs for tax return purposes which are different than financial statement NOLs, as the Company’s intention is to settle additional income taxes from tax contingencies with NOLs. The other tax credit carryforwards expire in various years beginning in 2033. The Company’s intention is to settle the tax contingencies associated with the research and development credits with the attribute.
The Company’s unrecognized tax benefits are reconciled as follows:

	December 31,
	2022	2021	2020
Gross unrecognized tax benefits as of January 1	$3,162	$2,373	$1,438
Increases - prior year tax positions	60	508	—
Decreases - prior year tax positions	(231)	(410)	—
Increases - current year tax positions	2,562	691	935
Position expiration	(97)	—	—
Gross unrecognized tax benefits as of December 31	$5,456	$3,162	$2,373
The balances of unrecognized tax benefits of $5,456 and $3,162 as of December 31, 2022 and 2021, respectively, represent amounts that, if recognized, would impact the effective income tax rate in future periods, of which $1,495 relates to the Company’s acquisition of TVS.
The Company recognized interest and penalties related to unrecognized tax benefits in its income tax provision. The Company accrued $471 and $136 for interest and penalties as of December 31, 2022 and 2021, respectively.
The Company is subject to income taxes in the US and several foreign jurisdictions including Australia, Argentina, Germany, the UK and Israel. Significant judgment is required in evaluating the Company’s tax positions and determining the Company’s provision for income taxes. During the ordinary course of business there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when we believe that certain positions might be challenged despite the belief that the Company’s tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of tax audits. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.
The Company’s Israeli Subsidiary is currently under examination by the taxing authorities for 2017 to 2019 tax periods. The last tax assessment that was received by the Company related to tax years through 2014 in Israel.

18. SEGMENT REPORTING
The Company operates as one operating segment, which primarily focuses on ad serving, measurement and creative services. Our CEO is the chief operating decision-maker, manages and allocates resources to the operations of the Company on an entity-wide basis.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Revenue by geographical location are as follows:

	December 31,
	2022	2021	2020
US	$114,528	$81,882	$62,760
Canada	1,266	1,039	518
APAC	4,249	3,151	2,636
EMEA	6,030	2,515	1,463
LATAM	1,044	1,704	1,424
Total revenues	$127,117	$90,291	$68,801
The Company’s property and equipment, net and ROU assets commencing January 1, 2022 by geographical location are as follows:

	Year ended December 31,
	2022	2021
Israel	$2,707	$1,495
US	14,065	3,051
Rest of the World	460	294
Total	$17,232	$4,840
19. BASIC AND DILUTED NET LOSS PER SHARE
Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Year ended December 31,
	2022	2021	2020
Numerator:
Net loss	$(18,410)	$(11,472)	$(812)
Accretion of preferred stocks to redemption value	—	(77,063)	(7,297)
Net loss attributable to common stockholders - basic and diluted	$(18,410)	$(88,535)	$(8,109)
Denominator:
Weighted-average number of stocks used in computing net loss per stock attributable to common stockholders	130,756,484	26,745,020	16,028,560
Net loss per stock attributable to common stockholders – basic and diluted	$(0.14)	$(3.31)	$(0.51)
Net loss per share calculations and potentially dilutive security amounts for all periods prior to the Transaction have been retrospectively adjusted to the equivalent number of shares outstanding immediately after the Transaction to effect the reverse recapitalization. Historically reported weighted average shares outstanding have been multiplied by the exchange ratio of 1.337.
The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share attributable to common stockholders. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.

INNOVID, CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year ended December 31,
	2022	2021	2020
Preferred stocks	—	—	73,690,340
Options outstanding	10,755,985	11,302,275	13,204,528
RSUs outstanding	8,116,641	—	—
Warrants outstanding	10,222,500	10,222,500	680,271
Preferred stocks, options outstanding and warrant outstanding have been retroactively adjusted to give effect to the exchange ratio.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosures
None.
Item 9A. Controls and Procedures
Limitations on Effectiveness of Controls and Procedures
In designing and evaluating our disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and that management is required to apply judgment in evaluating the benefits of possible controls and procedures relative to their costs.
Evaluation of Disclosure Controls and Procedures
Our management, with the participation of our CEO and CFO, conducted an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e)) under the Exchange Act as of December 31, 2022.
Based upon that evaluation, our CEO and CFO concluded that our disclosure controls and procedures were effective at the reasonable assurance level as of December 31, 2022.
Management Report on Internal Control Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended.
Our management conducted an assessment of the effectiveness of our internal control over financial reporting based on the criteria set forth in "Internal Control—Integrated Framework (2013)" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2022, our internal control over financial reporting was effective.
The scope of management's assessment of the effectiveness of our internal control over financial reporting included all of our consolidated operations except for the operations of TVS, which we acquired in February 2022. TVS’s assets excluding business combination related intangibles represented approximately 3% of our consolidated total assets as of December 31, 2022. TVS’s operations excluding amortization of the business combination related intangibles represented 19% and 34% of our consolidated revenue and net loss, respectively, for the year ended December 31, 2022.
This annual report does not include an attestation report of our independent registered public accounting firm on internal control over financial reporting due to an exemption established by the JOBS Act for "emerging growth companies".
Changes in Internal Control over Financial Reporting
There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the year ended December 31, 2022 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Item 9B. Other Information
None.
Item 9C. Disclosure Regarding Foreign Jurisdictions that Prevent Inspections
None.

Part III
Item 10. Directors, Executive Officers and Corporate Governance
The information required to be furnished by this Item 10 is incorporated herein by reference to our Notice of Annual Meeting of Stockholders and Proxy Statement to be filed within 120 days of December 31, 2022 (the "Proxy Statement").
Pursuant to General Instruction G(3) of Form 10-K, the information required by this item relating to our executive officers is included in Item 1. Executive Officers of the Registrant of this Annual Report on Form 10-K.
Item 11. Executive Compensation
The information required to be furnished by this Item 11 is incorporated herein by reference to our Proxy Statement.
Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The information required to be furnished by this Item 12 is incorporated herein by reference to our Proxy Statement.
Item 13. Certain Relationships and Related Transactions, and Director Independence
The information required to be furnished by this Item 13 is incorporated herein by reference to our Proxy Statement.
Item 14. Principal Accounting Fees and Services
The information required to be furnished by this Item 14 is incorporated herein by reference to our Proxy Statement.

Part IV
Item 15. Exhibits and Financial Statement Schedules.
1.Financial Statements
The information required by this item is included in Item 8. Financial Statements and Supplementary Data, of this Annual Report on Form 10-K which is incorporated herein.
2.Financial Statements’ Schedules
Financial statement schedules have been omitted because they are either not required or not applicable or the information is included in the consolidated financial statements or the notes thereto.
3. Exhibits
See the Exhibit Index in Item 15(b) below.

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated June 24, 2021, by and among ION, Merger Sub 1, Merger Sub 2, and Innovid. (incorporated by reference to Exhibit 2.1 of ION’s Current Report on Form 8-K (File No. 333-252440), filed with the SEC on June 29, 2021).

3.1	Certificate of Incorporation of Innovid.
3.2	Bylaws of Innovid Corp. (incorporated by reference to Exhibit 3.2 to Innovid’s Current Report on Form 8-K (File No. 001-40048), filed with the SEC on December 6, 2021).
4.1	Specimen Common Stock Certificate of Innovid Corp. (incorporated by reference to Exhibit 4.1 of Innovid’s Current Report on Form 8-K (File No. 001-40048), filed with the SEC on December 6, 2021).
4.2	Specimen Warrant Certificate of Innovid Corp. (incorporated by reference to Exhibit 4.2 of Innovid’s Current Report on Form 8-K (File No. 001-40048), filed with the SEC on December 6, 2021).
4.3
Warrant Agreement, dated February 10, 2021, by and between ION and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of ION’s Form 8-K (File No. 333-252440), filed with the SEC on February 18, 2021).

4.4	Description of Securities
10.1
Sponsor Support Agreement, dated as of June 24, 2021, by and among Innovid Inc., ION, Sponsor and the other parties thereto (incorporated by reference to Annex G to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-258472), filed with the SEC on November 5, 2021).

10.2
Company Stockholder Support Agreement, dated as of June 24, 2021, by and between ION and the stockholders of Innovid Inc. (incorporated by reference to Exhibit 10.3 of ION’s Form 8-K (File No. 333-252440), filed with the SEC on June 29, 2021)

10.3
Form of Subscription Agreement between ION and the PIPE Investors, dated June 24, 2021 (incorporated by reference to Exhibit 10.1 of ION’s Form 8-K (File No. 333-252440), filed with the SEC on June 29, 2021).

10.4
Form of Investor Rights Agreement, by and among the Company and certain equity holders (incorporated by reference to Annex F to ION’s proxy statement/prospectus (File No. 333-258472) filed with the SEC on November 5, 2021).

10.5
Letter Agreement, dated February 10, 2021, by and among ION, ION Holdings 2, LP, and each of the officers and directors of ION (incorporated by reference to Exhibit 10.1 of ION’s Form 8-K (File No. 333-252440), filed with the SEC on February 18, 2021).

10.6
Investment Management Trust Agreement, dated February 10, 2021, between ION and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 of ION’s Current Report on Form 8-K (File No. 333-252440), filed with the SEC on February 18, 2021).

10.7
Private Placement Warrants Purchase Agreement, dated February 10, 2021, between ION and ION Holdings 2, LP (incorporated by reference to Exhibit 10.4 of ION’s Current Report on Form 8-K (File No. 333-252440), filed with the SEC on February 18, 2021).

10.8#
Form of Indemnification Agreement with Executive Officers and Directors of Innovid Corp. (incorporated by reference to Exhibit 10.8 of Innovid’s Current Report on Form 8-K (File No. 001-40048), filed with the SEC on December 6, 2021).

10.9
Form of Administrative Services Agreement between ION and ION Holdings 2, LP. (incorporated by reference to Exhibit 10.8 of ION’s Registration Statement on Form S-1 (File No. 333-251639), filed with the SEC on January 26, 2021).

10.10
Forward Purchase Agreement, dated as of January 26, 2021, by and between ION and The Phoenix Insurance Company Ltd., The Phoenix Insurance Company Ltd. (Nostro) and The Phoenix Excellence Pension and Provident Fund Ltd. (incorporated by reference to Exhibit 10.9 of ION’s Registration Statement on Form S-1 (File No. 333-251639), filed with the SEC on January 26, 2021).

10.11
Forward Purchase Agreement, dated as of January 26, 2021, by and between ION and ION Crossover Partners LP. (incorporated by reference to Exhibit 10.10 of ION’s Registration Statement on Form S-1 (File No. 333-251639), filed with the SEC on January 26, 2021).

10.12
FPA Termination and Release Agreement, dated as of June 24, 2021 by and between ION and ION Crossover Partners LP. (incorporated by reference to Exhibit 10.6 of ION’s Current Report on Form 8-K (File No. 333-252440), filed with the SEC on June 29, 2021).

10.13
FPA Termination and Release Agreement, dated as of June 24, 2021, by and between ION and The Phoenix Insurance Company Ltd., The Phoenix Insurance Company Ltd. (Nostro) and The Phoenix Excellence Pension and Provident Fund Ltd. (incorporated by reference to Exhibit 10.7 of ION’s Current Report on Form 8-K (File No. 333-252440), filed with the SEC on June 29, 2021).

10.14#	Form of Innovid Corp. Incentive Plan (incorporated by reference to Annex E to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-258472), filed with the SEC on November 5, 2021).
10.15#
Form of Innovid Corp. Employee Stock Purchase Plan (incorporated by reference to Annex D to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-258472), filed with the SEC on November 5, 2021).

10.16#
Innovid Corp. Non-employee Director Compensation program (incorporated by reference to Exhibit 10.7 of Innovid Corp’s Current Report on Form 8-K (File No. 333-252440), filed with the SEC on December 6, 2021).

10.17*	Innovid Corp. Form of Stock Option Agreement
10.18*	Innovid Corp. Form of Restricted Stock Unit Agreement
10.19*	Executive Severance Plan
10.20*	Executive Change in Control Severance Plan
21.1*	List of Subsidiaries of the Company.
23.1*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, for Innovid, Corp..
31.1*	Certification of Chief Executive Officer pursuant to Rule 13a-14(a)/15d-14(a).
31.2*	Certification of Chief Financial Officer pursuant to Rule 13a-14(a)/15d-14(a).
32.1**	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350.
32.2**	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350.
101.INS
Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
*	Filed herewith.
**	Furnished herewith.
#	Indicates management contract or compensatory plan.
Item 16. Form 10-K Summary
None.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 3, 2023.

Innovid Corp.

By:	/s/ Zvika Netter
Name: Zvika Netter
Title: Chief Executive Officer

By:	/s/ Tanya Andreev-Kaspin
Name: Tanya Andreev-Kaspin
Title: Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Zvika Netter and Tanya Andreev-Kaspin, and each of them acting alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place, and stead, in any and all capacities, to sign any or all further amendments to this Annual Report on Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on March 3, 2023.

Signature	Title	Date

/s/ Zvika Netter	Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2023
Zvika Netter

/s/ Tanya Andreev-Kaspin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 3, 2023
Tanya Andreev-Kaspin

/s/ Gilad Shany	Director	March 3, 2023
Gilad Shany

/s/ Brian Hughes	Director	March 3, 2023
Brian Hughes

/s/ Michael DiPiano	Director	March 3, 2023
Michael DiPiano

/s/ Rachel Lam	Director	March 3, 2023
Rachel Lam

/s/ Jonathan Saacks	Director	March 3, 2023
Jonathan Saacks